Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ION ACQUISITION CORP 2 LTD.,

INSPIRE MERGER SUB 1, INC.,

INSPIRE MERGER SUB 2, LLC

and

INNOVID, INC.

dated as of

June 24, 2021

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EXHIBITS

Exhibit A	–	Acquiror Restated Charter
Exhibit B	–	Acquiror Restated Bylaws
Exhibit C	–	Company Stockholder Support Agreement
Exhibit D	–	Sponsor Support Agreement
Exhibit E	–	Form of Subscription Agreement
Exhibit F	–	Investor Rights Agreement
Exhibit H	–	Form of First Certificate of Merger
Exhibit I	–	Form of Second Certificate of Merger
Exhibit J	–	Surviving Entity Certificate of Formation
Exhibit K	–	Surviving Entity Limited Liability Company Agreement
Exhibit L	–	Form of Letter of Transmittal
Exhibit M	–	Form of Secondary PSA
Exhibit O	–	Residency Declaration

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 24, 2021, by and among ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined herein)) (including, for the avoidance of doubt, such entity following the Domestication (as defined herein), “Acquiror”), Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Acquiror (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”), and Innovid, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Subs and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination (as defined herein);

WHEREAS, prior to the First Effective Time (as defined herein) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”) ;

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware in the form attached as Exhibit A (the “Acquiror Restated Charter”) and adopt bylaws in the form attached as Exhibit B hereto (the “Acquiror Restated Bylaws”);

WHEREAS, in accordance with applicable Law and in accordance with the Organizational Documents of the Acquiror: (i) immediately prior to the Domestication, each then issued and outstanding Acquiror Class B Share (as defined herein) shall convert automatically, on a one-for-one basis, into an Acquiror Class A Share (as defined herein); and (ii) immediately following the conversion described in clause (i), upon the Domestication, (x) each then issued and outstanding Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after the Domestication) (the “Domesticated Acquiror Common Stock”), (y) each then issued and outstanding whole Acquiror Warrant (as defined herein) shall convert automatically into one warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”) pursuant to the Warrant Agreement, and (z) each then issued and outstanding unit of Acquiror (the “Acquiror Units”) shall convert automatically into a unit of Acquiror (after the Domestication) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-eighth of one Domesticated Acquiror Warrant;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the Closing and following the Domestication, (x) Merger Sub 1 will merge with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation of the First Merger and becoming a wholly owned Subsidiary of Acquiror (the Company, as the surviving corporation in the First Merger, is sometimes referred to herein as the “Surviving Corporation”), (y) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) and (z) Acquiror will change its name to “Innovid Corp.”;

WHEREAS, upon the terms and subject to the conditions of this Agreement, upon the consummation of the First Merger, the Company Stockholders and Company Warrantholders shall be entitled to receive, in respect of such Person’s shares of Company Capital Stock or Company Warrants, as applicable, a portion of the Aggregate Stock Consideration (as defined herein) allocated and payable thereto in accordance with this Agreement (including the Allocation Schedule (as defined herein));

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), (i) the conversion contemplated by Section 7.11 qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and that the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Conversion/Domestication Intended Tax Treatment”), and (ii) the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Subs and the Company are parties under Section 368(b) of the Code (the “Mergers Intended Tax Treatment” and, together with the Conversion/Domestication Intended Tax Treatment, the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Specified Company Stockholders (as defined herein) has executed and delivered to Acquiror and the Company, a Company Stockholder Support Agreement in the forms attached hereto as Exhibit C (the “Company Stockholder Support Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Acquiror, the Company and certain other Persons have entered into that certain letter agreement attached hereto as Exhibit D (the “Sponsor Support Agreement”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Domesticated Acquiror Common Stock (the “PIPE Investment”) pursuant to the terms of and subject to the conditions set forth in the Subscription Agreements attached hereto as Exhibit E (each, a “Subscription Agreement” and collectively the “Subscription Agreements”), such private placement to be consummated following the Domestication and immediately prior to the First Effective Time;

WHEREAS, immediately prior to the First Effective Time, as contemplated herein, Acquiror will purchase the Secondary Sale Shares (as defined herein) from certain Company Stockholders (each, a “Secondary Selling Stockholders”, and collectively the “Secondary Selling Stockholders”) for an aggregate purchase price equal to the Secondary Sale Amount (the “Secondary Sale”) to be consummated immediately prior to the First Effective Time;

WHEREAS, the board of directors of Merger Sub 1 has approved this Agreement and the Transactions;

WHEREAS, Acquiror, as the sole stockholder of Merger Sub 1 has approved this Agreement and the Transactions;

WHEREAS, Acquiror, as the sole member of Merger Sub 2 has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers, in accordance with the Organizational Documents of Acquiror, the Cayman Islands Companies Act (As Revised) and the DGCL, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to the Acquiror Shareholders (as defined herein) the approval of the Acquiror Shareholder Matters (as defined herein) (the “Acquiror Board Recommendation”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the First Merger, in accordance with the Organizational Documents of the Company and the DGCL, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to Company Stockholders (as defined herein) the approval of the Company Stockholder Matters (as defined herein) (the “Company Board Recommendation”); and

WHEREAS, in connection with the consummation of the First Merger, Acquiror and certain other Persons shall enter into an amended and restated registration rights agreement substantially in the form attached hereto as Exhibit F (the “Investor Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“102 Trustee” shall mean ESOP Management and Trust Ltd., or any duly authorized successor thereto.

“Acquiror Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement and each other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that Acquiror or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which Acquiror or any of its Subsidiaries has any liability or with respect to which Acquiror or any of its Subsidiaries has or could reasonably be expected to have any liability, other than any plan required by applicable Law that is sponsored or maintained by a Governmental Authority.

“Acquiror Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Disclosure Schedules” means the disclosure schedules of Acquiror and Merger Subs, delivered by Acquiror to the Company concurrently with the execution of this Agreement.

“Acquiror Impairment Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the performance by any Acquiror Party of its obligations under this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, or otherwise have a material adverse effect on the Transactions.

“Acquiror Parties” means Acquiror, Merger Sub 1 and Merger Sub 2.

“Acquiror Shareholder Matters” means (i) the Domestication (including approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware), (ii) the adoption and approval of the Acquiror Restated Charter attached as Exhibit A hereto and the Acquiror Restated Bylaws attached as Exhibit B hereto (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (iii) approval of the change of Acquiror’s name to “Innovid Corp.”, (iv) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (v) approval of the issuance of shares of Domesticated Acquiror Common Stock in connection with the Domestication and the Mergers as may be required under the NYSE listing requirements (including issuance to a “related party” pursuant to the rules of the NYSE, as contemplated by the Subscription Agreements with the applicable PIPE Investors), (vi) the adoption and approval of the Acquiror Incentive Equity Plan and the Acquiror ESPP, (vii) the adoption or approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement/Registration Statement or in correspondence related thereto, (viii) the adoption and/or approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, (ix) the election of directors effective as of the Closing as contemplated by Section 8.06 and (x) the adoption and approval of a proposal for the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Shareholder Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Organizational Documents) holder of Acquiror Class A Shares to redeem all or a portion of Acquiror Class A Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including a pro rata share of any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Organizational Documents) in connection with the Acquiror Shareholder Matters.

“Acquiror Shareholders” means, as applicable, (i) prior to the Domestication, holders of Acquiror Shares or (ii) following the Domestication, holders of shares of Domesticated Acquiror Common Stock.

“Acquiror Shares” means Acquiror Class A Shares and Acquiror Class B Shares.

“Acquiror Warrant” means each warrant to purchase one Acquiror Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Action” means any action, suit, complaint, demand, claim, citation, notice of violation, audit, arbitration or other legal, judicial, regulatory or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Adjusted Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) the Secondary Sale Amount.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that, other than with respect to Section 4.26, Section 5.14, Section 5.17, Section 6.03, Section 10.02, Section 11.14, Section 11.16 and Section 11.17 and the definitions of “Affiliate Agreement” and “Stockholder Related Party,” (i) in no event shall Sponsor or any of its Affiliates be considered an Affiliate of Acquiror nor shall Acquiror be considered an Affiliate of Sponsor or any of its Affiliates, (ii) in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any Company Sponsor or any of its Affiliates or any investment fund advised, managed or otherwise affiliated with any Company Sponsor or its Affiliates nor shall any Company Sponsor, its Affiliates or any investment fund advised, managed or otherwise affiliated with any Company Sponsor or its Affiliates, be considered an Affiliate of the Company or any of its Subsidiaries, and (iii) in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any such investment fund nor shall any such portfolio company (other than the Company and its Subsidiaries) of any such investment fund be considered an Affiliate of the Company or any of its Subsidiaries.

“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Company and its Subsidiaries), stockholder, officer or director of the Company or its Subsidiaries, or a member of the immediate family of the foregoing Persons, on the other hand, except in each case, for (i) employment agreements, employee confidentiality agreements, and fringe benefits and other compensation paid to directors, officers and employees, (ii) reimbursements of expenses in the ordinary course of business incurred in connection with their employment or service, and (iii) Company Benefit Plans.

“Allocation Schedule” means distributions to the Company Equityholders of the Aggregate Stock Consideration and the Secondary Sale Amount in the order and in the amounts set forth in Exhibit G attached hereto; provided that it is understood by the Parties that Exhibit G attached to this Agreement as of the date hereof is a form thereof that does not contain all of the detail required to be set forth in the Allocation Schedule and that the final form of Allocation Schedule delivered by the Company to Acquiror at least three (3) Business Days prior to the Closing Date shall serve as the Allocation Schedule for purposes of this Agreement.

“Aggregate Stock Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to (A) the quotient obtained by dividing (i) the Adjusted Purchase Price, by (ii) $10.00, minus (B) the Aggregate Vested Option Consideration.

“Aggregate Vested Option Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the excess of (a) the number of shares that will be subject to vested Acquiror Options as of immediately after the First Effective Time (as reflected on the Option Conversion Schedule) over (b) (i) the aggregate exercise price of all vested Acquiror Options that will be outstanding as of immediately after the First Effective Time (as reflected on the Option Conversion Schedule) divided by (ii) 10.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, and any other applicable U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, and (b) the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act (Pub. L. No. 107-56), and the Bank Secrecy Act (31 U.S.C. §§ 5311-5332), and any other applicable U.S. and non-U.S. Laws related to money laundering, including financial recordkeeping and reporting requirements mandated by such Laws.

“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, as in effect on the date hereof.

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all freely usable cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption and payment of deferred underwriting commissions and taxes payable on interest earned), plus (ii) the aggregate amount of net cash proceeds that have been funded to, or that will be funded concurrently with the occurrence of the Closing (solely to the extent actually funded), and remains with, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Base Purchase Price” means $1,007,000,000.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Combination Proposal” has the meaning set forth in the definition of “Acquiror Shareholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and the Consolidated Appropriations Act of 2021, each as amended, or any similar applicable federal, state or local applicable Law (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Code” means the Internal Revenue Code of 1986.

“Company Award” means as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries of rights of any kind to receive any Equity Security of the Company under any Company Incentive Plan that is outstanding.

“Company Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement and each other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that the Company or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which the Company or any of its Subsidiaries has any liability or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability, other than any plan required by applicable Law that is sponsored or maintained by a Governmental Authority.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules of the Company and its Subsidiaries, delivered by the Company to Acquiror concurrently with the execution of this Agreement.

“Company Equityholders” means, collectively, the Company Stockholders, the Company Optionholders and the Company Warrantholders.

“Company Incentive Plan” means (a) the Innovid, Inc. Global Share Incentive Plan (2008), as amended (including its Appendix – Israeli Taxpayers), and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company and its Subsidiaries of rights of any kind to receive Equity Securities of the Company and its Subsidiaries or benefits measured in whole or in part by reference to Equity Securities of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence, effect or circumstance whether known or unknown, that, individually or in the aggregate, has, would or reasonably would be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Company and its Subsidiaries (taken as a whole); provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries under clause (ii) of this definition: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other Governmental Authority) relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company or its Subsidiaries or any of their respective customers operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID- 19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any other COVID-19 Measures, or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company or its Subsidiaries resulting therefrom (provided that this clause (e) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representation or warranty set forth in Section 4.04, Section 4.14(e), and Section 4.19(c) and the conditions in Section 9.02 related thereto); (f) any action taken or not taken at the written request of Acquiror; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) any action taken by Acquiror, the Sponsor or any of their respective Affiliates; or (k) any matter to which Acquiror has consented in writing; provided that, in the case of clauses (a), (b), (c), (d), (g) or (h) above, such change, event, occurrence, effect or circumstance may be taken into account to the extent (but only to the extent) that any such change, event, occurrence, effect or circumstance has a disproportionate and adverse effect on the business, assets, liabilities, financial condition and results of operations of the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate; provided that in determining whether a Company Material Adverse Effect has occurred or would occur, any rights to proceeds from insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to the Company or its Subsidiaries shall be taken into account solely to the extent that such proceeds have been actually paid to the Company or its Subsidiaries (net of all reasonable costs and expenses incurred by the Company or its Subsidiaries in recovering such proceeds), or, with respect to such insurance, the carrier has acknowledged in writing that such events or occurrences give rise to a covered claim under the applicable insurance policy.

“Company Option” means, as of any determination time, an option to purchase shares of Company Common Stock that is outstanding and unexercised, granted under a Company Incentive Plan. For the avoidance of doubt, Company Options shall not include any Company Warrants.

“Company Optionholder” means each Person who holds a Company Option as of immediately prior to the First Effective Time.

“Company Preferred Stock” means, collectively, (i) each issued and outstanding share of Series A Preferred Stock, par value $0.001 per share, (ii) each issued and outstanding share of Series A-1 Preferred Stock, par value $0.001 per share, (iii) each issued and outstanding share of Series B Preferred Stock, par value $0.001 per share, (iv) each issued and outstanding share of Series B-1 Preferred Stock, par value $0.001 per share, (v) each issued and outstanding share of Series B-2 Preferred Stock, par value $0.001 per share, (vi) each issued and outstanding share of Series C Preferred Stock, par value $0.001 per share, (vii) each issued and outstanding share of Series D Preferred Stock, par value $0.001 per share, (viii) each issued and outstanding share of Series E Preferred Stock, par value $0.001 per share, and (ix) each issued and outstanding share of Series F Preferred Stock, par value $0.001 per share, of the Company.

“Company Sponsors” means each of Amos and Daughters Investments and Properties Ltd., Cerca Partners L.P., Cisco Systems Inc., Genesis Partners III L.P., Goldman Sachs & Co. LLC, Ibex Israel Fund LLLP, Lauderdale GMBH & CO.KG, NewSpring Growth Capital III, L.P., Sequoia Capital Israel IV Holdings L.P., Silicon Valley Bank, TriplePoint Capital LLC, Vintage Co-Investment Fund I (Cayman) L.P., Vintage Co-Investment Fund I (Israel) L.P., Vintage Secondary Fund II (Cayman) L.P., Vintage Secondary Fund II (Israel) L.P., Vintage Secondary Fund III (Cayman) L.P., Vintage Secondary Fund III (Israel) L.P., and Zohar Gilon Ltd.

“Company Stockholder” means each Person who holds one or more shares of Company Capital Stock as of immediately prior to the First Effective Time.

“Company Stockholder Matters” means the adoption of this Agreement and the approval of the First Merger, by the affirmative vote or written consent of (a) the holders of a majority of the outstanding Company Common Stock and (b) the holders of a majority of the outstanding Company Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis), in accordance with Section 251 of the DGCL and the applicable Organizational Documents of the Company.

“Company Warrant” means warrants to purchase any shares of Company Capital Stock.

“Company Warrantholder” means each Person who holds Company Warrants as of immediately prior to the First Effective Time.

“Competition Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, the Directorate General for Competition of the European Commission, and any other Governmental Authority that enforces Competition Laws in the jurisdictions set forth on Schedule 8.01(a) of the Company Disclosure Schedules.

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair Competition Laws.

“Confidential Information” has the meaning specified in the Confidentiality Agreement.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any contract, agreement, license, lease, note, indenture, mortgage, warrant, loan, instrument, obligation or other commitment, in each case, that is legally binding on the Person in question (including all amendment, supplements and modifications thereto).

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, linked in or to, or used or distributed with such software subject to such license, as a result of the manner of such use, modification, distribution, incorporation, derivation or linking, as applicable, by the Company or any Subsidiary of the Company, (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Credit Facility” means the Amended and Restated Loan and Security Agreement, dated of December 26, 2018, by and between the Company and Silicon Valley Bank.

“Data Protection Requirements” means, collectively, all applicable Laws and external Company policies relating to privacy, data security, data protection and the processing of Personal Data, including the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), the Children’s Online Privacy Protection Act (COPPA), Regulation (EU) 2016/679 and any Laws implementing that Regulation, the UK Data Protection Act 2018 and the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) or worker and public health and safety (solely to the extent related to exposure to Hazardous Materials), including those related to the manufacture, generation, use, storage, distribution, transport, importing, labeling, handling, Release, or cleanup of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, subscriptions, options or other rights (including preemptive rights) to subscribe for, purchase or acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock, or other voting securities of, or other ownership interests in, such Person, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities, profit participation, equity-based awards, or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, each business or entity that is a member of a “controlled group of corporations” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c), or (m) of the Code or Section 4001(b)(1) of ERISA, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Benefit Plan” means each Company Benefit Plan maintained by the Company and its Subsidiaries for its current or former employees, officers, directors, owners or other individual service providers located outside of the United States.

“Fraud” means with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if such Party had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosures Schedules or the Acquiror Disclosure Schedules, as applicable, and such misrepresentation was made with the actual intention of deceiving the other Party who is relying on such representation or warranty. For the avoidance of doubt, and notwithstanding anything to the contrary, “Fraud” shall not include any fraud claims based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, verdict, subpoena, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum or any fraction thereof, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names and trade dress, slogans, indicia of origin, and all registrations, applications and renewals in connection therewith and all goodwill symbolized by the foregoing, (iii) copyrights, any other intellectual property rights in works of authorship, and all registrations and applications in connection therewith, (iv) internet domain names and social media handles, (v) intellectual property rights in software, computer applications, source codes and object codes, and (vi) trade secrets, and any other intellectual property rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Intellectual Property Registrations” means all Intellectual Property that is issued by or registered or applied-for with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain name registrations and copyright registrations, issued and reissued patents, and pending applications for any of the foregoing, in each case, that is included in Owned Intellectual Property.

“Intervening Event” means a material change, occurrence, or development that (i) has a material adverse effect on the Company and its Subsidiaries (taken as a whole) and (ii) was not known, or reasonably foreseeable, to the board of directors of Acquiror as of or prior to the date hereof; provided, however, that, notwithstanding anything herein or otherwise to the contrary, none of the following (or the result, consequences or effect of any of the following), each individually or when taken together, shall constitute, or be taken into account in determining whether there has been or will be, an Intervening Event: (i) any change in the price or trading volume of capital stock of Acquiror, (ii) any alternative transaction(s) to the Transactions (including any SPAC Alternative Transactions), or the making or anticipated proposal thereof, (iii) any other market reaction (including by analysts, Acquiror actual or prospective equityholders, the media or otherwise) to the Transactions, or (iv) any other change, event, occurrence, effect or circumstance that is excluded when determining whether a Company Material Adverse Effect has occurred or would be expected to occur pursuant to the definition thereof.

“IT Systems” means all software, computer and information technology systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned, used or controlled by or for the business of the Company or any of its Subsidiaries.

“ITA” means the Israel Tax Authority.

“ITO” means the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, right- of-way, charge, security interest, preemptive right, collateral assignment, option, right of first refusal, or other lien of any kind (other than, in the case of a security of a Person, (x) any restriction on transfer of such security arising under securities Laws or (y) restrictions under the Organizational Documents of the applicable Person).

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Named Parties” means with respect to this Agreement, the Parties.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Software” means any (a) software licensed or distributed as free software, open source software, or under similar licensing or distribution models, or (b) software that requires as a condition of use, modification or distribution that such software, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft License, Common Public License, the Artistic License (e.g., PERL), BSD, MIT, the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), Affero General Public License (AGPL), the Sun Industry Source License (SISL) and the Apache Software License.

“Option Conversion Schedule” means a schedule in the form attached hereto as Exhibit N setting forth the number of shares subject to, and the exercise price of, the vested and unvested Acquiror Options to be delivered to each holder of Company Options pursuant to Section 3.05(a), to be delivered by the Company to Acquiror at least three (3) Business Days prior to the Closing Date.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example (and without limitation), the “Organizational Documents” of a corporation are its certificate of incorporation and by- laws, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Organizational Documents” of a limited liability company are its operating agreement and certificate of formation and the “Organizational Documents” of an exempted company are its memorandum and articles of association.

“Owned Intellectual Property” means all Intellectual Property that is owned (or purported to be owned) by the Company or its Subsidiaries, individually or jointly with others.

“Paycheck Protection Program” means the Paycheck Protection Program from the U.S. Small Business Administration in connection with the CARES Act.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of, or materially impair the value of, such real property affected thereby, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, such real property, (vi) non-exclusive licenses of Intellectual Property granted to customers entered into in the ordinary course of business consistent with past practices, (vii) Liens securing the Credit Facility, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet, (ix) Liens that would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, (x) the interests of third party landlord’s and sublandlord’s under leases, subleases and similar agreements with respect to the Leased Real Property, and (xi) Liens described on Schedule 1.01(a) of the Company Disclosure Schedules.

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Data” means any information relating to an identified or identifiable natural person, and is defined as “personal data” or “personal information” under Data Protection Requirements.

“PPP Loan” means the U.S. Small Business Administration Paycheck Protection Program Note, by and between Silicon Valley Bank and the Company, dated April 21, 2020.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or other release into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Shareholder Approval” means the approval of the Acquiror Shareholder Matters by the affirmative vote of the holders of the requisite number of Acquiror Shares entitled to vote thereon as described in Section 5.02(b), whether in person or by proxy at the Acquiror Shareholders’ Meeting (or any adjournment thereof), in accordance with Acquiror’s Organizational Documents and applicable Law.

“Restricted Payments” means any of the following: (i) any dividend or distribution or any similar payments (whether in cash, stock or property or any combination thereof) declared, paid or made by the Company in respect of its Equity Securities; (ii) any payments made by the Company or its Subsidiaries to any Stockholder Related Parties including in respect of management fees, monitoring fees, transaction advisory fees, supervisory or stockholder’s fees, or other similar fees; (iii) redemption, repurchase or repayment of Equity Securities of the Company other than redemptions of the Company Options or Company Warrants, or conversion thereof into other Equity Securities of the Company, in each case, in accordance with the terms thereof; (iv) any payments made by the Company or any of its Subsidiaries to a third-party to the extent made to discharge, indemnify or guaranty a liability or obligation of any Stockholder Related Party that is not otherwise a liability of the Company or its Subsidiaries; or (v) any bonus, incentive, retention, change in control, transaction-based or discretionary payment or right or other compensation or benefit (regardless of whether related to the Transactions contemplated by this Agreement or otherwise) (including, without duplication, Taxes payable by the payor of such amounts in connection with the payment of such amounts) to either (x) the directors of the Company or (y) officers of the Company or its Subsidiaries. Notwithstanding anything to the contrary, in no event shall “Restricted Payments” include (1) payments to any (A) portfolio company of any investment fund affiliated with, advised or managed by any Company Sponsor or any of its Affiliates, or (B) limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Company Sponsor or any of its Affiliates, or any of the respective Affiliates of any such limited partners or investors, in each case to the extent such payments constitute compensation for services or products provided by such Persons to the Company or any of its Subsidiaries, (2) any amounts payable to the Stockholder Related Parties as director fees or director or officer expense reimbursement in amounts and frequency made in the ordinary course of business consistent with past practice (or any other reasonable and customarily reimbursable fees and expenses of any director or officer), (3) any payment by the Company or its Subsidiaries in respect of salary or other ordinary course compensation, reimbursement or advancement of reasonable expenses, or other benefits due to an individual in his or her capacity as a director, officer, employee or other service provider of the Company or its Subsidiaries, in the ordinary course of business consistent with past practice, (4) transaction bonuses and change in control payments payable to officers of the Company or any of its Subsidiaries in the aggregate amount set forth in Schedule 1.01(b)(i) of the Company Disclosure Schedules, (5) any payments (including in respect of interest, expense reimbursement, indemnities or otherwise) made pursuant to the terms of the Contracts governing the Credit Facility or other indebtedness of the Company or its Subsidiaries (whether paid directly to the counterparties to such Contracts or indirectly through or by any Stockholder Related Parties), or (6) any payments as set forth on Schedule 1.01(b)(ii) of the Company Disclosure Schedules.

“Sanctioned Country” means any country or territory that is the subject or target of a comprehensive embargo under Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is (or was at the relevant time) (i) the subject or target of Sanctions Laws or Trade Control Laws, (ii) listed on any restricted or prohibited party list under Sanctions Laws or Trade Control Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, OFAC’s Non-SDN Communist Chinese Military Companies List, BIS’ Entity List, BIS’ Denied Persons List, BIS’ Unverified List, the UN Security Council Consolidated List, UK Consolidated Financial Sanctions List, and the EU Consolidated List; (iii) incorporated, organized, located, or resident in a Sanctioned Country; or (iv) any Person owned or controlled by Person(s) described under clauses (i), (ii) or (iii).

“Sanctions Laws” means economic or trade sanctions Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), Her Majesty’s Treasury of the United Kingdom, the European Union, the United Nations Security Council or other applicable Governmental Authorities.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Sale Amount” means an amount determined by the Company prior to the Closing; provided that such amount shall not be greater than (i) the Available Closing Acquiror Cash minus (ii) $150,000,000; provided, further, that, for the avoidance of doubt, if the Available Closing Acquiror Cash equals or is less than $150,000,000, the Secondary Sale Amount shall equal zero (0).

“Secondary Sale Shares” means such number and type of shares of Company Capital Stock determined by the Company, and treated, in connection with the Closing, as set forth in this Agreement.

“Section 102 Shares” means shares of Company Common Stock that have been issued upon the exercise of any Company 102 Options and are held by the 102 Trustee pursuant to the Israeli Tax Ordinance.

“Section 102 Options” means Company Options granted under Section 102 of the Israeli Tax Ordinance.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign Governmental Authority and the rules and regulations promulgated thereunder.

“Specified Company Stockholder” means each Company Stockholder set forth on Schedule 1.01(c) of the Company Disclosure Schedules.

“Sponsor” means ION Holdings 2, LP, a Cayman Islands exempted limited partnership.

“Sponsor Side Letter” means that certain letter, dated February 10, 2021, by and among the Acquiror, the Sponsor and certain of the directors and officers of the Acquiror signatories thereto.

“Stockholder Related Party” means (i) the Company Stockholders or (ii) any Affiliate of the Company Stockholders other than the Company and its Subsidiaries.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, in each case imposed by any Governmental Authority, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means (a) all U.S. and non-U.S. Laws relating to customs or import Laws, export control and trade Laws, including the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws administered by U.S. Customs and Border Protection; and (b) U.S. Antiboycott Laws.

“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Investor Rights Agreement, the Acquiror Restated Charter, the Acquiror Restated Bylaws, the Company Stockholder Support Agreements, the Secondary PSA, the Confidentiality Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Domestication, the PIPE Investment, the Secondary Sale and the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Valid Withholding Certificate” means a valid certificate or ruling issued by the Israel Tax Authority in form and substance reasonably acceptable to the Paying Agent, the Company and Acquiror: (a) exempting from the duty to withhold Israeli Taxes with respect to the applicable payment; (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment; or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment. A ruling, or interim ruling, issued by ITA under Section 104H or Section 102 of the ITO, providing (among other things) an exemption from Israeli Tax withholding, shall be considered a Valid Withholding Certificate.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law.

“Warrant Agreement” means the Warrant Agreement, dated as of February 10, 2021, by and between Acquiror and the Trustee.

“Willful Breach” means, with respect to a Party, a material breach of a representation, warranty, covenant or agreement set forth in this Agreement, as applicable, that is the consequence of a willful and intentional act or omission by such Party with the actual knowledge of such Party that such act or omission would result in such a material breach.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to Acquiror,” “delivered to Acquiror”, “furnished to Acquiror,” “made available to Acquiror” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to Acquiror no later than 5:00 p.m. on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Datasite that has been set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) all references to “or” shall be construed in the inclusive sense of “and/or.”

Section 1.03 Table of Defined Terms.

Term	Section
“104H Tax Rulings”	Section 3.04(c)
“Acquiror”	Preamble
“Acquiror Board Recommendation”	Recitals

Term	Section
“Acquiror Designated Person”	Section 11.17(a)
“Acquiror ESPP”	Section 7.07
“Acquiror Incentive Equity Plan”	Section 7.07
“Acquiror Preferred Stock”	Section 5.11(a)
“Acquiror Prior Counsel”	Section 11.17
“Acquiror Restated Bylaws”	Recitals
“Acquiror Restated Charter”	Recitals
“Acquiror Shareholders’ Meeting”	Section 8.02(d),
“Additional Financial Statements”	Section 6.04
“Agreement”	Preamble
“Alternative Transaction Structure”	Section 2.06(b)
“Audited Financial Statements”	Section 4.08(a)
“CBA”	Section 4.13(a)(viii)
“Certificate of Domestication”	Section 2.01
“Change in Recommendation”	Section 7.10(a)
“Closing”	Section 3.03(a)
“Closing Date”	Section 3.03(a)
“Closing Press Release”	Section 8.05(c)
“Company”	Preamble
“Company Alternative Transaction”	Section 8.03(a)
“Company Board Recommendation”	Recitals
“Company Designated Person”	Section 11.17(a)
“Company Permits”	Section 4.12
“Company Prepared Returns”	Section 8.04(e)
“Company Stockholder Approval”	Section 6.09
“Company Stockholder Support Agreement”	Recitals
“Confidentiality Agreement”	Section 11.09
“Consideration Issuance”	Section 3.02(c)
“Consideration Period”	Section 7.10(b)
“Conversion/Domestication Intended Tax Treatment”	Recitals
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail Policy”	Section 7.01(c)
“Designated Person”	Section 11.17(a)
“DGCL”	Recitals
“DLLCA”	Recitals
“Dissenting Shares”	Section 3.06
“Domesticated Acquiror Common Stock”	Recitals
“Domesticated Acquiror Unit”	Recitals
“Domesticated Acquiror Warrant”	Recitals
“Domestication”	Recitals
“Domestication Effective Time”	Section 2.01
“Electing Payees”	Section 3.04(c)
“Enforceability Exceptions”	Section 4.03
“Exchange Agent”	Section 3.02(a)
“Existing Representation”	Section 11.17(a)
“Financial Statements”	Section 4.08(a)
“First Certificate of Merger”	Section 2.02
“First Effective Time”	Section 2.02
“First Merger”	Recitals

Term	Section
“Insurance Policies”	Section 4.17
“Intended Tax Treatment”	Recitals
“Interim 104H Tax Ruling”	Section 3.04(c)
“Interim Financial Statements”	Section 4.08(a)
“Interim Period”	Section 6.01
“Intervening Event Notice”	Section 7.10(b)
“Investor Rights Agreement”	Recitals
“Israeli Payees”	Section 3.04(c)
“Leased Real Property”	Section 4.18(a)
“Letter of Transmittal”	Section 3.02(b)
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Mergers”	Recitals
“Mergers Intended Tax Treatment”	Recitals
“Most Recent Balance Sheet”	Section 4.08(a)
“NIS”	Section 3.04(b)
“Non-Recourse Party”	Section 11.14
“Options Tax Ruling”	Section 3.04(c)
“Party”	Preamble
“Payee”	Section 3.04(a)
“Paying Agent”	Section 3.04(b)
“PCAOB Financial Statements”	Section 6.04
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 5.13
“PIPE Investors”	Section 5.13
“Post-Closing Matter”	Section 11.17(a)
“Post-Closing Representations”	Section 11.17(a)
“Pre-Closing Designated Persons”	Section 11.17(b)
“Pre-Closing Privileges”	Section 11.17(b)
“Prior Counsel”	Section 11.17(a)
“Privileged Materials”	Section 11.17(c)
“Proxy Statement”	Section 8.02(a)
“Proxy Statement/Registration Statement”	Section 8.02(a)
“Real Property Leases”	Section 4.18(a)
“Registration Statement Effective Date”	Section 8.02(a)
“Registration Statement Securities”	Section 8.02(a)
“Residency Declaration”	Section 3.04(b)
“SEC Reports”	Section 5.08(a)
“Second Certificate of Merger”	Section 2.02
“Second Effective Time”	Section 2.02
“Second Merger”	Recitals
“Secondary PSA”	Section 3.03(b)
“Secondary Sale”	Recitals
“Secondary Selling Stockholder”	Recitals
“SPAC Alternative Transaction”	Section 8.03(b)
“Specified Contracts”	Section 4.13(a)
“Specified Payee”	Section 3.04(b)
“Specified Representations”	Section 9.02(a)(i)
“Sponsor Support Agreement”	Recitals
“Subscription Agreement”	Recitals

Term	Section
“Surviving Corporation”	Recitals
“Surviving Entity”	Recitals
“Termination Date”	Section 10.01(c)
“Top Customer”	Section 4.24(a)
“Top Supplier”	Section 4.24(b)
“Transaction Litigation”	Section 8.01(f)
“Transfer Taxes”	Section 8.04(d)
“Trust Account”	Section 5.06(a)
“Trust Agreement”	Section 5.06(a)
“Trustee”	Section 5.06(a)
“Withholding Drop Date”	Section 3.04(b)

Section 1.04 Equitable Adjustments. Without limiting anything contained in this Agreement (including Section 6.01(i), Section 6.01(j) and Section 7.02(a)(ii)), if, between the date of this Agreement and the Closing, the outstanding shares of Company Capital Stock or Acquiror Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split or combination or exchange of shares, then any number or amount contained herein which is based upon the number of shares of Company Capital Stock or Acquiror Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Capital Stock or the holders of Acquiror Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, this Section 1.04 shall not be construed to permit any Acquiror Party or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to (i) the issuance of Acquiror Shares pursuant to the Subscription Agreements or (ii) the conversion of Acquiror Shares into Domesticated Acquiror Common Stock.

Section 1.05 Knowledge. As used herein, (i) the phrase “to the Knowledge of” or “the Knowledge of” the Company shall mean the knowledge of the individuals identified on Schedule 1.05(a) of the Company Disclosure Schedules and (ii) the phrase “to the Knowledge” or “the Knowledge of” Acquiror shall mean the knowledge of the individuals identified on Schedule 1.05(b) of the Acquiror Disclosure Schedules, in each case, as such individuals would have actually acquired in the exercise of a reasonable inquiry of his, her or their direct reports, prior to the date of this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Mergers; Domestication.

(a) After all of the conditions set forth in Article IX have been satisfied or waived (other than Section 9.03(g) (Domestication) and those conditions that by their terms or nature are to be satisfied at the Closing), but no later than one day prior to the Closing Date, Acquiror shall change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the Companies Act and (ii) continuing and domesticating as a Delaware corporation pursuant to and in accordance with Section 388 of the DGCL. Acquiror will effect the Domestication by (A) filing all applicable notices, undertakings and other documents required to be filed, in form and substance reasonably satisfactory to the Company, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act and in accordance therewith and (B) filing a certificate of corporate domestication, in form and substance reasonably acceptable to the Company (the “Certificate of Domestication”), and the Acquiror Restated Charter simultaneously with the Delaware Secretary of State in accordance with Section 388 of the DGCL. The Domestication shall become effective under the DGCL at the time the Certificate of Domestication and the Acquiror Restated Charter are accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by the Company and Acquiror and specified in each of the Certificate of Domestication and the Acquiror Restated Charter. The time at which the Domestication actually becomes effective under the DGCL is referred to herein as the “Domestication Effective Time”. At the Domestication Effective Time, the Organizational Documents of Acquiror shall be amended and restated such that (i) the Acquiror Restated Charter shall be the certificate of incorporation of Acquiror until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the DGCL and (ii) the Acquiror Restated Bylaws shall be the bylaws of Acquiror until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the Acquiror Restated Charter and the DGCL. At the First Effective Time, the Acquiror Restated Charter shall be amended to change Acquiror’s name to “Innovid Corp.”.

(b) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub 1 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned Subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(c) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and DLLCA, the Surviving Corporation shall be merged with and into Merger Sub 2, following which the separate corporate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned Subsidiary of Acquiror (provided that references to the Company for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, following the Domestication and at the Closing, Merger Sub 1 shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit H attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”). On the terms and subject to the conditions set forth herein, immediately following the consummation of the First Merger, Merger Sub 2 shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit I attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA, and the time of such filing will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”).

Section 2.03 Effect of the Mergers. The effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 1 and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation. The effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 2 and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.04 Organizational Documents. At the First Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 1 as in effect immediately prior to the First Effective Time (with such changes as may be agreed in writing by Acquiror and the Company) and, as so amended, such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time substantially in the forms attached as Exhibits J and K hereto shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended as provided therein and under the DLLCA, in each case subject to the obligations set forth in Section 7.01. The certificate of incorporation and bylaws of Acquiror as of immediately prior to the First Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the First Effective Time, until thereafter amended as provided therein and under the DGCL, in each case subject to the obligations set forth in Section 7.01.

Section 2.05 Directors and Officers of Surviving Corporation, Surviving Entity and Acquiror.

(a) Immediately after the First Effective Time, the individuals who were the board of directors of the Company shall be installed as the board of directors of the Surviving Corporation and the officers of the Company immediately prior to the First Effective Time shall be the officers of the Surviving Corporation.

(b) Immediately after the Second Effective Time, the individuals who were the officers of the Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving Entity.

(c) From and after the Second Effective Time, the Persons identified as the initial post- Closing directors of Acquiror in accordance with the provisions of Section 8.06 shall be the directors of Acquiror, each to hold office in accordance with the Organizational Documents of Acquiror (as in effect following the Domestication). Acquiror shall take all actions necessary to effect the foregoing.

Section 2.06 Further Assurances.

(a) If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub 1, the Parties and their respective directors, officers and members are fully authorized in the name of the applicable Party or its successor or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2, the Parties and their respective directors, officers and members are fully authorized in the name of the applicable Party or its successor or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, after the date hereof but prior to receipt of the Required Acquiror Shareholder Approval, the Company and Acquiror mutually determine (acting reasonably and in good faith) that the Mergers may result in material tax liabilities on the Company and its Subsidiaries, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to minimize such tax liabilities and any other expenses that may be incurred in connection with the Alternative Transaction Structure; provided, that no Alternative Transaction Structure shall (i) alter or change the amount, kind or allocation of the Aggregate Stock Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of any of the Parties pursuant to this Agreement or their respective shareholders or warrantholders, (iii) materially impede or delay the receipt of any consents or approvals of or the completion of any filings or registrations with any Governmental Authority in connection with the Transactions, or (iv) materially impede or delay consummation of the Transactions.

ARTICLE III

MERGER CONSIDERATION; CLOSING

Section 3.01 Conversion of Securities.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock, in each case, that is issued and outstanding immediately prior to the First Effective Time (other than (i) any shares of Company Capital Stock subject to Company Awards (which shall be subject to Section 3.05(a)), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), (iii) Dissenting Shares and (iv) Secondary Sale Shares), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Stock Consideration as determined pursuant to Section 3.01(c). At the First Effective Time, all Company Capital Stock that have been converted into a right to receive the applicable portion of the Aggregate Stock Consideration as provided in this Section 3.01(a) shall no longer be outstanding, shall be extinguished automatically and shall cease to exist, and each former holder of such Company Capital Stock that were outstanding immediately prior to the First Effective Time will cease to have any rights with respect to such shares of Company Capital Stock, except for the right to receive the applicable portion of the Aggregate Stock Consideration as determined pursuant to Section 3.01(c).

(b) At the First Effective Time, each issued and outstanding share of common stock of Merger Sub 1 shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the First Effective Time. From and after the First Effective Time, all certificates representing the common stock of Merger Sub 1 (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Each holder of shares of Company Capital Stock as of immediately prior to the First Effective Time (other than in respect of (w) Secondary Sale Shares, (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.05(a)) shall be entitled to receive a portion of the Aggregate Stock Consideration (i) based upon the applicable liquidation preferences and other rights, preferences and privileges of such class or series of the Company Capital Stock as set forth in the Company’s Organizational Documents, and (ii) allocated in accordance with and subject to the Allocation Schedule, with fractional shares rounded down to the nearest whole share.

(d) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the First Merger.

(e) At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person, (i) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be cancelled and automatically extinguished without any conversion thereof or payment therefor and (ii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity.

Section 3.02 First Merger Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint Acquiror’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Stock Consideration to the Company Stockholders and Company Warrantholders.

(b) The Company (if prior to the Closing) or Acquiror (if after the Closing) shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the First Effective Time a letter of transmittal and instructions substantially in the form attached to this Agreement as Exhibit L or such other form reasonably acceptable to the Company and Acquiror (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper surrender of the underlying shares to the Exchange Agent in customary form) for use in such exchange (each, a “Letter of Transmittal”).

(c) Simultaneously with the First Effective Time, Acquiror shall issue and deliver to the Exchange Agent (for distribution to the Company Stockholders and the Company Warrantholders in accordance with the term of this Agreement (including the Allocation Schedule) the Aggregate Stock Consideration, which such shares shall be newly and validly issued, credited as fully paid, rank pari passu in all respects with the other shares of Domesticated Acquiror Common Stock and be free and clear of any Liens (the “Consideration Issuance”). The Aggregate Stock Consideration so issued will be delivered in book entry form.

(d) Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Stock Consideration pursuant to Section 3.01(c) shall be entitled to receive such portion of the Aggregate Stock Consideration pursuant to Section 3.01(c), upon receipt by the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share of Company Capital Stock.

(e) Each Company Warrantholder shall be entitled to receive such portion of the Aggregate Stock Consideration pursuant to Section 3.05(b) and allocated in accordance with and subject to the Allocation Schedule, upon receipt of such documents as may reasonably be requested by the Company. No interest shall be paid or accrued upon the transfer of any share.

(f) Promptly following the one-year anniversary of the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Stock Consideration that remains unclaimed following the one-year anniversary of the Closing Date shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the First Effective Time that has not exchanged such Company Capital Stock for the applicable portion of the Aggregate Stock Consideration in accordance with this Section 3.02 prior to the date that is the one-year anniversary of the Closing Date may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Stock Consideration as set forth in Section 3.01(c) without any interest thereupon. None of Acquiror, Merger Subs, the Company, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Stock Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.03 Closing; Secondary Sale.

(a) Subject to the terms and conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020 or electronically by the mutual exchange of electronic signatures (including portable document format on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At the Closing, immediately prior to the First Effective Time, Acquiror shall purchase from each Secondary Selling Stockholder the Secondary Sale Shares, for an aggregate purchase price equal to the Secondary Sale Amount in connection with the Secondary Sale. The Secondary Sale shall be effected pursuant to purchase and sale agreements, between Acquiror and the Selling Shareholders, each substantially in the form attached hereto as Exhibit M (the “Secondary PSA”). The Company, in its sole discretion, shall designate the Secondary Selling Stockholders and the number of Secondary Sale Shares to be sold by each such Secondary Selling Stockholder in the Secondary Sale. Acquiror shall duly execute and deliver to the Company each such Secondary PSA prior to the Closing Date.

(c) At the Closing, and simultaneously with the First Effective Time, Acquiror shall effect the Consideration Issuance.

(d) For the avoidance of doubt, the Closing, the First Effective Time and the Second Effective Time shall occur after the completion of the Domestication.

Section 3.04 Withholding Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Subs, the Company, the Surviving Corporation, the Surviving Entity, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person (such Person, a “Payee”), any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, prior to making any such deduction or withholding in respect of amounts payable to any Company Equityholders (other than any deduction or withholding (i) in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes, (ii) in respect of backup withholding under Section 3406 of the Code or (iii) attributable to the Company’s failure to deliver the certification required under Section 6.05), Acquiror shall use reasonable best efforts to provide the applicable Company Equityholder a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings, and shall reasonably cooperate with such Company Equityholder to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Mergers treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

(b) Notwithstanding the provisions of Section 3.04(a), solely with respect to any Payee who is entitled to payments under this Agreement and (i) did not execute a declaration regarding its non- Israeli tax residence, in the form attached hereto as Exhibit O (a “Residency Declaration”), and (ii) did not provide a Valid Withholding Certificate, prior to the Closing Date (each, a “Specified Payee”), the consideration payable hereunder to such Specified Payee will be deposited with, and retained by, the a paying agent designated by the Company with reasonable consent of Acquiror (if so agreed, the 102 Trustee may also serve as the paying agent) (the “Paying Agent”) for the benefit of such Specified Payee for a period of up to 180 days from the Closing Date, or an earlier date requested in writing by the relevant Specified Payee (the “Withholding Drop Date”), and during which time unless otherwise requested by the ITA no payments shall be made to such Specified Payee and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time such Specified Payee may provide a Residency Declaration or may obtain a Valid Withholding Certificate. In the event that no later than five (5) Business Days prior to the applicable Withholding Drop Date a Specified Payee submits a Residency Declaration or Valid Withholding Certificate then the Paying Agent shall release the payment to such Specified Payee in full, in the case a Residency Declaration is delivered by such Specified Payee, or, in the case a Valid Withholding Certificate is delivered by such Payee, act in accordance with such Valid Withholding Certificate (and in each such case, such Specified Payee shall no longer be considered a Specified Payee for the purpose of this Agreement). If a Specified Payee (A) does not provide the Paying Agent with a Residency Declaration or a Valid Withholding Certificate by no later than five (5) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Paying Agent to release his, her or its portion of the applicable payment prior to the Withholding Drop Date and fails to submit a Residency Declaration or a Valid Withholding Certificate at or before such time, then the amount of Israeli Tax to be withheld from such Specified Payee’s applicable payment shall be calculated according to the applicable withholding rate and such amount will be calculated in New Israeli Shekels (“NIS”) based on the most-recent US$:NIS exchange rate known on the date the payment is actually made to such Specified Payee, which amount shall be timely delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall pay to such Specified Payee the balance of the payment due to such Specified Payee that is not so withheld. Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient. The Paying Agent will provide the Company and Acquiror prior to the Closing Date with an undertaking as required under Section 6.2.4.3 of the Israeli Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates).

In the event that the Paying Agent holds insufficient cash funds in order to discharge the Israeli withholding tax, the Paying Agent may take any required action, in its reasonable discretion, in order to fulfill its obligation to withhold Israeli Tax as provided herein and subject to the terms hereof, including selling sufficient stock of Acquiror held by the Paying Agent for the benefit of such Specified Payee (out of the consideration paid hereunder and deposited with the Paying Agent) for the purposes of using the proceeds of such sale to pay any Israeli tax obligation, but subject to prior written notice to the relevant Specified Payee.

(c) Following the date hereof, the Company or Payees who have not provided Residency Certificates (“Israeli Payees”) may, in the Company’s sole direction, prepare and file with the ITA an application for a ruling permitting any the Israeli Payees who elect to become a party to such a tax ruling (the “Electing Payees”), to defer any applicable Israeli tax with respect to any consideration in Domesticated Acquiror Common Stock that such Electing Payee will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Domesticated Acquiror Common Stock by such Electing Payee or such other date set forth in Section 104H of the Israeli Income Tax Ordinance (“104H Tax Ruling”). Acquirer shall reasonably cooperate with the Company and the Electing Payees and their respective counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling or an interim approval confirming, among other matters, that Acquiror and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to an Electing Payees (“Interim 104H Tax Ruling”); provided that all costs associated with the application for the 104H Tax Ruling shall be borne by the Company. Subject to the terms and conditions hereof, the parties shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all reasonable things necessary, proper or advisable under applicable law to obtain the 104H Tax Ruling, as requested by the Company. For the avoidance of doubt, the Company and the Electing Payees shall not make any application to the ITA with respect to any matter relating to the 104H Tax Ruling without first consulting with the Acquirer’s legal counsel and allowing Acquirer’s legal counsel a reasonable opportunity to review and comment on the draft application, and will keep Acquirer’s counsel reasonably apprised of any discussions with the ITA related thereto. Notwithstanding anything herein to the contrary, if the 104H Tax Ruling or the Interim 104H Tax Ruling has been obtained prior to the applicable withholding date, then the provisions of the 104H Tax Ruling (or Interim 104H Tax Ruling, as applicable) shall apply and all applicable withholding and reporting procedures shall be made in accordance with the provisions of the 104H Tax Ruling (or Interim 104H Tax Ruling, as applicable) and Section 104H of the Israeli Income Tax Ordinance.

(d) Notwithstanding anything to the contrary in this Section 3.04, any consideration which a holder of Section 102 shares or Section 102 Options, has the right to receive pursuant to this Agreement in respect of such Section 102 Shares or Section 102 Options, shall be transferred (or caused to be transferred) by Acquirer directly to the 102 Trustee with respect to the Section 102 Shares and Section 102 Options, in accordance with the Options Tax Ruling (or the Israeli Options Interim Tax Ruling, as applicable), if obtained, and shall be held in the Section 102 Trustee, pursuant to the applicable provisions of the Israeli Income Tax Ordinance (including Section 102) and the Options Tax Ruling (or the Israeli Options Interim Tax Ruling, as applicable), if obtained. The Section 102 Trustee shall be responsible for holding such consideration, in accordance with the terms and conditions of Section 102 of the Israeli Income Tax Ordinance (as applicable), the Options Tax Ruling (or the Options Interim Tax Ruling, as applicable) and the trust documents governing the trust held by the Section 102 Trustee.

(e) The Company may, it its sole discretion, prepare and file with the ITA an application for a ruling (the “Options Tax Ruling”) in order to obtain that ITA’s confirmation that (i) the payment of the applicable consideration hereunder in respect of Section 102 Options and Section 102 Shares will not constitute a violation of the requirement of Section 102 of the ITO provided that the applicable payment is deposited with the 102 Trustee for the statutory minimum trust period under Section 102 of the ITO and will not result in a requirement for an immediate Israeli Tax payment or affect the Tax treatment of such Section 102 Options and Section 102 Shares and that the Israeli taxation will be deferred until completion of statutory holding period set out in Section 102 of the ITO, and release of such consideration, as applicable, and remain subject to the provisions of Section 102 of the ITO; and (ii) the payment of the consideration payable pursuant to this Agreement in respect of the Section 102 Options or any Section 102 Shares to the 102 Trustee is exempt from withholding obligations. Acquirer shall reasonably cooperate with the Company with respect to Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling, or any interim ruling as customarily granted by the ITA. Subject to the terms and conditions hereof, the parties shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all reasonable things necessary, proper or advisable under applicable law to obtain the Options Tax Ruling, as requested by the Company.

Section 3.05 Company Options; Company Warrants ..

(a) Company Options. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror the Option Conversion Schedule. Effective as of the First Effective Time, each Company Option, whether vested or unvested, granted under any Company Award that is outstanding and unexercised immediately prior to the First Effective Time shall be converted into the right to receive, an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”). The number of shares subject to, and the exercise price of, each Acquiror Option delivered pursuant to this Section 3.05(a) shall be set forth on the Option Conversion Schedule and shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A- 1(b)(5)(v)(D); provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price of and number of shares subject to the Acquiror Option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424- 1(a).

(b) Company Warrants. Effective as of the First Effective Time, each Company Warrant that is issued and outstanding immediately prior to the First Effective Time shall be terminated and converted into the right to receive a portion of the Aggregate Stock Consideration allocated in accordance with and subject to the Allocation Schedule, with fractional shares rounded down to the nearest whole share.

Section 3.06 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise effectively waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Stock Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Aggregate Stock Consideration in accordance with Section 3.01 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal, or offer to settle or compromise or otherwise negotiate, or settle or compromise, any such demands, or approve any withdrawal or any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to Acquiror and Merger Subs as of the date of this Agreement and as of the Closing Date as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to Acquiror true and correct copies of its certificate of incorporation and bylaws as in effect as of the date hereof. The Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed, registered or qualified, except where failure to be so licensed, registered or qualified has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02 of the Company Disclosure Schedules. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite organizational power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be in good standing or so licensed, registered or qualified, except where the failure to be in good standing or so licensed, registered or qualified has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreements to which it is or will be a party and (subject to the Company Stockholder Approval and the approvals, authorizations and other requirements described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder other than the Company Stockholder Approval. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) obtaining the Company Stockholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, the requirements set forth in Section 4.05 or on Schedule 4.04 of the Company Disclosure Schedules and obtaining the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with, or result in any breach of or default, under the Organizational Documents of the Company or its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, require a consent or constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens) or result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of, the Credit Facility or any Specified Contract, except in the case of each of clauses (b) through (d) for such violations, contraventions, conflicts, creations, impositions, violations, terminations, breaches or defaults which would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement and the other Transaction Agreements to which it is a party, no action by, consent, approval, Permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05 of the Company Disclosure Schedules, (ii) the filing with the SEC of (A) the Proxy Statement/Registration Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement/Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance the DGCL and DLLCA and (iv) any actions, consents, approvals, Permits or authorizations, the absence of which would not have a Company Material Adverse Effect and which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

Section 4.06 Capitalization.

(a) The authorized capital stock of the Company consists of 75,264,333 shares of Company Common Stock and 55,514,480 shares of Company Preferred Stock. All of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Schedule 4.06(a) of the Company Disclosure Schedules. The issued and outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of (i) the Organizational Documents of the Company, (ii) any preemptive, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights or (iii) applicable Law, including Securities Laws. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list, as of the date of this Agreement, of, with respect to each Company Option and Company Warrant, the holder of such Company Option or Company Warrant, the number of shares of Company Common Stock or Company Preferred Stock subject thereto and, if applicable with respect to Company Options, the vesting schedule and the exercise price per Company Common Stock thereof.

(b) From the date of this Agreement, no Equity Securities of the Company have been granted or issued in violation of Section 6.01. Except as set forth on Schedule 4.06(a) of the Company Disclosure Schedules, as of the date of this Agreement, there are no issued and outstanding Equity Securities of the Company. Except for Company Preferred Stock, Company Options and Company Warrants, or as set forth in the Transaction Agreements, the Organizational Documents of the Company or the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract, in each case, that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company, other than under the Company’s share incentive plans (including the Company Incentive Plan) and option and RSU agreements executed thereunder, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote.

(c) Except as set forth on Schedule 4.06(c) of the Company Disclosure Schedules, (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2020 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends in respect of shares of Company Capital Stock.

Section 4.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.02 of the Company Disclosure Schedules, free and clear of any Liens (other than the restrictions under applicable Securities Laws, the terms of the Organizational Documents of such Subsidiary, and Permitted Liens), and have not been issued in violation of (i) the Organizational Documents of the applicable Subsidiary, (ii) any preemptive, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights or (iii) applicable Law, including applicable Securities Laws.

(b) Except as set forth on Schedule 4.02 of the Company Disclosure Schedules, as of the date of this Agreement, there are no issued and outstanding Equity Securities of any Subsidiary of the Company. Except as set forth in the Transaction Agreements, the Organizational Documents of the respective Subsidiary of the Company and the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules, (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case, that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) of the Company Disclosure Schedules hereto are copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 and related consolidated statements of operations, changes in stockholders’ equity and cash flows for the 12-month period then ended, and (c) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as of March 31, 2021 (the “Most Recent Balance Sheet”) and the related consolidated statements of income and cash flow for the three-month period ended March 31, 2021 (together with the financial statements in clause (b), the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, in each case, the impact of which is not material) and were derived from, the books and records of the Company and its Subsidiaries.

(c) Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has made any Restricted Payments.

Section 4.09 Absence of Certain Changes. Except as set forth on Schedule 4.09 of the Company Disclosure Schedules, since the date of the Most Recent Balance Sheet through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practices, (b) there has not been (x) a Company Material Adverse Effect or (y) any event, change, state of facts, or effect, which would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Acquiror’s consent, would constitute a material violation of Section 6.01 hereof.

Section 4.10 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Company Disclosure Schedules, (e) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound (other than as a result of a breach thereof by the Company or such Subsidiary), or (f) that would not have a Company Material Adverse Effect.

Section 4.11 Litigation and Proceedings. Except as set forth on Schedule 4.11 of the Company Disclosure Schedules, as of the date hereof, there are no and since January 1, 2018, there have been no, pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement. There is no Governmental Order specifically imposed upon the Company or any of its Subsidiaries, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the litigation matters that would be required to be listed on Schedule 4.11 of the Company Disclosure Schedules pursuant to the first sentence of this Section 4.11 and that contains any ongoing obligations, restrictions or liabilities or obligations, and that, in each case, would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

Section 4.12 Compliance with Laws. The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had, and would not have a material and adverse effect on the Company and its Subsidiaries or their respective operations, taken as a whole. None of the Company or its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice from any Governmental Authority of a violation of any applicable Law at any time since January 1, 2018, except for any such violation which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries hold, and since January 1, 2018 have held, all Permits necessary for the lawful conduct of the business of the Company as currently conducted, except for such Permits where the failure to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance which has not had, and would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.13 Contracts; No Defaults.

(a) Schedule 4.13(a) of the Company Disclosure Schedules contains a true, correct and complete list of all Contracts described in clauses (i) through (xiii) of this Section 4.13(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Real Property Leases (all such Contracts as described in clauses (i) through (xiii), collectively, the “Specified Contracts”).

(i) Each Contract with a Top Customer or Top Supplier;

(ii) Each Contract, other than a customer Contract, that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $250,000 or (y) to the Company or to any of its Subsidiaries of more than $1,000,000, in each case, in the calendar year ended December 31, 2020 or any future calendar year;

(iii) Each Contract relating to indebtedness for borrowed money having an outstanding principal amount in excess of $3,000,000;

(iv) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $5,000,000 and with respect to which there are any material ongoing obligations;

(v) Each joint venture, partnership or similar Contract (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the Company and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $500,000 in the aggregate;

(vii) Each license, sublicense, or other agreement under which the Company or any of its Subsidiaries (x) is a licensee or grantee with respect to any material Intellectual Property rights (excluding (A) click-wrap and shrink-wrap licenses and (B) off-the-shelf software licenses and other licenses of uncustomized software that is commercially available to the public generally, with one-time or annual aggregate fees of less than $300,000) or (y) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, other than non-exclusive licenses or sublicenses granted to customers or vendors in the ordinary course of business consistent with past practices;

(viii) Each collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(ix) Each employment or service agreement or similar Contract with any current director, employee or individual independent contractor of the Company or any of its Subsidiaries with an annual base salary or fee in excess of $310,000;

(x) Each Contract with any current or former employee, director or other service provider of the Company or any of its Subsidiaries that provides for change in control or transaction-based payments and/or benefits and triggered by the First Merger;

(xi) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(xii) Each Contract containing covenants of the Company or any of its Subsidiaries expressly (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case, that currently has or would reasonably be expected to have a material and adverse effect on the business of the Company and its Subsidiaries (taken as a whole) as currently operated, in each case other than, for the avoidance of doubt, customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(xiii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xiv) Each Contract for the primary purpose of interest rate or foreign currency hedging; and

(xv) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) any deferred or contingent payment obligations, including “earn-outs” or other similar payment obligations, by or to the Company or any of its Subsidiaries remain outstanding or (B) any indemnification payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) The Company has made available to Acquiror complete and accurate copies of each Specified Contract as in effect as of the date of this Agreement. Except for each Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or as would not have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not have a Company Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Specified Contracts, and (y) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default of any Specified Contract and during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Specified Contract.

Section 4.14 Company Benefit Plans.

(a) Schedule 4.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Company Benefit Plans (including, for each such Company Benefit Plan, its jurisdiction). With respect to each material Company Benefit Plan, the Company has provided Acquiror with true and complete copies of (as applicable): (i) all current plan documents pursuant to which the plan is maintained, funded and administered (including any trust agreement, insurance Contract or other funding instrument); (ii) the most recent IRS determination or opinion letter (or, for Company Benefit Plans maintained for the benefit of employees primarily performing services outside the United States, any similar determination by an applicable Governmental Authority), if applicable; (iii) the most recent summary plan description distributed to participations; (iv) the nondiscrimination and compliance testing results and Form 5500s for the three (3) most recent plan years; and (v) all material, non-ordinary course communications between the Company and any Governmental Authority sent or received in the last three years.

(b) Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has any liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither Company nor any of its Subsidiaries has any liabilities to provide any retiree or post-employment health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to Law for which the recipient pays the full cost of coverage. Neither Company nor any of its Subsidiaries has any liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law, including, to the extent applicable, ERISA and the Code, and all material contributions required to be made with respect to any Company Benefit Plan before the date hereof have been made. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. Neither Company nor any of its Subsidiaries has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such material penalty or Tax.

(d) There are no pending or, to the Knowledge of the Company, threatened claims or Actions with respect to any Company Benefit Plan (other than routine claims for benefits). With respect to each Company Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, or if not yet due, have been properly accrued in accordance with GAAP. Each Company Benefit Plan has been established, funded, administered and maintained, in form and in operation, in all material respects in compliance with its terms and all applicable Laws.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in combination with any other event(s)) will (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries under any Company Benefit Plan, (ii) increase the amount or value of any compensation or benefits payable to any director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries (whether current, former or retired or their beneficiaries) under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting, or trigger any payment or funding of any compensation or benefits to any director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, or (iv) create or otherwise result in liability with respect to any Company Benefit Plan.

(f) No amount that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise as a result of the consummation of the Transactions could, separately or in the aggregate, be nondeductible under Section 280G of the Code (determined without regard to any exception set forth in Section 280G(b)(5) of the Code) or subjected to an excise Tax under Section 4999 of the Code.

(g) Neither Company nor any of its Subsidiaries has any current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(h) Each Company Benefit Plan that is required to be registered or intended to be Tax exempt or receive favorable tax treatment has been registered (and, where applicable, accepted for registration) and is Tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Authority. Except as set forth under Schedule 4.14(h) of the Company Disclosure Schedules, no Foreign Benefit Plan is a gratuity, termination indemnity or “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions. All material contributions required to have been made by or on behalf of the Company and its Subsidiaries with respect to plans or arrangements maintained or sponsored by a Governmental Authority (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued. Without limiting the generality of the foregoing, except as set forth on Schedule 4.14(h) of the Company Disclosure Schedules, the Company’s and its Israeli subsidiaries’ liabilities to present or former employees in Israel regarding severance pay, accrued vacation, recreation pay and contributions to all pension plans and material Foreign Benefit Plans are either fully funded or are accrued for on the Company’s financial statements as of the date of such financial statements. Section 14 of the Israel Severance Pay Law, 1963 was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangements regarding all employees in Israel based on their full salaries and from the date of the commencement of their employment and, upon the termination of employment of any of the employees, the Company will not have to make any payment under the Severance Pay Law, 1963, except for release of the funds accumulated in accordance with an applicable Section 14 arrangement.

(i) Except as set forth in Schedule 4.14(i) of the Company Disclosure Schedules, the Company and its Subsidiaries have not made, and there are no facts that would reasonably be expected to give rise to, any material changes to the Company Benefit Plans resulting from disruptions caused by the COVID-19 pandemic or COVID-19 Measures, nor are any such changes currently contemplated.

(j) All Company Options have been issued in compliance in all material respects with the Company Incentive Plan and all applicable Laws and properly accounted for in all material respects in accordance with applicable accounting standards. The Company Incentive Plan has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by the ITA. All Company Options granted under Section 102 of the ITO have been granted in compliance in all material respects with the applicable requirements of Section 102 of the ITO and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due and timely deposit of such securities with the trustee appointed by the Company from time to time in accordance with the provisions of the ITO, pursuant to the terms of Section 102 of the ITO and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, in each case, or as otherwise provided in tax rulings obtained by the Company or its subsidiaries from the ITA. The Company has made available to Acquiror accurate and complete copies of the Company Options database, the Company Incentive Plan and each standard form of award agreement pursuant to which any Company Options were granted thereunder. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant. Each Company Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all material respects in operational and documentary compliance with, or satisfies the requirements of an applicable exception to, all applicable requirements of, Section 409A of the Code and guidance promulgated thereunder and the terms of such Company Benefit Plan. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms.

Section 4.15 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries (A) has any material liability for any arrears of wages or other compensation (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees and independent contractors under applicable Law, Contract or Company policy, or any fines, Taxes, interest, penalty or other sums for failure to comply with any of the foregoing, or (B) has any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company and its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice). The Company and its Subsidiaries have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company and its Subsidiaries, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. No employees of the Company and its Subsidiaries is represented by any labor organization, labor union, works council or other employee representative, employee delegate, representative or other employee collective group nor is there any duty on the part of the Company or any of its Subsidiaries to give notice, consult, seek the consent of, or bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group in connection with the Transactions. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to any extension orders (‘tzavei harchava’) except for extension orders which generally apply to all employees in Israel.

(c) The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Laws respecting labor and employment, including provisions thereof relating to fair employment practices, terms and conditions of employment, hours and days of work (including working during rest days and holidays), collective bargaining, unfair labor practices, reductions in force, equal employment opportunity, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, paid or unpaid leave, classification of employees and independent contractors, and wages and hours, and since January 1, 2021, have been in compliance with all Laws respecting COVID-19, except, in each case, as would not have a Company Material Adverse Effect.

(d) Since January 1, 2018, no charges or complaints of sexual or other unlawful harassment based on sex, race, or any other prohibited characteristic have been made against any current officer of the Company or any Subsidiary, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any of its Subsidiaries, taken as a whole.

(e) No senior executive of the Company or any Subsidiary has provided written notice of his or her intention to terminate his or her employment as a result of or following the consummation of the Transactions contemplated by this Agreement. To the Knowledge of the Company, no senior executive of the Company or any of its Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement with a third party that would materially restrict the performance of such Person’s employment duties with the Company or any of its Subsidiaries or the ability of the Company and/or any of its Subsidiaries to conduct its business in the ordinary course.

(f) As of the date hereof, the Company has not had, nor to the Knowledge of the Company are there any facts that are reasonably expected to give rise to, any material workforce changes resulting from disruptions due to COVID-19, any economic effect thereof, or COVID-19 Measures, whether directly or indirectly, including any actual or expected group terminations, layoffs, furlough or shutdowns, or any material changes to benefit or compensation programs, nor are any such changes currently contemplated as a result of COVID-19.

Section 4.16 Taxes.

(a) Except as would not have a Company Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes required to be paid (whether or not shown on any Tax Return) by the Company or its Subsidiaries have been duly paid;

(iii) no Tax audit, examination or other proceeding with respect to Taxes of the Company or any of its Subsidiaries is pending or has been threatened in writing;

(iv) the Company and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and

(v) there are no assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed in writing by any Governmental Authority against the Company or its Subsidiaries that have not been paid or otherwise resolved.

(b) Within the past two (2) years, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(c) Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(e) As of the date hereof, except as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(f) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(g) No written and unresolved claim has been received by the Company or any of its Subsidiaries from a Governmental Authority in respect of Tax in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized or received prior to the Closing outside the ordinary course of business, (iii) change in method of accounting made or requested prior to the Closing for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) election pursuant to Section 965(h) of the Code.

(i) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement with respect to material Taxes (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(j) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation. Section 4.16(j) of the Company Disclosure Schedules sets forth the U.S. federal income tax classification of each Subsidiary of the Company.

(k) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or otherwise become resident for Tax purposes in any country outside the country of its organization.

(m) Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Mergers from qualifying for the Mergers Intended Tax Treatment, and to the Knowledge of the Company there are not any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Mergers Intended Tax Treatment.

(n) Based on the Company’s internal analysis, no more than 40% of the value of the Company is allocable to assets (including shares in Israeli companies) located in Israel. For purposes of this Section 4.16(o), any Person incorporated, organized or formed under the laws of Israel is considered as an asset located in Israel and any company treated as a tax resident in Israel is considered as an asset located in Israel. None of the equity rights in the Company are covered by Section 89(b)(3) of the ITO.

(o) Other than in respect of the PPP Loan, the Company and its Subsidiaries have not (i) deferred any Taxes under Section 2302 of the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, which have not been paid, or (ii) obtained a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(p) The Company has duly accounted for all material credits received (if any) under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.

Section 4.17 Insurance. The Company has made available to Acquiror true and accurate copies of each material insurance policy currently in effect to which the Company or any of its Subsidiaries is a party (collectively, the “Insurance Policies”). With respect to each such Insurance Policy, except as set forth on Schedule 4.17 of the Company Disclosure Schedules and except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole: (a) the Insurance Policy is valid, binding and in full force and effect and enforceable in accordance with its terms, except for the Insurance Policies that have expired under their terms in the ordinary course of business; (b) all premiums with respect thereto have been timely paid; (c) neither the Company nor any of its Subsidiaries is in default under any such Insurance Policy; and (d) as of the date hereof, no written or, to the Knowledge of the Company, oral notice of cancellation or nonrenewal has been received by the Company or any of its Subsidiaries with respect to such Insurance Policy. To the Knowledge of the Company, no insurer has denied or disputed coverage of any material claim made by the Company or its Subsidiaries under any Insurance Policy within the last twelve (12) months.

Section 4.18 Real Property.

(a) Schedule 4.18(a) of the Company Disclosure Schedules lists all real property leased, licensed or subleased by the Company or any of its Subsidiaries as the lessee, sublessee or licensee as of the date hereof (the “Leased Real Property”) and each Leased Real Property lease (the “Real Property Leases”). The Company has delivered or made available to Acquiror, complete, accurate and correct copies, in all material respects, of all Real Property Leases.

(b) Except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has a valid, binding and enforceable leasehold, subleasehold or license interest (as applicable) in all Leased Real Property. All Real Property Leases under which the Company or any of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has received any written notice of any default, and neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no counterparty thereto, is in default, under any such Real Property Lease, in each case except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has (i) exercised any termination rights with respect to any Real Property Lease, or (ii) received written notice from the landlord under any Real Property Lease indicating that the landlord has exercised a termination right with respect to such Real Property Lease. Except as set forth on Schedule 4.18(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has sublet any Leased Real Property, in whole or in part, to any third party.

(c) There does not exist any actual or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any interests of the Company or any of its Subsidiaries in the Leased Real Property or any part thereof, and none of the Company nor its applicable Subsidiary have received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any interest in the Leased Real Property or any part thereof or interest therein. Neither the Company nor any of its Subsidiaries have received any currently outstanding and uncured written notice alleging that the Leased Real Property is in violation of any applicable Law(s) in any material respect.

(d) None of the Company or any of its Subsidiaries (i) owns, or has ever owned, any real property, or (ii) is party to any obligation to purchase any real property.

Section 4.19 Intellectual Property and IT Security.

(a) Schedule 4.19(a) of the Company Disclosure Schedules accurately lists all Intellectual Property Registrations as of the date of this Agreement. There is no Action pending, or, to the Knowledge of the Company, threatened challenging the validity, enforceability, ownership, registration, or use of any Intellectual Property Registrations.

(b) Except as set forth in Schedule 4.19(b) of the Company Disclosure Schedules, the Company or its applicable Subsidiary (i) is the sole, exclusive owner of all right, title, and interest in and to all Owned Intellectual Property, (ii) either owns or has the right to use all other Intellectual Property that is used in or necessary for the conduct of their respective businesses as currently conducted, free and clear of any Liens other than Permitted Liens, in each case, except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, all Persons who have participated in the creation or development of any material Intellectual Property for the Company or its Subsidiaries have executed and delivered to the Company or its Subsidiary, a written agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company and its Subsidiaries and (ii) providing for the present assignment by such Person to the Company or its Subsidiary of any Intellectual Property arising out of such Person’s employment by, engagement by or Contract with the Company or a Subsidiary, except where such Intellectual Property would vest in the Company or its Subsidiary by operation of law. There are no currently pending or, to the Knowledge of the Company, threatened claims, from any Persons who have participated in the creation or development of any material Intellectual Property for the Company or its Subsidiaries for compensation or remuneration for inventions or copyright works created or invented by any such Person or any similar claim, including under the Israeli Patents Law, 1967. No Governmental Authority or academic institution owns any rights in or to any material Owned Intellectual Property, nor was any Owned Intellectual Property developed with any grant, incentive, subsidy, award, loan, participation, exemption, cost sharing arrangement, reimbursement arrangement specifically provided to the Company by the Israel Innovation Authority, the Investment Center of the Israeli Ministry of Economy and Industry, the Israel Tax Authority (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel (including the BIRD foundation), the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.

(c) The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby will not result in the loss, termination or impairment of any right of the Company or any of its Subsidiaries in or to any Intellectual Property, except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since January 1, 2015, (ii) no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any written notice since January 1, 2015 that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(e) The Company and its Subsidiaries have in place commercially reasonable measures to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such trade secrets included in the Owned Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(f) The Company and its Subsidiaries are in material compliance with all the terms and conditions of all licenses applicable to all Open Source Software used in any material software included in Owned Intellectual Property. None of the material Owned Intellectual Property is subject to any Copyleft License.

(g) The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity, availability and security of the IT Systems. and the Personal Data and sensitive, business data thereon, including commercially reasonable back-up and disaster recovery procedures for the continued operation of their businesses in the event of a failure of the IT Systems. The Company and its Subsidiaries have used reasonable efforts to prevent the introduction into the IT Systems, any malware, ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that would permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of the IT Systems. The IT Systems have not suffered any information security incident compromising the integrity or availability of the IT Systems, nor any failures, errors, breakdowns or other adverse events, in each case that have caused any material disruption in the operation of the business of the Company and its Subsidiaries since May 1, 2017. The IT Systems are in good working order in all material respects and are sufficient in all material respects for the needs of the business of the Company and its Subsidiaries as of the date hereof.

(h) The Company and its Subsidiaries are in material compliance, and since January 1, 2018 have been in material compliance, with all Data Protection Requirements. There is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personal Data. Since January 1, 2018, the Company and its Subsidiaries have not received any written notice of any claim, investigation or alleged violation of Law or Contract with respect to any Data Protection Requirement, nor has the Company notified in writing, or been required by applicable Law, regulation, or contract to notify in writing, any person or entity of any Personal Data or information security-related incident.

(i) Since January 1, 2018, to the Knowledge of the Company and its Subsidiaries have not experienced any material unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure of Personal Data. To the Knowledge of the Company, no service provider (in the course of processing Personal Data on behalf of the Company and its Subsidiaries) has suffered any material security breach.

Section 4.20 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws, which includes and has included holding and complying with all Permits required under Environmental Laws, in each case except where such failure to be, or to have been, in compliance with such Environmental Laws or Permits as has not had, and would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(b) Since January 1, 2018, none of the Company or its Subsidiaries has received any written notice from any Person regarding any actual or alleged violation of, or liability arising under, Environmental Law, except for any such matter which, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(c) Since January 1, 2018, neither the Company nor any of its Subsidiaries has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, or, to the Knowledge of the Company, owned or operated any property or facility which is or was contaminated by, any Hazardous Materials, except, in each case, which has not had and would not reasonably be expected to give rise to any liability under any Environmental Laws that would have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has retained or assumed, by contract, any liabilities or obligations of any other Person arising under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries.

Section 4.21 Brokers’ Fees. Other than as set forth on Schedule 4.21 of the Company Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions that is payable by the Company or any of its Subsidiaries, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Related Party Transactions. Except for the Contracts set forth on Schedule 4.22 of the Company Disclosure Schedules, there are no Affiliate Agreements.

Section 4.23 International Trade; Anti-Corruption.

(a) The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable Sanctions Laws and Trade Control Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or, to the Knowledge of the Company, employees agents or other third-party Representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been at any time in the past five (5) years: (i) a Sanctioned Person, (ii) engaged, directly or knowingly indirectly, in any dealings or transactions on behalf of, with, or otherwise involving any Sanctioned Person in violation of Sanctions Laws, or (iii) otherwise engaged, directly or knowingly indirectly, in any dealings or transactions in violation of applicable Sanctions Laws or Trade Control Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (y) has assets, operations or business dealings located in, or otherwise directly or knowingly indirectly derives revenue from investments, activities, or transactions in or with any Sanctioned Country, or (z) directly or knowingly indirectly derives revenues from investments, activities or transactions in or with, any Sanctioned Person. In the past five (5) years, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has exported, reexported, or transferred (in-country) any products, services, technology, technical data, or any other item for which a license, approval, license exception, registration, or similar authorization is or was required under applicable Trade Control Laws or Sanctions Laws or, to the Knowledge of the Company, by any other Governmental Authority.

(b) The Company and its Subsidiaries are, and in the past five (5) years have been, in compliance in all material respects with all Anti-Corruption Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, agents or other third-party Representatives acting on behalf of the Company or any of its Subsidiaries, has in the past five (5) years (i) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, solicited, or received, any money or thing of value, directly or indirectly, to or from any Government Official, any political party or official thereof or any candidate for political office; any member of any Governmental Authority; any private individual or commercial entity (including employees, agents, directors and officers of such commercial entity); or any other Person in any such case while knowing that all or a portion of such money or thing of value may be given, offered, promised, or authorized or agreed to be given, solicited, or received, directly or indirectly, to any Person or member of any Governmental Authority or any candidate for political office for the purpose of any of the following: (x) influencing any action or decision of such Person, in such Person’s official or commercial capacity, including a decision to fail to perform such Person’s official or commercial function; (y) inducing such Person to use such Person’s influence with any Governmental Authority, private individual or commercial entity to affect or influence any act or decision of such Governmental Authority, private individual or commercial entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (ii) otherwise violated any Anti-Corruption Laws. The Company and its Subsidiaries have maintained accurate books and records, practices and internal controls in all material respects in compliance with Anti-Corruption Laws and have had in place practices and internal controls reasonably designed to ensure that receipts and expenses were accurately recorded and were based on accurate and sufficient supporting documentation in all material respects.

(c) In the past five (5) years through the date hereof, except as would not be material to the Company and its Subsidiaries, taken as a whole (i) there has been no Action pending or, to the Knowledge of the Company, threatened (in writing), against the Company, or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, that relates to an actual or potential violation of Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws; and (ii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; conducted any internal investigation or audit concerning, or has any Knowledge of any actual or potential violation or wrongdoing by the Company, its Subsidiaries, or any of their respective officers, directors, employees or agents, in each case of this Section 4.23(c) related to Trade Control Laws, Sanctions Laws, or Anti-Corruption Laws. The Company and its Subsidiaries have instituted and, at all times in the past five (5) years, maintained and enforced policies, procedures and internal controls reasonably designed to promote compliance by the Company, its Subsidiaries, and their respective officers, directors, employees, and agents, with Anti-Corruption Laws, Sanctions Laws, and Trade Control Laws.

Section 4.24 Top Customers and Top Suppliers.

(a) Schedule 4.24(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the names of the top ten (10) customers by dollar sales volume paid by such customers to the Company and its Subsidiaries for the year ended December 31, 2020 (each, a “Top Customer”). None of the Top Customers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it purchases from the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it desires to renegotiate any material terms of its Contract with the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries provides services to such Top Customer.

(b) Schedule 4.24(b) of the Company Disclosure Schedules sets forth, a true, correct and complete list of the names of the top ten (10) suppliers and vendors by dollar sales volume paid by the Company and its Subsidiaries to such supplier for the year ended December 31, 2020 (each, a “Top Supplier”). None of the Top Suppliers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it provides to the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, that it desires to renegotiate any material terms of its Contract with the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries receives services or products from such Top Supplier.

Section 4.25 PPP Loan. The PPP Loan was obtained by the Company in accordance, in all material respects, with all applicable Laws and all applicable eligibility requirements under the Paycheck Protection Program, in each case as existing as of the time of the Company’s final application for the PPP Loan. The Company has not received written notice from any Governmental Authority asserting or threatening that any portion of the PPP Loan is not or may not be eligible for forgiveness or that the PPP Loan does not comply with applicable Laws and requirements.

Section 4.26 No Outside Reliance. Subject to and without limiting anything contained in Article V or any other provision hereof, the Company, on its own behalf and on behalf of its Affiliates and on behalf of its and their respective directors, managers, officers, employees and equityholders, acknowledge and agree that (i) such Person has made its own investigation of the Acquiror Parties and has been furnished with or given access to such documents and information about the Acquiror Parties and their businesses and operations as such Person has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and (ii) that neither the Acquiror Parties nor any other Person is making any representation or warranty whatsoever, express or implied, in respect of the Acquiror Parties or their respective businesses or operation beyond those expressly made by the Acquiror Parties in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror Parties. Without limiting the generality of the foregoing, it is understood that any information, documents or other materials (whether or not accessed by the Company or its Representatives) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Acquiror Parties, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V.

Section 4.27 TID U.S. Business. To the Knowledge of the Company, the Company is not a TID U.S. business as defined at 31 C.F.R. §800.248.

Section 4.28 No Other Representations. Except as provided in this Article IV, neither the Company nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Acquiror Disclosure Schedules or in the SEC Reports filed or furnished by Acquiror through the date that is three (3) Business Days prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” or other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.06, Section 5.07 Section 5.10 or Section 5.11), each Acquiror Party represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Prior to the Domestication, Acquiror has been duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, and from and after the Domestication, Acquiror will be duly incorporated and validly existing as a corporation in good standing under the Laws of the State of Delaware. Acquiror has the requisite company or corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Each of Merger Sub 1 and Merger Sub 2 is duly incorporated and is validly existing as a corporation or limited liability company in good standing under the Laws of the State of Delaware, and has the requisite corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business. Acquiror has made available to the Company true, correct and complete copies of each of the Acquiror Parties’ Organizational Documents as in effect as of the date hereof. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Organizational Documents. Each of the Acquiror Parties is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign company or corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed, registered or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an Acquiror Impairment Effect.

Section 5.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite company, corporate or limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of each Acquiror Party and no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder (except that obtaining the Required Acquiror Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been, and each such other Transaction Agreement (when executed and delivered by such Acquiror Party ) will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto (other than the other Acquiror Party), this Agreement constitutes, and each such other Transaction Agreement will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) (i) Each of those Acquiror Shareholder Matters identified in clauses (i) through (iii) of the definition of Acquiror Shareholder Matters shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Organizational Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose. Each of those Acquiror Shareholder Matters identified in clauses (iv) and (x) of the definition of Acquiror Shareholder Matters shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Organizational Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose. Each of those Acquiror Shareholder Matters identified in clauses (v) through (ix) of the definition of Acquiror Shareholder Matters may be approved by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Organizational Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose.

(c) The only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Shareholder Matters are as set forth in Section 5.02(b).

(d) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Acquiror Shareholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) without limiting Section 8.03, resolved to recommend to the Acquiror Shareholders approval of each of the Acquiror Shareholder Matters.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the Required Acquiror Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of any Acquiror Party’s Organizational Documents, (b) conflict with or result in any violation, in each case, of any provision of any Law or Governmental Order binding on or applicable to any Acquiror Party, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which any Acquiror Party is a party, or (d) result in the creation of any Lien upon any of the properties or assets of the Acquiror Parties (including the Trust Account), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.

Section 5.04 Litigation and Proceedings. Since the dates of its organization, there has been no Action or, to the Knowledge of Acquiror, threatened (in writing) Actions by or against any Acquiror Party that, if adversely decided or resolved, has had, individually or in the aggregate, an Acquiror Impairment Effect. There is no Governmental Order imposed upon any Acquiror Party that has had, individually or in the aggregate, an Acquiror Impairment Effect. No Acquiror Party is party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that has had, individually or in the aggregate, an Acquiror Impairment Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to such Acquiror Party’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.05 of the Acquiror Disclosure Schedules, (ii) the filing with the SEC of (A) the Proxy Statement/Registration Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance the DGCL and DLLCA, (iv) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, or (v) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.

Section 5.06 Trust Account.

(a) As of the date hereof, there is at least $253,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 10, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror’s Organizational Documents and Acquiror’s final prospectus dated April 13, 2021. Amounts in the Trust Account are invested only in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and to the Knowledge of Acquiror, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the Knowledge of Acquiror, threatened with respect to the Trust Account or the funds contained therein. Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). At the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror’s Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror’s Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the Transactions. From and after the First Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its Acquiror Class A Shares for redemption pursuant to the Acquiror Shareholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than Acquiror Shareholders who shall have elected to redeem their Acquiror Class A Shares pursuant to the Acquiror Shareholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07 of the Acquiror Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination transaction considered or engaged in by or on behalf of any Acquiror Party based upon arrangements made by or on behalf of any Acquiror Party or any of its Affiliates or otherwise in respect of which any Acquiror Party, the Company or any of their Subsidiaries would have any liability or obligation.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities

(a) Acquiror has filed or furnished in a timely manner (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, as they have been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of the last such amendment or filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes as permitted by Form 10-Q of the SEC) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off- balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements in accordance with GAAP.

(d) Acquiror has not identified or been made aware of any, and to the Knowledge of Acquiror, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e) To the Knowledge of Acquiror, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof nor has the Acquiror received any inquiries or other notices from the SEC with respect to any such SEC Reports.

(f) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

Section 5.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror’s Organizational Documents, there is no Contract or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Impairment Effect. Merger Subs were formed solely for the purpose of engaging in the Transactions, have not conducted any business and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which any Merger Sub is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of Merger Subs.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation (other than Merger Sub 1), limited liability company (other than Merger Sub 2), partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, no Acquiror Party has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements or as incurred in connection with or expressly contemplated by this Agreement and/or the Transactions, including with respect to professional fees for legal and accounting advisors incurred by any Acquiror Party in connection with the Transactions, no Acquiror Party is, and at no time has been, party to any Contract with any Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $300,000 in the aggregate.

(d) As of the date hereof, Acquiror has no liabilities or obligations, except for liabilities or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of Acquiror, (iii) incurred in connection with or contemplated by this Agreement or the Transactions, including with respect to professional fees for legal and accounting advisors incurred by any Acquiror Party in connection with the Transactions; or (iv) which would not be, or would not reasonably be expected to be, material to Acquiror or have an Acquiror Impairment Effect.

Section 5.10 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Impairment Effect:

(i) all Tax Returns required to be filed by any Acquiror Party have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes required to be paid (whether or not shown on any Tax Return) by any Acquiror Party have been duly paid;

(iii) no Tax audit, examination or other proceeding with respect to Taxes of any Acquiror Party is pending or has been threatened in writing;

(iv) each Acquiror Party has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and

(v) there are no assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed in writing by any Governmental Authority against any Acquiror Party that have not been paid or otherwise resolved.

(b) No Acquiror Party (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax- free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(c) No Acquiror Party has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d) There are no Liens with respect to material Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(e) No Acquiror Party has made a request for an advance tax ruling, request for technical advice, request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(f) No Acquiror Party has any material liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(g) No written and unresolved claim has been received by any Acquiror Party from a Governmental Authority in respect of Tax in a jurisdiction where such Acquiror Party does not file Tax Returns that such Acquiror Party is or may be subject to taxation by that jurisdiction.

(h) No Acquiror Party will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized or received prior to the Closing outside the ordinary course of business, (iii) change in method of accounting made or requested prior to the Closing for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) election pursuant to Section 965(h) of the Code. No Acquiror Party has deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.

(i) No Acquiror Party is a party to any Tax indemnification or Tax sharing or similar agreement with respect to material Taxes (other than any such agreement solely between the Acquiror Parties and customary commercial Contracts not primarily related to Taxes ).

(j) No Acquiror Party has taken any action that could reasonably be expected to prevent the conversion contemplated by Section 7.11 and the Domestication from qualifying for the Conversion/Domestication Intended Tax Treatment or prevent the Mergers from qualifying for the Mergers Intended Tax Treatment, and to the Knowledge of Acquiror there are not any facts or circumstances that could reasonably be expected to prevent the conversion contemplated by Section 7.11 and the Domestication from qualifying for the Conversion/Domestication Intended Tax Treatment or prevent the Mergers from qualifying for the Mergers Intended Tax Treatment.

(k) All of the membership interests in Merger Sub 2 are owned by Acquiror, and Merger Sub 2 is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.

Section 5.11 Capitalization.

(a) The authorized capital stock of Acquiror consists of 555,000,000 shares of capital stock, including (i) 500,000,000 Acquiror Class A Shares, (ii) 50,000,000 Acquiror Class B Shares and (iii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Acquiror Preferred Stock”). Schedule 5.11(a) of the Acquiror Disclosure Schedules sets forth the total number and amount of all of the issued and outstanding Equity Securities of each Acquiror Party (including Acquiror Warrants), and further sets forth the amount and type of Equity Securities of any Acquiror Party owned or held by each of Sponsor and each of Sponsor’s Affiliates. From the date of this Agreement, no Equity Securities of Acquiror have been granted or issued in violation of Section 7.02. No shares of Acquiror Preferred Stock have been issued or are outstanding. All of the issued and outstanding shares of Equity Securities of the Acquiror Parties (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and the Acquiror Parties’ Organizational Documents and any other Contracts governing issuance of such Equity Securities and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror Parties’ Organizational Documents or any Contract which any Acquiror Party is a party to or otherwise bound by.

(b) There are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as contemplated by this Agreement or the other documents contemplated hereby, and other than the Subscription Agreements, no Acquiror Party has granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Securities of any Acquiror Party or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of Equity Securities of any Acquiror Party, or the value of which is determined by reference to Equity Securities of any Acquiror Party, and there are no Contracts of any kind which may obligate any Acquiror Party to issue, purchase, redeem or otherwise acquire any of its Equity Securities. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports and except for the Sponsor Support Agreement and the Company Support Agreement, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Shares or any other Equity Securities of Acquiror.

(c) No Acquiror Party owns any Equity Securities in any other Person (other than Equity Securities of Merger Subs owned by Acquiror) or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

(d) The Acquiror Warrants are not exercisable until the later of (x) February 16, 2022 and (y) thirty (30) days after the Closing. Subject to the terms of conditions of the Warrant Agreement, the Domesticated Acquiror Warrants will be exercisable after giving effect to the Mergers and the Domestication for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share.

(e) The Aggregate Stock Consideration and the shares of Domesticated Acquiror Common Stock, when issued in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Organizational Documents, or any Contract which Acquiror is a party to or otherwise bound by.

(f) No Acquiror Party has any indebtedness for borrowed money in excess of $50,000 in the aggregate.

Section 5.12 NYSE Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one Acquiror Class A Share and one-eighth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACB.U”. The issued and outstanding Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACB”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACB WS”. As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE under the same symbols. There is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister Acquiror Class A Shares (or following the Domestication, the Domesticated Acquiror Common Stock) or Acquiror Warrants (or following the Domestication, Domesticated Acquiror Warrant) or otherwise terminate the listing of such stock or warrant on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of Acquiror Class A Shares (or following the Domestication, Domesticated Acquiror Common Stock) or Acquiror Warrants (or following the Domestication, Domesticated Acquiror Warrant) under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise to the Knowledge of Acquiror, any notice regarding a threatened delisting of Acquiror Class A Shares (or following the Domestication, Domesticated Acquiror Common Stock) or the Acquiror Warrants (or following the Domestication, Domesticated Acquiror Warrant) from the NYSE or the SEC.

Section 5.13 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror in the aggregate amount of $150,000,000 (the “PIPE Investment Amount”). As of the date hereof, to the Knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. Each Subscription Agreement provides that the Company is a third party beneficiary to the extent specified in the Subscription Agreements. There are no side letters or other Contracts, or arrangements to which Acquiror, Sponsor (or any Affiliate of Sponsor) or any PIPE Investor is party or by which any of them is bound relating to any Subscription Agreement or the PIPE Investment and, as of the date hereof, Acquiror has no Knowledge of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms thereof. Other than fees payable to the PIPE placement agents pursuant to those engagement letters set forth on Schedule 5.07 of the Acquiror Disclosure Schedules (as in effect as of the date hereof or as hereafter modified with the prior written consent of the Company), no fees, consideration or other discounts are payable or have been agreed by or on behalf of Acquiror or to any PIPE Investor in respect of its PIPE Investment.

Section 5.14 Related Party Transactions. Except as expressly contemplated herein or as expressly set forth in the SEC Reports, the Sponsor Side Letter, and the Subscription Agreements, there are no Contracts, transactions, arrangements or understandings between any Acquiror Party, on the one hand, and Sponsor, any Affiliate of Sponsor or any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party, on the other hand.

Section 5.15 Investment Company Act; JOBS Act. No Acquiror Party is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.16 Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, individually or in the aggregate, an Acquiror Impairment Effect and (b) the Acquiror Parties have, except as expressly contemplated by this Agreement or, the other Transaction Agreements, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.17 No Outside Reliance. Notwithstanding anything contained in Article IV or any other provision hereof, each Acquiror Party, on its own behalf and on behalf of its Affiliates (including Sponsor) and on behalf of its and their respective directors, managers, officers, employees and equityholders, acknowledge and agree that (i) such Person has made its own investigation of the Company and its Subsidiaries and has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their businesses and operations as such Person has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and (ii) that neither the Company nor any other Person is making any representation or warranty whatsoever, express or implied, in respect of the Company, its Subsidiaries or their respective businesses or operation beyond those expressly made by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives, or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Acquiror understands, acknowledges and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.18 No Other Representations. Except as provided in this Article V, neither Acquiror, nor Merger Sub 1, nor Merger Sub 2 nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Acquiror Parties.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, or as required by applicable Law, or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to (i) conduct and operate its business in the ordinary course of business consistent with past practices in all material respects, (ii) preserve intact the current business organization of the Company and its Subsidiaries and (iii) preserve its relationships with Governmental Authorities, material suppliers, customers, vendors, lessors and other Persons having material business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Schedule 6.01 of the Company Disclosure Schedules or as consented to by Acquiror in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or other Organizational Documents in any material respects;

(b) make, declare, set aside, establish a record date for or pay any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) enter into a Contract that would be a Specified Contract or Real Property Lease if entered into prior to the date hereof, or modify, amend, terminate or waive any material right under any Specified Contract or any Real Property Lease, in each case other than in the ordinary course of business consistent with past practice;

(d) issue, deliver, sell, transfer, pledge or dispose of or otherwise place or suffer to exist any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries, other than (i) the issuance of shares of capital stock of the Company upon the exercise of any Company Award outstanding as of the date of this Agreement in accordance with the terms of the applicable Company Incentive Plan and the underlying grant, award or similar agreement, (ii) the issuance of new awards of Company Options in the ordinary course of business consistent with past practice; provided, however, that in no event shall the number of shares of Company Capital Stock issuable upon the exercise of such newly issued Company Options individually or in the aggregate exceed 0.5% of the total number of shares of Company Capital Stock issued and outstanding on the date hereof, or (iii) the issuance of shares of capital stock of the Company upon exercise of any Company Warrants outstanding as of the date of this Agreement in accordance with the terms of the warrant agreements governing such Company Warrants;

(e) sell, assign, transfer, convey, lease, license, sublicense, covenant not to assert, abandon, allow to lapse or expire, subject to, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale of goods and services to customers in the ordinary course of business consistent with past practice, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business consistent with past practice, (iii) grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business consistent with past practices, or (iv) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(f)   settle or compromise any pending or threatened Action, waive any material claims or rights, or enter into any consent decree or settlement agreement with any Governmental Authority against or affecting any of the Company or its Subsidiaries or any assets of the Company or its Subsidiaries, other than settlements or compromises where the amount paid in settlement or compromise does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(g) except as required by the terms of any existing Company Benefit Plans as in effect on the date hereof or as required by Law, (i) amend, modify, adopt, enter into or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, agreement, trust, fund or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement, except in each case in the ordinary course of business consistent with past practice, in such manner as is not targeted at officers or directors and as would not materially increase compensation or benefits costs, (ii) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries other than increases to any such individuals who are not directors of the Company in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate (in respect of all employees of the Company and its Subsidiaries), (iii) accelerate by any action of the Company or any of its Subsidiaries, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (iv) hire or engage any new employee or independent contractor with annual target compensation in excess of $500,000, (v) agree to pay any change in control payments, transaction bonuses, success bonuses, retention bonuses, severance, and other payments made to employees, officers, managers, directors, and other service providers other than in the ordinary course of business consistent with past practice, (vi) implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions, in each case that could implicate the WARN Act or which impacts a director or officer of the Company, or (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(h) make any loans or advance any money to any Person, except (A) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (B) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, (C) advances or other payments among the Company and its Subsidiaries and (D) advances in the ordinary course of business of the Company or its Subsidiaries and consistent with past practice to employees, officers or directors of the Company or any of its Subsidiaries for out-of-pocket expenses;

(i) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(j) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(k) make any change in accounting principles, or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;

(l) (i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, Equity Securities or other properties in excess of $5,000,000 in the aggregate or (iii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(m) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any closing agreement with respect to any material Tax, enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes), surrender or knowingly allow to expire any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim, action or assessment;

(n) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying for the Mergers Intended Tax Treatment;

(o) other than draws under the Credit Facility, and other than in the ordinary course of business and consistent with past practices, incur, create, assume or guarantee any indebtedness for borrowed money in excess of $5,000,000 in the aggregate;

(p) modify the terms of the Credit Facility in any respect that is material and adverse to the Company;

(q) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(r) make any capital expenditures that in the aggregate exceed $2,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;

(s) accelerate any annual or other bonuses or cash incentive payments ahead of the date on which such bonuses or cash incentive payments would have been paid in the ordinary course of business for fiscal year 2021;

(t) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(u) form any non-wholly owned Subsidiary;

(v) enter into any Affiliate Agreement;

(w) make any Restricted Payment;

(x) subject any material Owned Intellectual Property to any Copyleft License; or

(y) authorize, agree or enter into any Contract to do any action prohibited under Section 6.01(a) through (y).

Notwithstanding anything to the contrary contained herein (including this Section 6.01, (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give any Acquiror Party or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, facilities, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request for purposes of the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. Subject to and without limiting Section 11.05, (a) the Company acknowledges that it has read Acquiror’s final prospectus, dated April 13, 2021, the other SEC Reports and the Acquiror’s Organizational Documents and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement, (b) the Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by February 16, 2023 or such later date as approved by the Acquiror Shareholders to complete a Business Combination, Acquiror will be obligated to return to the Acquiror Shareholders the amounts being held in the Trust Account and (c) accordingly, the Company (on behalf of itself and its Affiliates and equityholders) hereby waives any past, present or future claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or any right to access any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, in connection with or relating in any way to this Agreement or the Transactions with Acquiror, provided that notwithstanding anything herein or otherwise to the contrary (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Shareholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement), or for Fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than to its shareholders in connection with redemptions effected prior to a Business Combination) and any assets that have been purchased or acquired by Acquiror or any successor thereof or any of their respective Affiliates with any such funds or otherwise following a Business Combination). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall use reasonable best efforts to deliver to Acquiror (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, which have been audited in accordance with the standards of PCAOB (collectively, the “PCAOB Financial Statements”) and (ii) any other audited or unaudited consolidated balance sheets and the related unaudited or audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement/Registration Statement once the audited financial statements for the fiscal year ended December 31, 2020 become stale for purposes of Regulation S-X of the Securities Act and in any other filings to be made by Acquiror with the SEC in connection with the Transactions (together with the PCAOB Financial Statements, the “Additional Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such PCAOB Financial Statements shall be deemed “Audited Financial Statements” for the purposes of the representation and warranties set forth in Section 4.08. All such Additional Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited or interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall use reasonable best efforts to deliver Additional Financial Statements for any required interim period as promptly as reasonably practicable after completion of such interim period. The auditor engaged to audit the PCAOB Financial Statements and any Additional Financial Statements, as applicable, and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder adopted by the SEC and the PCAOB.

Section 6.05 FIRPTA. At the Closing, the Company shall deliver to Acquiror a duly executed and valid certificate, dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2). Notwithstanding the foregoing, the sole remedy available to any Person for any failure of the Company to provide the documentation described in this Section 6.05 shall be to make any Tax withholding (if any) that is required by applicable Law in connection with payments made pursuant to this Agreement as a result of the failure to deliver such documentation, it being understood that in no event shall any such failure to deliver the documentation described in this Section 6.05 constitute a failure of a condition to the Closing pursuant to Article IX or otherwise.

Section 6.06 Termination of Affiliate Arrangements. As of immediately prior to the Closing, the Company shall take all actions necessary to cause each Affiliate Agreement set forth on Schedule 6.06 of the Company Disclosure Schedules (which shall continue to be in effect following the Closing), to be terminated without any further force and effect and with no further liability thereunder to the Company or its Subsidiaries following the Closing (other than such obligations that survive in accordance with the terms of such Affiliate Agreements).

Section 6.07 No Acquiror Stock Transactions. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and, to the Knowledge of the Company, each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not (and that the Company’s Subsidiaries shall be directed not to), while any such party is in possession of such material nonpublic information, purchase or sell any securities of Acquiror (other than to engage in the Transactions), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification. During the Interim Period, the Company shall use reasonable best efforts to notify Acquiror, promptly upon gaining Knowledge thereof, in writing if there has occurred any event or occurrence that (i) causes any covenant or agreement of any of the Company contained in this Agreement to be breached, (ii) that renders inaccurate any representation or warranty of the Company contained in this Agreement or (iii) that would result in a Company Material Adverse Effect, in each case of clauses (i) - (iii), such that it would result in the failure of any of the conditions set forth in Section 9.02 to be satisfied on or before the Termination Date. The delivery of any such notice pursuant to this Section 6.08 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder. In addition to the foregoing, the Company shall promptly notify Acquiror in writing if it has Knowledge of a payment or transaction which constitutes a Restricted Payment. Notwithstanding anything to the contrary, the Company shall not be in breach of this Section 6.08 (including for purposes of the conditions set forth in Section 9.02 unless and to extent it has committed a Willful Breach of this Section 6.08.

Section 6.09 Company Stockholder Approval. The Company shall, in accordance with Section 251 of the DGCL and the Organizational Documents of the Company, (i) promptly following the Registration Statement Effective Date (and in any event within five (5) Business Days after the Registration Statement Effective Date) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Specified Company Stockholders (pursuant to the Company Stockholders Support Agreement) or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall (A) duly and promptly convene a meeting of the Company Stockholders for the purpose of voting solely upon the Company Stockholder Matters (either of (i) or (ii), the “Company Stockholder Approval”). The Company shall promptly notify Acquiror upon receipt of the Company Stockholder Approval. If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to the Company Stockholders who have not consented, the notice required by Sections 228(e) and 262 of the DGCL; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable Company Stockholders.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Closing, Acquiror shall, and (in the case of the Company Indemnitees) cause the Surviving Entity to, indemnify and hold harmless each present and former director, officer and employee of (i) the Company and each of its Subsidiaries (the “Company Indemnitees”); and (ii) the Acquiror Parties (the “Acquiror Indemnitees” and, together with the Company Indemnitees, the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. Acquiror agrees that it shall, and shall cause each of its Subsidiaries to, honor and perform under all indemnification agreements entered into by Acquiror, the Company or any of its subsidiaries with any D&O Indemnitee.

(b) Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its and their respective certificates of incorporation, bylaws and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnitees that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other Organizational Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(c) For a period of six (6) years from the Closing, Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by (i) the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies and (ii) the Acquiror Parties’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided that if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof. Without limiting the foregoing, the Company and the Acquiror may (each in its own discretion) purchase, prior to the Closing, a “tail” policy, (the “D&O Tail Policy”) providing directors and officers liability insurance coverage in respect of acts or omissions existing or occurring prior to the First Effective Time for a period of six (6) years after the Closing for the benefit of the Company Indemnitees and the Acquiror Indemnities, respectively, at a price not to exceed 300% of the amount per annum paid for any such insurance in the last twelve (12)-month period prior to the date of this Agreement. If purchased, Acquiror shall, and shall cause the Surviving Entity to maintain the D&O Tail Policy in full force and effect for its full term and cause all obligations thereunder to be honored by Acquiror and the Surviving Entity.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Entity and all successors and assigns of Acquiror and the Surviving Entity. In the event that Acquiror or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

(e) The D&O Indemnitees are express third-party beneficiaries of this Section 7.01 and the provisions of this Section 7.01 shall survive the Closing in accordance with their terms. The rights of each of the D&O Indemnitees hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under Organizational Documents of Acquiror, the Company or its Subsidiaries (as applicable), any other indemnification Contract or applicable Law.

Section 7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02 of the Acquiror Disclosure Schedules, as required by this Agreement (including in connection with the Domestication, the PIPE Investment, and the Secondary Sale), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except in the case of clause (ix) below which consent will be granted or withheld in the Company’s sole discretion), or as required by applicable Law (including Laws that are COVID-19 Measures), Acquiror shall not and shall not permit Merger Subs to:

(i) change, amend, restate, supplement or otherwise modify any of the Trust Agreement or the Organizational Documents of Acquiror or Merger Subs;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror; (B) split, combine or reclassify any Equity Securities of Acquiror; or (C) other than in connection with the Acquiror Shareholder Redemption repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;

(iii) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any material Tax, enter into any Tax sharing or similar agreement, surrender or allow to expire any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim, action or assessment;

(iv) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the conversion contemplated by Section 7.11 and the Domestication from qualifying for the Conversion/Domestication Intended Tax Treatment or prevent the Mergers from qualifying for the Mergers Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any material liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money other than such indebtedness not exceeding $100,000 that is necessary and advisable in order to consummate the Transactions;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of Acquiror Class A Shares in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (y) issuance of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements or (B) amend, modify or waive any of the material terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) grant any consent or waiver to any Person pursuant to, or in respect of the matters set forth in, the first sentence of Section 49.5 of the Articles of Association;

(x) enter into, amend, supplement or otherwise modify any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee, underwriting fee, transaction fee or other commission incurred in connection with the Transactions;

(xi) enter into or adopt any Acquiror Benefit Plan or any benefit or compensation plan, policy, program or arrangement that would be an Acquiror Benefit Plan if in effect as of the date of this Agreement; or

(xii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) During the Interim Period, each of the Acquiror Parties shall comply with, and continue performing under, as applicable, the Acquiror’s Organizational Documents, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other Contracts to which an Acquiror Party is party.

Section 7.03 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX (other than Section 9.03(g) (Domestication) and those conditions that by their nature or terms are to be satisfied at the Closing) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii)  shall use its reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts payable to the Acquiror Shareholders pursuant to the Acquiror Shareholder Redemption, (y) pay the amounts due to the underwriters of Acquiror’s initial public offering for their deferred underwriting commissions as, in the amount, and subject to the terms set forth in the Trust Agreement and (z) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.04 PIPE Investment. Except with the prior written consent of the Company in respect of each instance, no Acquiror Party shall permit, enter into, grant, consent to or otherwise effect (a) any amendment, supplement or other modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of the Subscription Agreements, (b) any side letters or other Contracts, or arrangements to which Acquiror, Sponsor (or any Affiliate of Sponsor), or any PIPE Investor is party or by which any of them is bound relating to any Subscription Agreement, the PIPE Investment or the transactions contemplated by any of them, (c) any changes to the “Closing Date” (as defined in the Subscription Agreements) other than a date that is on or before three (3) Business Days prior to the Closing Date, or (d) or agree to, any alternative settlement procedures pursuant to Section 2(b) of the Subscription Agreements. Without limiting anything contained in this Agreement or the Subscription Agreements, Acquiror shall take, and, as applicable, cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the respective terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to (i) satisfy on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of the Closing Notice (as defined in the Subscription Agreements), and (iii) enforce its rights under the Subscription Agreements subject to all the provisions thereof to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the full PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (A) of any actual breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement to the Knowledge of Acquiror; (B) of the receipt or provision of any written notice or other written communication to or by Acquiror or any of its Representatives from or to any party to any Subscription Agreement pursuant to any such Subscription Agreement, including with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any provisions of any Subscription Agreement; and (C) otherwise if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

Section 7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law, or (z) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Acquiror Parties and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, facilities, books, Tax Returns, records and appropriate officers and employees of Acquiror, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of any Acquiror Party, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply.

Section 7.06 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all commercially reasonable steps as may be required to cause any acquisition or disposition of the Acquiror Class A Share or Domesticated Acquiror Common Stock (as applicable) that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b- 3 promulgated under the Exchange Act.

Section 7.07 Incentive Equity Plans. Prior to the Registration Statement Effective Date, Acquiror shall approve and adopt an equity incentive plan (the “Acquiror Incentive Equity Plan”) and an employee stock purchase plan (the “Acquiror ESPP”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, initially reserving (A) with respect to the Acquiror Incentive Equity Plan, a number of shares of Domesticated Acquiror Common Stock for grant thereunder (exclusive of the number of shares of Domesticated Acquiror Common Stock subject to outstanding Company Awards as of such date of approval) equal to a number intended to represent approximately 10% of the total number of shares of Domesticated Acquiror Common Stock that would be issued and outstanding on a fully diluted basis following the First Effective Time, and (B) with respect to the Acquiror ESPP, a number intending to represent 2% of the total number of shares of Domesticated Acquiror Common Stock that would be issued and outstanding on a fully diluted basis following the First Effective Time. The Acquiror Incentive Equity Plan and the Acquiror ESPP will provide for customary annual increases to such share reserve not to exceed 5% and 1%, respectively, of the then outstanding shares of Domesticated Acquiror Common Stock for a period of up to ten (10) years. Acquiror shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to shares of Domesticated Acquiror Common Stock issuable pursuant to the Acquiror Incentive Equity Plan and the Acquiror ESPP. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to Acquiror, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Acquiror Incentive Equity Plan and the Acquiror ESPP remain outstanding.

Section 7.08 Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to the NYSE a listing application, if required under NYSE rules, covering shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants issuable in the Mergers and the Domestication to be listed on the NYSE, and shall obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants.

Section 7.09 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.10 Acquiror Board Recommendation.

(a) Neither Acquiror nor the board of directors of Acquiror shall (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or publicly propose to change, withdraw, withhold, amend, qualify or modify, the Acquiror Board Recommendation for any reason (each, a “Change in Recommendation”). Unless the board of directors of Acquiror has effected a Change in Recommendation pursuant to, in strict compliance with and only as expressly permitted under Section 7.10(b), the board of directors of Acquiror shall publicly reaffirm the Acquiror Board Recommendation within five (5) Business Days of receipt of a written request therefor from the Company; provided that Acquiror shall be obligated to make only two (2) such public reaffirmations.

(b) Prior to obtaining approval of the Required Acquiror Shareholder Approval, solely in response to an Intervening Event, the board of directors of Acquiror may make a Change in Recommendation if (and only if) (i) an Intervening Event has occurred, (ii) the board of directors of Acquiror determines in good faith, after consultation with its outside counsel (which shall include Cayman counsel) that failure to make a Change in Recommendation in response to such Intervening Event would be a breach of applicable Law, (iii) Acquiror delivers to the Company a five (5) Business Days’ prior written notice written notice (an “Intervening Event Notice”) advising the Company that the board of directors of Acquiror proposes to make such Change in Recommendation and the rationale therefor (including the material facts underlying the board’s determination), (iv) during the five (5) Business Day period following the delivery of the Intervening Event Notice (the “Consideration Period”), Acquiror shall negotiate in good faith with the Company and its Representatives, if requested by the Company, regarding any adjustments or modifications to the terms of Transaction Agreements and the Transactions, and (v) at the end of the Consideration Period, the board of director of Acquiror again makes the determination in good faith, after consultation with its outside legal counsel (which shall include Cayman counsel) that failure to make a Change in Recommendation in response to such Intervening Event would be a breach of applicable Law (and after taking into account any adjustments or modifications proposed by the Company during the Consideration Period). For the avoidance of doubt, without limiting or qualifying the foregoing, in no event and under no circumstances shall Acquiror or the board of directors of Acquiror (or any other Person acting on behalf of any of them), directly or indirectly, effect or make any Change in Recommendation prior to the end of the Consideration Period. Notwithstanding the foregoing, Acquiror’s obligation to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting for the purpose of seeking approval of the Acquiror Shareholder Matters shall not be affected by any proposed or actual Change in Recommendation (or the delivery of an Intervening Event Notice), and Acquiror shall establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for the approval of Acquiror Shareholders the matters contemplated by the Proxy Statement/Registration Statement as contemplated by Section 8.02(d), regardless of whether or not there shall have occurred any proposed or actual Change in Recommendation (or whether or not an Intervening Event Notice has been delivered).

Section 7.11 Domestication. Subject to receipt of the Required Acquiror Shareholder Approval, prior to the First Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication. In accordance with applicable Law and in accordance with the Organizational Documents of the Acquiror, prior to the First Effective Time, without any action on the part of any Acquiror Shareholder, (i) immediately prior to the Domestication, each then issued and outstanding Acquiror Class B Share shall convert automatically, on a one-for-one basis, into one Acquiror Class A Share, and (ii) immediately following the conversion described in clause (i), upon the Domestication, (x) each then issued and outstanding Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, (y) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement and (z) each then issued and outstanding Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of, or notices to, any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement, (ii) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws of the other jurisdictions set forth on Schedule 8.01(a) of the Company Disclosure Schedules with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement (and any filing fees associated with any such filings shall be paid by Acquiror) and (iii) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including any Competition Authorities) for additional information and documentary material that may be requested pursuant to any Competition Laws (including the HSR Act). Acquiror shall promptly inform the Company of any communication between any Acquiror Party, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or any other Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of Acquiror and the Company.

(b) During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror Parties shall cooperate in good faith with the Competition Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under the Competition Laws or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Competition Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including (i) selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect the Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company and its Subsidiaries, and (ii) contesting, defending, challenging and appealing any threatened or pending proceeding, or preliminary or permanent injunction, or other Law or Governmental Order that would adversely affect, delay or prevent the ability of any Party to consummate the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, that Acquiror shall not, and shall cause its Subsidiaries and Affiliates not to, take any action described in subsection (i) of this Section 8.01(c) that relates to, or involves, impacts, burdens or restricts, the Company or its Subsidiaries or Affiliates, or any of their respective assets, businesses or product lines, without the Company’s prior written consent in respect of each instance; provided, further, that notwithstanding anything to the contrary contained herein, none of the Acquiror Parties shall be deemed to be in breach of this Section 8.01(c) for failure to take any such action described in this Section 8.01(c) as a result of any condition, delay, or withholding of the Company’s prior written consent in respect of such action.

(d) Acquiror shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Competition Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) other than for de minimis costs and expenses, in no event shall Acquiror, Merger Subs, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions; provided that any fees relating to any filings under Competition Laws (including HSR) shall be borne in accordance with Section 11.05.

(f) During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a Representative of an Acquiror Party) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a Representative of the Company or its Subsidiaries). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) Acquiror and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation, (ii) in no event shall Acquiror (or any of its Representatives), settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (iii) in no event shall the Company (or any of its Representatives), settle or compromise any Transaction Litigation without the prior written consent of the Acquiror (not to be unreasonably withheld, delayed or conditioned).

Section 8.02 Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and, subject to receipt of the PCAOB Audited Financials, Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding Acquiror Class A Shares and Acquiror Warrants and units comprising such, respectively, in the Domestication, and (B) the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Stock Consideration (collectively, the “Registration Statement Securities”). The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Stock Consideration, other than certain equity securities issuable under the Acquiror Incentive Equity Plan that are based on Domesticated Acquiror Common Stock and constitute a portion of the Aggregate Stock Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to Acquiror, the Company, Merger Subs, as the case may be, or their respective tax advisors, to provide an opinion that the conversion contemplated by Section 7.11, the Domestication, or the Mergers qualify as a reorganization within the meaning of Section 368 of the Code or otherwise qualifies for the Intended Tax Treatment. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act (the “Registration Statement Effective Date”).

(b) Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Proxy Statement/Registration Statement, any Offer Document and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement/Registration Statement or such other document and will provide the Company with a reasonable opportunity to review and comment on such drafts and shall consider all such comments in good faith from the Company or its Representatives, and, except as otherwise contemplated by Section 8.05(b), Acquiror shall not file any such documents with the SEC that are prepared in connection with the Mergers and the other transactions contemplated hereby without the prior consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), in each case except in connection with a Change in Recommendation pursuant to, in strict compliance with and only as expressly permitted under Section 7.10(b). Acquiror will advise the Company reasonably promptly after it receives notice thereof, of: (A) the time when the Proxy Statement/Registration Statement has been filed; (B) in the event the preliminary Proxy Statement/Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Proxy Statement/Registration Statement; (D) any request by the SEC for amendment of the Proxy Statement/Registration Statement; (E) any comments (written or oral) from the SEC relating to the Proxy Statement/Registration Statement and responses thereto; and (F) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Proxy Statement/Registration Statement as promptly as reasonably practicable and shall use its reasonable best efforts to have the Proxy Statement/Registration Statement cleared by the SEC under the Exchange Act as promptly as reasonably practicable; provided that, prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company and its Representatives with a reasonable opportunity to review and comment on such drafts. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts in connection with Acquiror’s preparation for inclusion in the Proxy Statement/Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(c) Each of Acquiror and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement /Registration Statement will, at the date it is first mailed to the Acquiror Shareholders or Company Stockholders, as applicable and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(i) From and after the date on which the Proxy Statement/Registration Statement is mailed to the Acquiror Shareholders or Company Stockholders, as applicable, (i) the Company will give Acquiror prompt written notice of any development regarding the Company or its Subsidiaries and (ii) Acquiror will give the Company prompt written notice of any development regarding Acquiror, in either case which becomes known by the Company or Acquiror, as applicable, that would cause the Proxy Statement/Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement/Registration Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, Acquiror and the Company shall use their reasonable best efforts to promptly cause an amendment or supplement to be made to the Proxy Statement/Registration Statement, such that the Proxy Statement/Registration Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

(ii) If, at any time prior to the Acquiror Shareholders’ Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Registration Statement so that the Proxy Statement/Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement/Registration Statement containing such information. The Company will provide to Acquiror all information regarding the Company, its Affiliates and its business to the extent necessary for any filing contemplated by the immediately preceding sentence.

(iii) Acquiror shall use its reasonable best efforts to obtain all necessary state “blue sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and any of its respective members or Company Stockholders as may be reasonably necessary in connection with any such action.

(d) Acquiror Shareholders’ Meeting. Provided that the Company complies in all material respects with is obligations under Section 6.04 hereof, Acquiror will use its reasonable best efforts to take, in accordance with applicable Law, NYSE rules and the Acquiror’s Organizational Documents, all action necessary to (i) duly call, give notice of, convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) as promptly as reasonably practicable after the Registration Statement Effective Date (but in no event later than thirty (30) Business Days after the Registration Statement Effective Date) (and will disseminate the Proxy Statement/Registration Statement as promptly as practicable after the Registration Statement Effective Date), to consider and vote upon the approval of the Acquiror Shareholder Matters and to cause such vote to be taken and (ii) provide the Acquiror Shareholders with the opportunity to elect to effect an Acquiror Shareholder Redemption. Notwithstanding anything to the contrary contained in this Agreement, Acquiror may only elect (after reasonable consultation with the Company) to postpone or adjourn such Acquiror Shareholders’ Meeting: (w) to the extent such postponement or adjournment is required by applicable Law, (x) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement/Registration Statement that the board of directors of Acquiror has determined in good faith (after consultation with outside legal counsel (including Cayman counsel)) is required by applicable Law and for such supplement or amendment to be promptly disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting for Acquiror Shareholders, (y) as of the time for which the Acquiror Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Registration Statement) if there are insufficient shares of Acquiror Share represented (either in person or by proxy) and voting to approve the Acquiror Shareholder Matters or to constitute a quorum necessary to conduct the business of the Acquiror Shareholders’ Meeting or (z) if a postponement or adjournment is required to solicit additional proxies for the purpose of obtaining the Required Acquiror Shareholder Approval; provided that such meeting (I) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (except to the extent required by applicable Law or otherwise agreed to by the Company in writing) and (II) shall not be held later than fifteen (15) Business Days prior to the Termination Date. Unless the board of directors of Acquiror has effected a Change in Recommendation pursuant to, in strict compliance with and only as expressly permitted under Section 7.10(b), Acquiror shall, following the Registration Statement Effective Date, use its reasonable best efforts to take all actions necessary (in its discretion or at the reasonable request of the Company) to obtain the approval of the Acquiror Shareholder Matters at the Acquiror Shareholders’ Meeting, including as such Acquiror Shareholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting from its shareholders proxies in favor of the Acquiror Shareholder Matters and including in the Proxy Statement/Registration Statement the Acquiror Board Recommendation. Each party shall keep the other party reasonably informed regarding all matters relating to the Acquiror Shareholder Matters and the Acquiror Shareholders’ Meeting, including by promptly furnishing any voting or proxy solicitation reports received by such party in respect of such matters and similar updates regarding any Acquiror Shareholder Redemptions.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company will not, and the Company will cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives acting on its or their behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than Acquiror and its Representatives (including Sponsor)), or enter into or deliver any agreement (including any confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction involving the sale of the Equity Securities of the Company, or all or a material portion of the assets of the Company (on a consolidated basis) with any Person (other than Acquiror) (a “Company Alternative Transaction”); provided that (i) the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions and (ii) issuance of Equity Securities that is permitted under Section 6.01(d), in either case, shall not be deemed a violation of this Section 8.03(a). The Company shall as promptly as practicable advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto). The Company shall, and shall instruct and use its reasonable best effort to cause its Representatives (including the Company Stockholders and the Company Sponsor) to, immediately discontinue any discussions or negotiations relating to any Company Alternative Transaction.

(b) During the Interim Period, the Acquiror Parties will not, and the Acquiror Parties shall instruct and use reasonable best efforts to cause their Representatives (including Sponsor) acting on their behalf not to, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than the Company and its Representatives), or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with respect to any business combination transaction involving any Acquiror Party and all or a material portion of the assets and/or business of any Person (other than the Company) (each, a “SPAC Alternative Transaction”); provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall as promptly as practicable advise the Company of any inquiry or proposal regarding a SPAC Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto). Acquiror shall, and shall instruct and use its reasonable best effort to cause its Representatives (including Sponsor) to, immediately discontinue any and all discussions or negotiations relating to any SPAC Alternative Transaction.

(c) Notwithstanding anything to the contrary, no Party shall be in breach of this Section 8.03 (including for the purposes of any of the conditions set forth in Section 9.02 or Section 9.03) unless and to extent such Party has committed a Willful Breach of this Section 8.03.

Section 8.04 Tax Matters.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of Acquiror, Merger Subs and the Company intend that (i) the conversion contemplated by Section 7.11 and the Domestication qualify for the Conversion/Domestication Intended Tax Treatment and (ii) the Mergers, taken together, constitute a single integrated transaction that qualifies for the Mergers Intended Tax Treatment. Acquiror, Merger Subs and the Company will prepare and file all Tax Returns consistent with the Conversion/Domestication Intended Tax Treatment and the Mergers Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of Acquiror, Merger Subs and the Company agrees to promptly notify all other Parties of any challenge to the Conversion/Domestication Intended Tax Treatment or the Mergers Intended Tax Treatment by any Governmental Authority. Acquiror, Merger Subs and the Company shall use reasonable best efforts to cooperate with each other and their respective counsel to document and support the treatment of the Transactions in a manner consistent with the Conversion/Domestication Intended Tax Treatment and the Mergers Intended Tax Treatment, including by providing factual customary support letters reasonably acceptable to Acquiror, Merger Subs and the Company.

(b) None of Acquiror, Merger Subs or the Company shall knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action which would reasonably be expected to prevent the Mergers from qualifying for the Mergers Intended Tax Treatment. None of Acquiror or any of its Affiliates (other than the Company and its Subsidiaries following the Closing Date) shall knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action which would reasonably be expected to prevent the conversion contemplated by Section 7.11 or the Domestication from qualifying for the Conversion/Domestication Intended Tax Treatment.

(c) The Company, Acquiror and Merger Subs hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).

(d) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne and timely paid by the Surviving Entity. Each of Acquiror, Merger Subs, the Company, the Surviving Corporation and the Surviving Entity shall use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

(e) The Company shall prepare and file, or cause to be prepared and filed, all material Tax Returns for the Company and its Subsidiaries that are required to be filed prior to the Closing Date (collectively, the “Company Prepared Returns”). Each Company Prepared Returns shall be prepared in all material respects in a manner consistent with the past practices of the Company or the relevant Subsidiary, unless otherwise required by applicable Law. The Company shall cause each Company Prepared Return that is a U.S. federal or state income Tax Return for the taxable year ending December 31, 2020 to be provided to the Acquiror for review and comment as soon as reasonably practicable before the due date of each such Company Prepared Return (taking into account any applicable extensions), and shall consider in good faith any comments that the Acquiror may provide to any such Company Prepared Return.

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information; provided that Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof; and provided that nothing in this Section 8.05(a) shall relieve any PIPE Investor from any confidentiality obligations (pursuant to Contract or otherwise) to the Company or Acquiror or any of their respective Affiliates.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law, in which case, Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; or (ii) in connection with a Change in Recommendation made pursuant to, in strict compliance with and only as expressly permitted under Section 7.10(b), in which case, the consent of the Company shall not be required to issue a public announcement of, and related specifically to, such Change in Recommendation; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c) Promptly after the execution of this Agreement, Acquiror and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement, which announcement will be attached to Acquiror’s Form 8-K to be filed with the SEC in connection with entering into this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by Acquiror, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, subject to the prior mutual consent of Acquiror and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall issue the Closing Press Release.

Section 8.06 Post-Closing Directors. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all such action within its power as may be necessary or appropriate such that effective as of the First Effective Time, the board of directors of Acquiror will be comprised of such individuals determined by the Company prior to the Closing, subject applicable Law and the Acquiror Restated Charter and Acquiror Restated Bylaws; provided that Acquiror shall have the right to designate, as of the Closing, one individual (reasonably acceptable to the Company) as a Class II director (pursuant to the Acquiror Restated Charter); provided, further, that the individual set forth on Schedule 8.06 of the Acquiror Disclosure Schedules shall be deemed acceptable to the Company and appointed, as of the Closing Date, as a Class II director.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) Competition Approvals. The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or having the effect of making illegal the consummation of the First Merger.

(c) Net Tangible Assets. After giving effect to the Transactions (including the PIPE Investment), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

(d) Acquiror Shareholder Approval. The Required Acquiror Shareholder Approval shall have been obtained.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(f) Stock Exchange Approval. The shares constituting the Aggregate Stock Consideration shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(g) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose are outstanding or threatened by the SEC and not withdrawn.

Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by Acquiror in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company, contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization), Section 4.08(c) (Restricted Payments) and Section 4.21 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 (Capitalization) and in Section 4.09(b)(x) (Absence of Certain Changes)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(iii) The representations and warranties of the Company contained in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iv) The representations and warranties of the Company contained in Section 4.09(b)(x) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied.

(e) Company Stockholder Approval. The Company shall have delivered, or caused to be delivered, to Acquiror the Company Stockholder Approval.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article V (other than representations and warranties set forth in Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in Section 5.11 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

(d) Investor Rights Agreement. Acquiror shall have delivered to the Company a copy of the Investor Rights Agreement duly executed by Acquiror, the Sponsor and the existing holders of shares of Acquiror Class B Share.

(e) Available Closing Acquiror Cash. The Available Closing Acquiror Cash is no less than $250,000,000.

(f) Resignations of Directors and Officers. Acquiror shall have delivered to the Company written resignations effective as of the First Effective Time, of the officers and directors of Acquiror set forth on Schedule 9.03(f) of the Acquiror Disclosure Schedules.

(g) Domestication. The Domestication shall have been consummated as provided in Section 7.11 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Acquiror and the Company;

(b) by either Acquiror or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the First Merger, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either Acquiror or the Company, if the First Effective Time has not occurred by 11:59 p.m., New York City time, on December 24, 2021 (the “Termination Date”); provided, however, that if the SEC has not declared the Proxy Statement/Registration Statement effective on or prior to November 30, 2021, the Termination Date shall be automatically extended to February 24, 2022; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose material breach of any provision of this Agreement caused or resulted in the failure of the First Merger to be consummated by such time;

(d) by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Shareholder Approval upon vote taken thereon at the Acquiror Shareholders’ Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any Party if such Party has breached any of its obligations under Section 8.02;

(e) by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, is not cured by the Company before the earlier of (x) the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty fifth (45th) day following receipt of written notice from Acquiror of such breach or failure to perform: provided that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by the Company, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the applicable Acquiror Party by the Termination Date, is not cured by the applicable Acquiror Party Sub, as the case may be, before the earlier of (x) the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty fifth (45th) day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(g) by Acquiror, by written notice to the Company, if the Company Stockholder Approval shall not have been obtained within five (5) Business Days after the Registration Statement Effective Date; provided that Acquiror shall have no right to terminate this Agreement pursuant to this Section 10.01(g) at any time following the delivery to the Acquiror or its Representatives on its behalf of the Company Stockholder Approval, even if the Company Stockholder Approval is delivered following such five (5) Business Days period after the Registration Statement Effective Date.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.05(a) (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the First Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror and Merger Subs shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Subs, prior to the Closing, to:

ION Acquisition Corp. 2 Ltd.

89 Medinat Hayehudim Street

Herzliya 4676672, Israel

Attention: Anthony Reich

Email: anthony@ion-am.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Colin Diamond and Robert Chung

E-mail: cdiamond@whitecase.com, robert.chung@whitecase.com

and

Goldfarb Seligman & Co.

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attention: Aaron M. Lampert

E-mail: aaron.lampert@goldfarb.com

(b)	If to the Company, or, following the Closing, the Surviving Corporation, or the Surviving Entity, to:

Innovid, Inc.

30 Irving Place, 12th floor

New York, NY 10003

Attention: Nabilah Irshad

Email: nabilah@innovid.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Eyal Orgad and Michael Vardanian

Email: Eyal.Orgad@lw.com; Michael.Vardanian@lw.com

with a copy (which shall not constitute notice) to:

Furth, Wilensky, Mizrachi, Knaani - Law Offices

1 Azrieli Center

Tel-Aviv 6701101, Israel

Attention: Erez Mizrachi and Nir Sadeh

E-mail: Erez@fwmk-law.co.il; nirs@fwmk-law.co.il

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) Prior Counsel and each Designated Person are intended third-party beneficiaries of, and may enforce, Section 11.17.

Section 11.05 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisors and accountants; provided, that, if the Closing occurs, such expenses incurred in connection with this Agreement and the Transactions incurred by both Parties shall be borne by the Surviving Entity. Notwithstanding anything contained in Section 6.03, if this Agreement is duly terminated prior to the Closing, Acquiror and the Company shall each bear fifty percent (50%) of the filing and similar fees relating to (A) any filings under Competition Laws (including HSR), (B) any filings with the SEC pursuant to Section 8.02 (including the Proxy Statement/Registration Statement) and (C) if mutually agreed by Acquiror and the Company, obtaining an independent market research report for use in connection with the Transactions.

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction except that any matter relating to the fiduciary obligations of the board of directors of Acquiror shall be governed by the Laws of the Cayman Islands (without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction).

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Disclosure Schedules and the Acquiror Disclosure Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure to such other sections or schedules is reasonably apparent on the face of the disclosure in such Schedule.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of March 11, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including (x) failing to take such actions as are required of them hereunder to consummate this Agreement and (y) failing to take such actions as are required of Acquiror to consummate the PIPE Investment in accordance with the terms of the Subscription Agreements or otherwise failure by the Acquiror to comply with its obligations under Section 7.04) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. The Parties hereby agree that, in the event that any Action is brought against either Party as contemplated by this Section 11.13, the Termination Date shall be extended until thirty (30) days following the date of resolution of such Action.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Named Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Named Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement) (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”). For the avoidance of doubt, this Section 11.14 shall not apply to any express obligation of any named party to any other Transaction Agreements under the express terms of such Transaction Agreement.

Section 11.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud; provided that the representations and warranties set forth in Section 4.26 (No Outside Reliance), Section 4.28 (No Other Representations), Section 5.17 (No Outside Reliance) and Section 5.18 (No Other Representations) shall survive, and shall not terminate at, the Closing. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Closing but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Investor Rights Agreement shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of Acquiror and Merger Subs; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud against the Party committing such Fraud.

Section 11.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Each of the Parties acknowledge that on or prior to the Closing Date, Latham & Watkins LLP and Furth, Wilensky, Mizrachi, Knaani - Law Offices (collectively, the “Company Prior Counsel”), on the one hand, has represented the Company and its Subsidiaries and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Company Designated Person”) and White & Case LLP and Goldfarb Seligman & Co., Law Offices (collectively, the “Acquiror Prior Counsel” and together with the Company Prior Counsel, “Prior Counsel”), on the other hand, has represented the Acquiror Parties, the Sponsor, and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Acquiror Designated Person” and together with the Company Designated Persons, the “Designated Persons”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any Post-Closing Matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Surviving Entity, its Subsidiaries, and the Acquiror Parties (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more of the applicable Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), such Designated Persons reasonably anticipate that the applicable Prior Counsel of such Designated Persons will represent them in connection with such matters. Accordingly, each of the Parties (on its own behalf and on behalf of its Subsidiaries) hereby (i) waives and shall not assert any conflict of interest arising out of or relating to such representation by such Prior Counsel in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, the applicable Prior Counsel of such Designated Persons may represent one or more such Designated Persons (i.e., each or one of Company Prior Counsel may represent a Company Designated Person and each or one of the Acquiror Prior Counsel may represent an Acquiror Designated Person) in such Post-Closing Matter even though the interests of such Designated Person(s) may be directly adverse to the Post-Closing Group (or any member thereof) and even though the applicable Prior Counsel of such Designated Persons may have represented the Post-Closing Group (or any member thereof) in a matter substantially related to such dispute. Without limiting the foregoing, each of the Acquiror Parties and the Company (each on behalf of itself and its Affiliates) consents to the disclosure by applicable Prior Counsel, in connection with one or more Post-Closing Representations, to the applicable Designated Persons of any information learned by such applicable Prior Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege (or other privilege or protections) or such applicable Prior Counsel’s duty of confidentiality in favor of and with respect to the Company, its Subsidiaries, the Acquiror Parties, the Sponsor, and/or their respective Affiliates, as the case may be, and whether or not such disclosure is made before or after the Closing.

(b) Attorney-Client Privilege. Each of the Acquiror Parties and the Company (each on behalf of itself and its Affiliates) waives and shall not assert any attorney-client privilege, attorney work- product protection or expectation of client confidence with respect to any communication between the applicable Prior Counsel, on the one hand, and any corresponding Designated Person (that is not the waiving party hereunder), on the other hand, or any advice given to any such corresponding Designated Person by the applicable Prior Counsel, occurring during one or more applicable Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any such corresponding Designated Person and one or more members of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by any such corresponding Designated Person, and shall not pass to or be claimed or used by Acquiror or the Company and its Subsidiaries, except as expressly provided in the last sentence of this Section 11.17(b). Notwithstanding the foregoing, in the event that a dispute arises between any member of the Post-Closing Group, on the one hand, and a third party other than a Designated Person, on the other hand, such member of the Post-Closing Group shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the applicable Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction, of such applicable Designated Person.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries or of the Acquiror Parties or the Sponsor, as the case may be, containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the Transactions and, notwithstanding anything herein or otherwise to the contrary, be distributed to the applicable Designated Persons (that are not Acquiror or the Company) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company and its Subsidiaries or by the Acquiror Parties or the Sponsor, as the case may be. Absent the prior written consent of the applicable Designated Persons (that are not Acquiror or the Company), neither Acquiror nor (following the Closing) the Company shall have a right of access to Privileged Materials. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Acquiror under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ION ACQUISITION CORP 2 LTD.

By:	/s/ Anthony Reich
Name:	Anthony Reich
Title:	Chief Financial Officer

INSPIRE MERGER SUB 1, INC.

By:	/s/ Anthony Reich
Name:	Anthony Reich
Title:	President

INSPIRE MERGER SUB 2, LLC

By:	/s/ Anthony Reich
Name:	Anthony Reich
Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

INNOVID, INC.

By:	/s/ Zvika Netter
Name:	Zvika Netter
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

ACQUIROR RESTATED CHARTER

See attached.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[INNOVID CORP.]

[Innovid Corp.] (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is [Innovid Corp.] The Corporation was incorporated under the name [●] by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on [●].

2. This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3. The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on [●], 2021.

[Innovid Corp.], a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT A

ARTICLE I

The name of the corporation is [Innovid Corp.] (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [●]. The total number of shares of Common Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided. Any share of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. General Powers. Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Classes of Directors. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of the whole Board of Directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

D. Term and Removal. The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

E. Vacancies and Newly Created Directorships. Except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

F. Amendments. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two- thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. Vote by Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE VIII

A. Consent of Stockholders In Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Special Meeting of Stockholders. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons.

C. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE IX

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Restated Certificate inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE X

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII

A. Amendment. Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VIII, Article IX, Article X, Article XI, and this Article XII.

B. Severability. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

EXHIBIT B

ACQUIROR RESTATED BYLAWS

See attached.

Amended and Restated Bylaws of

[Innovid Corp.]

(a Delaware corporation)

i

TABLE OF CONTENTS

(continued)

ii

Amended and Restated Bylaws of

[Innovid Corp.]

Article I - Corporate Offices

1.1	Registered Office.

The address of the registered office of [Innovid Corp.] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2	Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1	Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2	Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these Bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3	Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4	Notice of Business to be Brought Before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.7, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation (the “Secretary”) and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting which, in the case of the first annual meeting of stockholders following the closing of the Corporation's initial underwritten public offering of common stock, the date of the preceding year's annual meeting shall be deemed to be [month, day]; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

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(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a- 1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person's business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

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For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(g) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or stockholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5	Notice of Nominations for Election to the Board.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these Bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

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(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period or extend any time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth (10th) day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(a).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

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(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed in Section 2.5 for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation upon request) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation upon request) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(b) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

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(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7	Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

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2.8	Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9	Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10	Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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2.11	Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12	Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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2.13	Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14	List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15	Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

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Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)	count all votes or ballots;

(iii)	count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16	Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1	Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2	Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

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3.3	Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these Bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders to be qualified for election or service as a director of the Corporation. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.

3.4	Resignation; Vacancies; Removal.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.

3.5	Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6	Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

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3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.4 of these Bylaws, a meeting of the Board may be held if a majority of the directors then in office participate in such meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

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3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings; meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.9 (board action without a meeting); and

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(v)	Section 7.13 (waiver of notice),

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Treasurer, one (1) or more Vice Presidents, one (1) or more [Executive][Senior] Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, [the President]/[the Chief Financial Officer], to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

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Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer [or the President][or the Chief Financial Officer], is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the oversight of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation may be be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. [The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, Chief Financial Officer, any Executive Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation] shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

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7.10 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

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Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any current or former director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity (a “covered person”), including service with respect to employee benefit plans, out of the assets of the Corporation, against all liability, claims, damages, costs, and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect, or willful default. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board. No covered person shall be found to have committed actual fraud, willful neglect or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. The directors, on behalf of the Corporation, may purchase and maintain insurance for the benefit of any director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Corporation.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay or advance the expenses (including attorneys’ fees) incurred by any covered person, and may pay or advance the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment or advance of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts paid or advanced (without interest) if it should be ultimately determined by final judgment or other final adjudication that the person is not entitled to be indemnified under this Article IX or otherwise.

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9.4 Determination; Claim.

If a claim for indemnification (following the final judgment or other final adjudication of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non- profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

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Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, [President][Chief Financial Officer], and Secretary, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and Bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Definitions

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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[Innovid Corp.]

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Innovid Corp., a Delaware corporation (the “Corporation”), and that the foregoing Bylaws were approved on [ ● ], 2021, effective as of [ ● ], 2021 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ● ] day of [ ● ], 2021.

[Name]
[General Counsel and Secretary]

EXHIBIT C

COMPANY STOCKHOLDER SUPPORT AGREEMENTS

See attached.

[Date]

ION Acquisition Corp 2 Ltd.

89 Medinat Hayehudim Street

Herzliya 4676672, Israel

Innovid, Inc.

30 Irving Place, 12th floor

New York, NY 10003

Attention: Nabilah Irshad

Email: nabilah@innovid.com

Re: Company Stockholder Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Company Stockholder Support Agreement”) is being delivered to ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (together with its successor, “Acquiror”), and Innovid, Inc., a Delaware corporation (the “Company”), by the party listed on the signature pages hereto as a “Stockholder” (the “Stockholder”) in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Investment, the “Business Combination”). Certain capitalized terms used herein are defined in Section 8 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

As of the date hereof, the Stockholder is the owner of record and Beneficially Owns (as defined below) the shares of Company Capital Stock identified on Schedule A hereto (collectively, the “Covered Shares”).

Unless the context of this Company Stockholder Support Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Company Stockholder Support Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Company Stockholder Support Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Company and, at all times prior to any valid termination of this Company Stockholder Support Agreement, Acquiror as follows:

1.	The Stockholder irrevocably agrees that it, he or she shall, at any meeting of the stockholders of the Company (whether annual or special, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:

(a)	vote all Covered Shares owned by it, him or her in favor of the Business Combination and each other proposal related to the Business Combination;

b.	appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c.	vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Company Alternative Transaction or any other action that would reasonably be expected to materially frustrate the purposes of or impede, interfere with, delay, postpone or adversely affect the First Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or any other agreement entered into by the Company or the Stockholder in connection with the Business Combination or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Company Stockholder Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any Company Capital Stock;

d.	vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of the Company or any recapitalization, reorganization, liquidation or winding up of the Company (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and

e.	not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the Company Stockholder Approval or otherwise.

The obligations of the Stockholder specified in this Section 1 shall apply whether or not the First Merger or any action described above is recommended by the board of directors of the Company or if the board of directors of the Company has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Company Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any right or obligation contained in the Merger Agreement.

From and after the date hereof until the valid termination of this Company Stockholder Support Agreement in accordance with its terms, the Stockholder shall not, without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares and with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in this Section 1 that is inconsistent with such Person’s obligations under this Company Stockholder Support Agreement.

2.	The Stockholder hereby agrees and acknowledges that prior to any valid termination of this Company Stockholder Support Agreement, Acquiror would be irreparably injured in the event of a breach by the Stockholder of its, his or her obligations under Section 1 or Section 3, as applicable, of this Company Stockholder Support Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching parties shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such parties may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Stockholder hereby agrees that it, he or she will not allege, and hereby waives the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3.	Transfers.

(a)	The Stockholder shall not Transfer any Covered Shares until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of this Company Stockholder Support Agreement in accordance with its terms; provided, however, that such Transfer shall be permitted (x) as required or expressly contemplated by the Merger Agreement or any other Transaction Agreements, or (y) in accordance with Section 3(c).

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(b)	In the event the Business Combination is consummated, the Stockholder shall not Transfer any Equity Securities of the Acquiror Beneficially Owned or held by it, him or her immediately following the Effective Time (the “Covered Acquiror Securities”) until the Lock-Up Termination Date. “Lock-Up Termination Date” means the earlier of (i) the date that is one hundred eighty days after the Closing Date or (ii) the “Lock-Up Termination Date” as set forth in the Sponsor Support Agreement.

(c)	Notwithstanding the provisions set forth in Section 3(a) or Section 3(b), Transfers of the Covered Shares or the Covered Acquiror Securities (as applicable) that are held by the Stockholder or any of its permitted transferees (that have complied with this Section 3(c)), are permitted (i) to the Company’s officers or directors, any Affiliate or any immediate family member of any of the Company’s officers or directors or any members or partners of the Stockholder or their respective Affiliates, or any Affiliates of the Stockholder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; or (vi) to Acquiror, the Company, or the Sponsor; provided, however, that in each case of clauses (i) through (v), these permitted transferees must, before any such Transfer is effected, enter into a written agreement with the Company and Acquiror agreeing to be bound by this Company Stockholder Support Agreement (including provisions relating to voting, the Trust Account, transfer restrictions, and liquidating distributions).

4.	The Stockholder hereby agrees that, during the period commencing on the date hereof and ending upon the valid termination of this Company Stockholder Support Agreement in accordance with its terms, without the prior written consent of Acquiror, the Stockholder shall not and shall instruct and use reasonable best efforts to cause its Representatives acting on its behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than Acquiror and its Representatives) or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any Company Alternative Transaction; provided, that, the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 4 or Section 8.03(a) of the Merger Agreement; and provided, further, that the Stockholder shall as promptly as practicable advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto) and shall immediately discontinue any and all discussions or negotiations relating to any Company Alternative Transaction.

5.	Solely in connection with and only for the purpose of the First Merger, to the extent not prohibited by applicable Law, the Stockholder hereby irrevocably and unconditionally waives and agrees not to assert, claim or perfect any rights of appraisal in connection with or rights to dissent from the First Merger that the Stockholder may have by virtue of ownership of the Covered Shares.

6.	The Stockholder hereby represents and covenants that it has not entered into, and, prior to the valid termination of this Company Stockholder Support Agreement in accordance with its terms, shall not enter into, any Contract that could restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

7.	The Stockholder currently, and as of the Closing will, Beneficially Own all of the outstanding Covered Shares, except in connection with the Secondary Sale or for those Covered Shares Beneficially Owned by a permitted transferee in accordance with Section 3(c). The Covered Shares Beneficially Owned by the Stockholder as of the date hereof are set forth on Schedule A hereto. As of the date of this Company Stockholder Support Agreement, neither the Stockholder nor any of its Affiliates Beneficially Own any Company Capital Stock except as set forth on Schedule A and except for any equity awards granted under the Company Incentive Plan.

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8.	As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; and (ii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

9.	This Company Stockholder Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Stockholder. This Company Stockholder Support Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by Acquiror, the Company and the Stockholder.

10.	No party hereto may assign either this Company Stockholder Support Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with Transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the other parties. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee or transferee. This Company Stockholder Support Agreement shall be binding on the Stockholder, Acquiror and the Company and their respective successors, heirs and permitted assigns or transferees.

11.	Nothing in this Company Stockholder Support Agreement shall be construed to confer upon, or give to, any Person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Company Stockholder Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Company Stockholder Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.

12.	This Company Stockholder Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.	This Company Stockholder Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Company Stockholder Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Company Stockholder Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14.	This Company Stockholder Support Agreement, and all Actions or causes of action based upon, arising out of, or related to this Company Stockholder Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Company Stockholder Support Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Company Stockholder Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS COMPANY STOCKHOLDER SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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15.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Company Stockholder Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business or if to the Stockholder, to the address of such Stockholder as indicated on such Stockholder’s signature page hereto.

16.	This Company Stockholder Support Agreement shall terminate upon the earlier to occur of (i) the Closing (other than Section 3(b), which shall remain in full force and effect), (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Company Stockholder Support Agreement shall be of no force and effect. No such termination shall relieve the Stockholder or Acquiror from any liability resulting from a breach of this Company Stockholder Support Agreement occurring prior to such termination.

17.	The Stockholder hereby represents and warrants to Acquiror and the Company as follows: (i) if the Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the Stockholder has all necessary power and authority to execute, deliver and perform this Company Stockholder Support Agreement and consummate the transactions contemplated hereby; (ii) if the Stockholder is an individual, such Person has full legal capacity, right and authority to execute and deliver this Company Stockholder Support Agreement and to perform his or her obligations hereunder; (iii) this Company Stockholder Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Company Stockholder Support Agreement, this Company Stockholder Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Company Stockholder Support Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder will not, (A) if the Stockholder is not an individual, conflict with or result in a violation of the Organizational Documents of the Stockholder, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon the Stockholder or the Stockholder’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of his, her or its obligations under this Company Stockholder Support Agreement; (v) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its, his or her obligations under this Company Stockholder Support Agreement; (vi) except for fees described on Schedule 4.21 of the Company Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Stockholder or any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Company Stockholder Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of the Stockholder, on behalf of the Stockholder, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) the Stockholder has had the opportunity to read the Merger Agreement and this Company Stockholder Support Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder; (ix) the Stockholder has good title to all Covered Shares, and there exist no Liens or any other limitation or restriction affecting ownership (including, without limitation, any restriction on the right to sell or otherwise dispose of such Covered Shares (other than Transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than pursuant to (A) this Company Stockholder Support Agreement, (B) the Organizational Documents of Stockholder, (C) the Organizational Documents of the Company, (D) the Merger Agreement, and (E) the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules; and (x) the Covered Shares identified on Schedule A are the only shares of Company Capital Stock Beneficially Owned or of record by the Stockholder as of the date hereof, and the Stockholder is not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided in this Company Stockholder Support Agreement, the Organizational Documents of the Company, and the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules.

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18.	If, and as often as, (a) there are any changes in any Equity Securities of the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Stockholder acquiring new shares of Company Capital Stock, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Capital Stock after the date of this Company Stockholder Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Company Capital Stock after the date of this Company Stockholder Support Agreement (such shares of Company Capital Stock in clauses (a) through (c), the “New Securities”), then, in each case, such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Company Stockholder Support Agreement to the same extent as if they constituted Covered Shares of the Stockholder as of the date hereof. Nothing in this Section 18 shall limit, restrict or modify any liability or other obligation of the Company under the Merger Agreement.

19.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

20.	Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, no Stockholder makes any agreement or understanding in this Company Stockholder Support Agreement in his or her capacity as a director or officer of the Company (if such Stockholder holds such office). Nothing in this Agreement shall affect or otherwise modify the rights and obligations of any Stockholder in his or her capacity as a director or officer of the Company.

[signature page follows]

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Sincerely,

STOCKHOLDER

By:	[ ● ]

By:

Address for Notice:

Acknowledged and Agreed:

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:

Acknowledged and Agreed:

INNOVID, INC.

By:
Name:
Title:

Schedule A

Stockholder Ownership of Company Capital Stock

Share Type	Number of Shares
Company Common Stock	[ ● ]
Series A Preferred Stock.	[ ● ]
Series A-1 Preferred Stock	[ ● ]
Series B Preferred Stock	[ ● ]
Series B-1 Preferred Stock	[ ● ]
Series B-2 Preferred Stock	[ ● ]
Series C Preferred Stock.	[ ● ]
Series D Preferred Stock	[ ● ]
Series E Preferred Stock	[ ● ]
Series F Preferred Stock	[ ● ]
Total	[ ● ]

[Date]

ION Acquisition Corp 2 Ltd.

89 Medinat Hayehudim Street

Herzliya 4676672, Israel

Innovid, Inc.

30 Irving Place, 12th floor

New York, NY 10003

Attention: Nabilah Irshad

Email: nabilah@innovid.com

Re: Company Stockholder Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Company Stockholder Support Agreement”) is being delivered to ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (together with its successor, “Acquiror”), and Innovid, Inc., a Delaware corporation (the “Company”), by the party listed on the signature pages hereto as a “Stockholder” (the “Stockholder”) in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby (including the PIPE Investment, the “Business Combination”). Certain capitalized terms used herein are defined in Section 8 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

As of the date hereof, the Stockholder is the owner of record and Beneficially Owns (as defined below) the shares of Company Capital Stock identified on Schedule A hereto (collectively, the “Covered Shares”).

Unless the context of this Company Stockholder Support Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Company Stockholder Support Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Company Stockholder Support Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Company and, at all times prior to any valid termination of this Company Stockholder Support Agreement, Acquiror as follows:

1.	Subject to the provisions of Sections 21-24, the Stockholder agrees that it, he or she shall, at any meeting of the stockholders of the Company (whether annual or special, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:

(a)	vote all Covered Shares owned by it, him or her in favor of the Business Combination;

(b)	appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)	vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Company Alternative Transaction or any other action that would reasonably be expected to materially frustrate the purposes of or impede, interfere with, delay, postpone or adversely affect the First Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or any other agreement entered into by the Company or the Stockholder in connection with the Business Combination or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Company Stockholder Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any Company Capital Stock;

(d)	vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of the Company or any recapitalization, reorganization, liquidation or winding up of the Company (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and

(e)	not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the Company Stockholder Approval or otherwise.

Subject to the provisions of Sections 21-24, the obligations of the Stockholder specified in this Section 1 shall apply whether or not the First Merger or any action described above is recommended by the board of directors of the Company or if the board of directors of the Company has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Company Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any right or obligation contained in the Merger Agreement.

Subject to the provisions of Sections 21-24, from and after the date hereof until the valid termination of this Company Stockholder Support Agreement in accordance with its terms, the Stockholder shall not, without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares and with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in this Section 1 that is inconsistent with such Person’s obligations under this Company Stockholder Support Agreement.

2.	Subject to the provisions of Sections 21-24, the Stockholder hereby agrees and acknowledges that prior to any valid termination of this Company Stockholder Support Agreement, Acquiror would be irreparably injured in the event of a breach by the Stockholder of its, his or her obligations under Section 1 or Section 3, as applicable, of this Company Stockholder Support Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching parties shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such parties may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Stockholder hereby agrees that it, he or she will not allege, and hereby waives the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3.	Transfers.

(a)	The Stockholder shall not Transfer any Covered Shares until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of this Company Stockholder Support Agreement in accordance with its terms; provided, however, that such Transfer shall be permitted (x) as required or expressly contemplated by the Merger Agreement or any other Transaction Agreements, or (y) in accordance with Section 3(c).

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(b)	In the event the Business Combination is consummated, the Stockholder shall not Transfer any Equity Securities of the Acquiror Beneficially Owned or held by it, him or her immediately following the Effective Time (the “Covered Acquiror Securities”) until the Lock-Up Terminatio n Date. “Lock-Up Termination Date” means the date that is one hundred eighty days after the Closing Date.

(c)	Notwithstanding the provisions set forth in Section 3(a) or Section 3(b), Transfers of the Covered Shares or the Covered Acquiror Securities (as applicable) that are held by the Stockholder or any of its permitted transferees (that have complied with this Section 3(c)), are permitted (i) to the Company’s officers or directors, any Affiliate or any immediate family member of any of the Company’s officers or directors or any members or partners of the Stockholder or their respective Affiliates, or any Affiliates of the Stockholder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; or (vi) to Acquiror, the Company, or the Sponsor; provided, however, that in each case of clauses (i) through (v), these permitted transferees must, before any such Transfer is effected, enter into a written agreement with the Company and Acquiror agreeing to be bound by this Company Stockholder Support Agreement (including provisions relating to voting, the Trust Account, transfer restrictions, and liquidating distributions).

4.	The Stockholder hereby agrees that, during the period commencing on the date hereof and ending upon the valid termination of this Company Stockholder Support Agreement in accordance with its terms, without the prior written consent of Acquiror, the Stockholder shall not and shall instruct its Representatives acting on its behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than Acquiror and its Representatives) or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any Company Alternative Transaction; provided, that, the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 4 or Section 8.03(a) of the Merger Agreement; and provided, further, that the Stockholder shall as promptly as practicable advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto) and shall immediately discontinue any and all discussions or negotiations relating to any Company Alternative Transaction.

5.	Solely in connection with and only for the purpose of the First Merger, to the extent not prohibited by applicable Law, the Stockholder hereby irrevocably and unconditionally waives and agrees not to assert, claim or perfect any rights of appraisal in connection with or rights to dissent from the First Merger that the Stockholder may have by virtue of ownership of the Covered Shares.

6.	The Stockholder hereby represents and covenants that it has not entered into, and, prior to the valid termination of this Company Stockholder Support Agreement in accordance with its terms, shall not enter into, any Contract that could restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

7.	The Stockholder currently, and as of the Closing will, Beneficially Own all of the outstanding Covered Shares, except in connection with the Secondary Sale or for those Covered Shares Beneficially Owned by a permitted transferee in accordance with Section 3(c). The Covered Shares Beneficially Owned by the Stockholder as of the date hereof are set forth on Schedule A hereto. As of the date of this Company Stockholder Support Agreement, neither the Stockholder nor any of its Affiliates Beneficially Own any Company Capital Stock except as set forth on Schedule A and except for any equity awards granted under the Company Incentive Plan.

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8.	As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; and (ii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidatio n with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

9.	This Company Stockholder Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Stockholder. This Company Stockholder Support Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by Acquiror, the Company and the Stockholder.

10.	No party hereto may assign either this Company Stockholder Support Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the other parties. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee or transferee. This Company Stockholder Support Agreement shall be binding on the Stockholder, Acquiror and the Company and their respective successors, heirs and permitted assigns or transferees.

11.	Nothing in this Company Stockholder Support Agreement shall be construed to confer upon, or give to, any Person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Company Stockholder Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Company Stockholder Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.

12.	This Company Stockholder Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.	This Company Stockholder Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Company Stockholder Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Company Stockholder Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14.	This Company Stockholder Support Agreement, and all Actions or causes of action based upon, arising out of, or related to this Company Stockholder Support Agreement or the transactions contemplat ed hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Company Stockholder Support Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Company Stockholder Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14. EACH OF THE PARTIES HEREB Y IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS COMPANY STOCKHOLDER SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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15.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Company Stockholder Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business or if to the Stockholder, to the address of such Stockholder as indicated on such Stockholder’s signature page hereto.

16.	This Company Stockholder Support Agreement shall terminate upon the earlier to occur of (i) the Closing (other than Section 3(b), which shall remain in full force and effect), (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Company Stockholder Support Agreement shall be of no force and effect. No such termination shall relieve the Stockholder or Acquiror from any liability resulting from a breach of this Company Stockholder Support Agreement occurring prior to such termination.

17.	The Stockholder hereby represents and warrants to Acquiror and the Company as follows: (i) if the Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the Stockholder has all necessary power and authority to execute, deliver and perform this Company Stockholder Support Agreement and consummate the transactions contemplated hereby; (ii) if the Stockholder is an individual, such Person has full legal capacity, right and authority to execute and deliver this Company Stockholder Support Agreement and to perform his or her obligations hereunder; (iii) this Company Stockholder Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other partie s to this Company Stockholder Support Agreement, this Company Stockholder Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Company Stockholder Support Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder will not, (A) if the Stockholder is not an individual, conflict with or result in a violation of the Organizational Documents of the Stockholder, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon the Stockholder or the Stockholder’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of his, her or its obligations under this Company Stockholder Support Agreement; (v) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Actions, that would be before ) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its, his or her obligations under this Company Stockholder Support Agreement; (vi) except for fees described on Schedule 4.21 of the Company Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Stockholder or any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Company Stockholder Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of the Stockholder, on behalf of the Stockholder, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) the Stockholder has had the opportunity to read the Merger Agreement and this Company Stockholder Support Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder; (ix) the Stockholder has good title to all Covered Shares, and there exist no Liens or any other limitation or restriction affecting ownership (including, without limitation, any restriction on the right to sell or otherwise dispose of such Covered Shares (other than transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than pursuant to (A) this Company Stockholder Support Agreement, (B) the Organizational Documents of Stockholder, (C) the Organizational Documents of the Company, (D) the Merger Agreement, and (E) the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules; and (x) the Covered Shares identified on Schedule A are the only shares of Company Capital Stock Beneficially Owned or of record by the Stockholder as of the date hereof, and the Stockholder is not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided in this Company Stockholder Support Agreement, the Organizational Documents of the Company, and the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules.

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18.	If, and as often as, (a) there are any changes in any Equity Securities of the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Stockholder acquiring new shares of Company Capital Stock, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Capital Stock after the date of this Company Stockholder Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Company Capital Stock after the date of this Company Stockholder Support Agreement (such shares of Company Capital Stock in clauses (a) through (c), the “New Securities”), then, in each case, such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Company Stockholder Support Agreement to the same extent as if they constituted Covered Shares of the Stockholder as of the date hereof. Nothing in this Section 18 shall limit, restrict or modify any liability or other obligation of the Company under the Merger Agreement.

19.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

20.	Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, the Stockholder does not make any agreement or understanding in this Company Stockholder Support Agreement in his or her capacity as a director or officer of the Company (if such Stockholder holds such office). Nothing in this Agreement shall affect or otherwise modify the rights and obligations of the Stockholder in his or her capacity as a director or officer of the Company.

21.	Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, except to the extent consented to in writing by the Stockholder, the Stockholder in its sole discretion may terminate this Company Stockholder Support Agreement following any material modification or amendment to, or the waiver of any provision of, the Business Combination Agreement, as in effect on the date hereof, (i) that reduces the amount or changes the form of consideration payable to the Stockholder, (ii) in a manner that would violate Article X of the Business Combination Agreement (as in effect on the date hereof), (iii) if such amendment, modification or waiver would (x) be adverse to (A) the Stockholder relative to any Other Stockholders, or (B) the class of stock in the Company such Stockholder holds relative to any other class of stock in the Company (in each case, without the Stockholder’s prior written consent) or (y) alters the consideration to be received by the Stockholder in the Business Combination or in the Secondary Sale, including the Stockholder receiving consideration other than as set forth below in Section 24; or (iv) results in the Merger being consummated when the Available Closing Acquiror Cash is less than $250 million.

22.	Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, except to the extent consented to in writing by the Stockholder, the Company shall prepare a detailed schedule of the consideration to be paid to the Stockholder (the “Allocation Schedule”) and agrees to provide the Stockholder a copy of the proposed Allocation Schedule at least five days prior to delivery to Acquiror and reasonably cooperate with and consult with Stockholder with respect to the Allocation Schedule. The Company agrees that the Allocation Schedule shall be prepared in accordance with the Company Organizational Documents. Further, the Company and Acquiror covenant and agree that in the event that the Business Combination is consummated, the Stockholder will receive at least the consideration set forth on Schedule B hereto.

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23.	Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, except to the extent consented to in writing by the Stockholder, the Company and Acquiror hereby covenant and agree not to amend, modify or waive any provision of the Business Combination Agreement, as in effect on the date hereof or any schedule thereto (including the Allocation Schedule once delivered) (i) that reduces the amount or changes the form of consideration payable to such Stockholder, (ii) in a manner that would violate Article X of the Merger Agreement (as in effect on the date hereof); (iii) if such amendment, modification or waiver would be materially adverse to (A) the Stockholder relative to Other Stockholders, (B) the class of stock in the Company such Stockholder holds relative to any other class of stock in the Company or (C) alters the consideration to be received by the Stockholder in the Business Combination or in the Secondary Sale, including the Stockholder receiving consideration other than as set forth below in Section 24; or (iv) results in the Merger being consummated when the Available Closing Acquiror Cash is less than $250 million.

24.	The Company and Acquiror agrees that the holders of Series F Preferred Stock (as defined in the Tenth Amended and Restated Certificate of Incorporation of the Company) as a group (the “F Holders”) shall be allocated a portion of the Secondary Sale Amount (“Allocated Portion”) based on the Available Closing Acquiror Cash, as set forth on Schedule B attached hereto, which Allocated Portion shall be allocated among the F Holders pro rata based on the number of shares of Series F Preferred Stock held thereby. Within the Available Closing Acquiror Cash levels set forth of Schedule B, the Allocated Portion shall be adjusted on a linear basis based on the actual Available Closing Acquiror Cash. It is agreed by Acquiror and the Stockholder that subject to the foregoing (and the terms of the Merger Agreement), the Company shall have the right to, and shall, allocate the Secondary Sale Amount in its sole discretion.

[signature page follows]

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Sincerely,

STOCKHOLDER

By:	[ ● ]

By:

Address for Notice:

Acknowledged and Agreed:

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:

Acknowledged and Agreed:

INNOVID, INC.

By:
Name:
Title:

Schedule A

Stockholder Ownership of Company Capital Stock

Share Type	Number of Shares
Company Common Stock	[ ● ]
Series A Preferred Stock	[ ● ]
Series A-1 Prefe rred Stock	[ ● ]
Series B Prefe rred Stock	[ ● ]
Series B-1 Pre ferred Stock	[ ● ]
Series B-2 Pre ferred Stock	[ ● ]
Series C Prefe rred Stock	[ ● ]
Series D Preferred Stock	[ ● ]
Series E Pre ferred Stock	[ ● ]
Series F Preferred Stock	[ ● ]
Total	[ ● ]

Schedule B

Available Closing Acquiror Cash	Allocated Portion
$ million	$ million
250	30
260	30
270	30
280	30
290	33.1
300	36.4
310	39.7
320	43
330	46.3
340	49.6
350	52.9
360	56.2
370	59.5
380	62.8
390	66.1
400	69.4
403	70.4

EXHIBIT D

SPONSOR SUPPORT AGREEMENT

See attached.

[Date]

ION Acquisition Corp 2 Ltd.

89 Medinat Hayehudim Street

Herzliya 4676672, Israel

Innovid, Inc.

30 Irving Place, 12th floor
New York, NY 10003
Attention: Nabilah Irshad
Email: nabilah@innovid.com

Re:	Sponsor Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Sponsor Support Agreement”) is being delivered to ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (together with its successor, “Acquiror”), and Innovid, Inc., a Delaware corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Investment, the “Business Combination”) and hereby amends and restates that certain letter, dated February 10, 2021, from ION Holdings 2, LP, a Cayman Islands exempted limited partnership (the “Sponsor”), and the undersigned individuals, each of whom is a member of Acquiror’s board of directors (the “Acquiror Board”) or management team (each, an “Insider” and collectively, the “Insiders”), to Acquiror (the “Prior Letter Agreement”), except as expressly incorporated herein under Section 21. Certain capitalized terms used herein are defined in Section 8 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and each Insider hereby acknowledges and agrees that, as of the date hereof, except as expressly incorporated herein under Section 21, the Prior Letter Agreement is hereby terminated and is of no further force or effect without any further liability thereunder.

Unless the context of this Sponsor Support Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Sponsor Support Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Sponsor Support Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agree with Acquiror and, at all times prior to the valid termination of this Sponsor Support Agreement, the Company as follows:

1.	The Sponsor and each Insider irrevocably agrees, severally and not jointly, that it, he or she shall, at any meeting of the shareholders of Acquiror (whether annual or special, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought:

a.	vote all Acquiror Class A Shares, Founder Shares and any other Equity Securities of Acquiror owned by it, him or her (all such shares, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for Acquiror Shareholders’ Meeting (including all Acquiror Shareholder Matters);

b.	appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c.	vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any SPAC Alternative Transaction or any other action that would reasonably be expected to materially frustrate the purposes of or impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, the Subscription Agreements or any other agreement entered into in connection with the Business Combination or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of Equity Securities;

d.	vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of Acquiror or any recapitalization, reorganization, liquidation or winding up of Acquiror (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and

e.	not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the Required Acquiror Shareholder Approval or otherwise.

From and after the date hereof until the valid termination of this Sponsor Support Agreement in accordance with its terms, each of Sponsor and the Insiders shall not, without the prior written consent of the Company, grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares and with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in this Section 1 that is inconsistent with, or would interfere with, or prohibit or prevent such Person from satisfying, such Person’s obligations under this Sponsor Support Agreement.

The obligations of the Sponsor and each Insider specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Acquiror Board or if the Acquiror Board has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Acquiror Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any right or obligation contained in the Merger Agreement (including Section 7.10 thereof).

Prior to any valid termination of the Merger Agreement in accordance with its terms, the Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination, the PIPE Investment and the other transactions contemplated by the Merger Agreement, the Subscription Agreements or any other Transaction Agreement, in each case on the terms and subject to the conditions set forth therein.

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2.	The Sponsor and each Insider hereby agree and acknowledge that prior to any valid termination of this Sponsor Support Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under Section 1 or Section 3, as applicable, of this Sponsor Support Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching parties shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such parties may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Sponsor and each Insider hereby agree that it, he or she will not allege, and hereby waive the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3.	Transfers.

a.	No Sponsor or Insider, as applicable, shall Transfer any Founder Shares, Private Placement Warrants (or Acquiror Class A Shares issued or issuable upon the exercise of any Private Placement Warrants) or other Equity Securities of Acquiror Beneficially Owned or held by it, him or her until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of this Sponsor Support Agreement in accordance with its terms; provided, however, that such Transfer shall be permitted (x) as required or expressly contemplated by the Merger Agreement or any other Transaction Agreements, or (y) in accordance with Section 3(c).

b.	In the event the Business Combination is consummated, none of the Sponsor and each Insider shall Transfer any Equity Securities of Acquiror Beneficially Owned or held by it, him or her immediately following the Effective Time until:

i)	with respect to Private Placement Warrants (or Acquiror Class A Shares or shares of Domesticated Acquirer Common Stock, as applicable, issued or issuable upon the exercise or conversion of such Private Placement Warrants): 30 days after the Closing Date; and

ii)	with respect to Founder Shares and other Equity Securities (other than those covered by clause (i) above): the earlier of (i) the one year anniversary of the Closing Date, (ii) the date when the volume-weighted average price of shares of Domesticated Acquiror Common Stock on NYSE (or other exchange on which shares of Domesticated Acquiror Common Stock are then listed) exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (iii) the date on which Acquiror completes a liquidation, merger, share exchange or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property (the date contemplated by this Section 3(b)(ii), the “Lock-Up Termination Date”).

c.	Notwithstanding the provisions set forth in Section 3(a) or Section 3(b), Transfers of the Founder Shares, Private Placement Warrants (or Acquiror Class A Shares or shares of Domesticated Acquiror Common Stock, as applicable, issued or issuable upon the exercise or conversion of such Private Placement Warrants) or other Equity Securities of Acquiror that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 3(c)), are permitted (i) to Sponsor’s officers or directors, any Affiliate or any family member of any of Sponsor’s officers or directors, any members or partners of the Sponsor or their respective Affiliates, any Affiliates of the Sponsor (including, for the avoidance of doubt, to the general partner of the Sponsor) or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of such Sponsor’s organizational documents upon dissolution of Sponsor; (vi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (v) above; (vii) in the event of the Acquiror’s liquidation, merger, share exchange or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; or (viii) to Acquiror, the Company or the Sponsor; provided, however, that in each case of clauses (i) through (vi), these permitted transferees must, at the time of and as a condition to such Transfer , enter into a written joinder to this Sponsor Support Agreement agreeing to be bound by this Sponsor Support Agreement (including provisions relating to voting, the Trust Account, transfer restrictions, and liquidating distributions).

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4.	Sponsor and each Insider hereby agree that, during the period commencing on the date hereof and ending upon the valid termination of this Sponsor Support Agreement in accordance with its terms, Sponsor and each Insider, without the prior written consent of the Company:

a.	shall not enter into, amend, supplement or otherwise modify any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to such Insider or any Affiliate of such Person (other than Acquiror and its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand; and

b.	shall not and shall instruct and use reasonable best efforts to cause their respective Representatives acting on their behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than the Company and its Representatives) or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any SPAC Alternative Transaction; provided, that, the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 4(b) or Section 8.03(b) of the Merger Agreement; and provided, further that, the Sponsor and each Insider shall as promptly as practicable advise the Company of any inquiry or proposal regarding a SPAC Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto) and shall immediately discontinue any and all discussions or negotiations relating to any SPAC Alternative Transaction.

5.	Solely in connection with and only for the purpose of the Mergers, Sponsor and each Insider hereby irrevocably and unconditionally waive and agree not to assert, claim or perfect any rights to adjustment or other anti-dilution protection in excess of the Domesticated Acquiror Common Stock issuable at the Initial Conversion Ratio (as defined in Section 17.3 of the Articles of Association of Acquiror) upon conversion of the Founder Shares held by him, her or it pursuant to Section 17.3 of the Articles of Association or any other anti-dilution protections or other adjustment or similar protection that may arise in connection with the issuance of Equity Securities of Acquiror (including in connection with the Domestication, the PIPE Investment or the Mergers) and as a result, the Founder Shares shall convert into shares of Domesticated Acquiror Common Stock (or such equivalent security) at the Closing on a one-for-one basis.

6.	Sponsor and each Insider hereby represent and covenant, severally and not jointly, that Sponsor and such Insider has not entered into, and, prior to the valid termination of this Sponsor Support Agreement in accordance with its terms, shall not enter into, any Contract that could restrict, limit or interfere with the performance of Sponsor’s or such Insider’s obligations hereunder.

7.	The Sponsor and Insiders’ ownership of Equity Securities of Acquiror as of the date hereof is set forth on Schedule A hereto. As of the date of this Sponsor Support Agreement, neither Sponsor nor any Insider nor any of their respective Affiliates (i) Beneficially Own any Equity Securities of Acquiror except as set forth on Schedule A or (ii) has made any loans, or otherwise provided any funding, to Acquiror except as expressly set forth on Schedule A.

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8.	As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” means (a) prior to the Domestication, the Acquiror Class B Shares (and the Acquiror Class A Shares issuable upon conversion of such shares), and (b) after the Domestication, the shares of Domesticated Acquiror Common Stock issued upon conversion of the Founder Shares in connection with the Domestication; (iii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (iv) “Private Placement Warrants” means (a) prior to the Domestication, the Acquiror Warrants to purchase up to 7,060,000 Acquiror Class A Shares that the Sponsor purchased for an aggregate purchase price $7,060,000 or $1.00 per Private Placement Warrant, in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering, and (b) following the Domestication, the Domesticated Acquiror Warrants issued upon conversion of such Private Placement Warrants in connection with the Domestication.

9.	This Sponsor Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and each Insider. This Sponsor Support Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by Acquiror, the Company, Sponsor and the Insiders.

10.	No party hereto may assign either this Sponsor Support Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with Transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the Company and Sponsor. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee or transferee. This Sponsor Support Agreement shall be binding on the Sponsor, each Insider, Acquiror and the Company and their respective successors, heirs and permitted assigns or transferees.

11.	Nothing in this Sponsor Support Agreement shall be construed to confer upon, or give to, any Person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.

12.	This Sponsor Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.	This Sponsor Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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14.	This Sponsor Support Agreement, and all Actions or causes of action based upon, arising out of, or related to this Sponsor Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Support Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business or if to any Insider, to the address of the Sponsor.

16.	This Sponsor Support Agreement shall terminate upon the earlier to occur of (i) the Closing (other than Section 3(b), which shall remain in full force and effect), (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Sponsor Support Agreement shall be of no force and effect and the Prior Letter Agreement shall be reinstated and remain in full force and effect. No such termination or reversion shall relieve the Sponsor, each Insider or Acquiror from any liability resulting from a breach of this Sponsor Support Agreement occurring prior to such termination or reversion.

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17.	The Sponsor and each Insider hereby represent and warrant (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such Person has all necessary power and authority to execute, deliver and perform this Sponsor Support Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Sponsor Support Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Support Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Support Agreement; (vi) except for fees described on Schedule 5.07 of the Acquiror Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares or Private Placement Warrants, and there exist no Liens or any other limitation or restriction affecting ownership (including, without limitation, any restriction on the right to sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than Transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Support Agreement, (B) the Articles of Association (prior to the Domestication) or the Acquiror Restated Charter (following the Domestication), (C) the Merger Agreement, or (D) the Registration Rights Agreement, dated as of February 10, 2021, by and among Acquiror and certain security holders (prior to the Closing) or the A&R Registration Rights Agreement (following the Closing); and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Equity Securities of Acquiror owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Support Agreement or the Organizational Documents of Acquiror.

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18.	If, and as often as, (a) there are any changes in Acquiror, the Acquiror Shares, the Acquiror Warrants, the Domesticated Acquiror Common Stock, the Domesticated Acquiror Warrants or any other Equity Securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Sponsor acquiring new Acquiror Shares, Acquiror Warrants, Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants or any other Equity Securities of Acquiror, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Shares or Acquiror Warrants or other Equity Securities of Acquiror after the date of this Sponsor Support Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Acquiror Shares or other Equity Securities of Acquiror after the date of this Sponsor Support Agreement (such Acquiror Shares, Acquiror Warrants, Domesticated Acquiror Common Stock, the Domesticated Acquiror Warrants or any other Equity Securities of Acquiror, collectively, the “New Securities”), then, in each case, such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted Founder Shares or Private Placement Warrants (as applicable) owned by Sponsor as of the date hereof. Nothing in this Section 18 shall limit, restrict or modify any liability or other obligation of Acquiror under the Merger Agreement.

19.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

20.	Notwithstanding any provision of this Sponsor Support Agreement to the contrary, no Insider makes any agreement or understanding in this Sponsor Support Agreement in his or her capacity as a director or officer of Acquiror (if such Insider holds such office). Nothing in this Agreement shall affect or otherwise modify the rights and obligations of any Insider in his or her capacity as a director or officer of Acquiror.

21.	Section 8, Section 9, Section 10 and Section 12 of the Prior Letter Agreement are hereby incorporated by reference mutatis mutandis as if fully set forth herein.

[signature page follows]

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Sincerely,

ION HOLDINGS 2, LP

By: ION Acquisition Corp GP Ltd., its general partner

By:
Name:	Anthony Reich
Title:	Authorized Signatory

INSIDERS

Jonathan Kolber

Gilad Shany

Avrom Gilbert

Anthony Reich

Gabriel Seligsohn

Rinat Gazit

Lior Shemesh

Acknowledged and Agreed:

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:

Acknowledged and Agreed:

INNOVID, INC.

By:
Name:
Title:

Schedule A

Sponsor Ownership of Equity Securities and Acquiror Loans

Sponsor	Founder Shares	Private Placement Warrants	Amount of Acquiror Loans
ION Holdings 2, LP	[ ● ]	[ ● ]	[ ● ]
Total	[ ● ]	[ ● ]	[ ● ]

Insider Ownership of Equity Securities and Acquiror Loans

Insider	Founder Shares	Private Placement Warrants	Amount of Acquiror Loans
Jonathan Kolber	[ ● ]	[ ● ]	[ ● ]
Gilad Shany	[ ● ]	[ ● ]	[ ● ]
Avrom Gilbert	[ ● ]	[ ● ]	[ ● ]
Anthony Reich	[ ● ]	[ ● ]	[ ● ]
Gabriel Seligsohn	[ ● ]	[ ● ]	[ ● ]
Rinat Gazit	[ ● ]	[ ● ]	[ ● ]
Lior Shemesh	[ ● ]	[ ● ]	[ ● ]
Total	[ ● ]	[ ● ]	[ ● ]

EXHIBIT E

FORM OF SUBSCRIPTION AGREEMENT

See attached.

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on June 24, 2021, by and between ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Innovid, Inc., a Delaware corporation (“Innovid”), and the other parties thereto, providing for a business combination between the Company and Innovid (the “Merger”) (such agreement, the “Merger Agreement” and the Merger and other transactions contemplated by the Merger Agreement, collectively, the “Transaction”);

WHEREAS, in connection with the Transaction, each outstanding Class A ordinary share, par value

$0.0001 per share, of the Company (the “Class A Ordinary Shares”) will automatically be converted into one share of Class A Common Stock (as defined below) in connection with the Company’s domestication as a Delaware corporation immediately prior to the consummation of the Merger (such domestication, the “Domestication”) (except as the context requires otherwise, all references to “Class A Share” herein shall be deemed to reference to (i) prior to the Domestication, the Class A Ordinary Shares and (ii) following the Domestication, the Class A Common Stock, as applicable);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, following the Domestication and immediately prior to the consummation of the Merger, that number of shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (together with other subscription agreements entered after the date hereof (if any), the “Other Subscription Agreements”; and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Subscribers have agreed to purchase, following the Domestication and immediately prior to the Merger, inclusive of the Subscribed Shares, an aggregate amount of 15,000,000 shares of Class A Common Stock, at the Per Share Price for an aggregate purchase price, inclusive of the Purchase Price, of $150,000,000.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby irrevocably agrees to subscribe for and agrees to purchase from the Company, and the Company hereby irrevocably agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber acknowledges and agrees that, as a result of the Domestication, the Subscribed Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), following the Domestication and immediately prior to (and subject to and conditioned upon) the consummation of the Merger.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the anticipated Closing Date as set forth in the Closing Notice, Subscriber shall deliver to the Company (A) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing and (B) such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber at the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws of any state, federal or foreign governmental authority and the rules and regulations promulgated thereunder (the “Securities Laws”), in the name of Subscriber (or its nominee in accordance with its delivery instructions) (and the Purchase Price shall be released from escrow automatically and without further action by the Company or the Subscriber), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, if Subscriber informs the Company in writing at least five (5) Business Days prior to Closing Date (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m., New York City time, on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable Securities Laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than five (5) Business Days after the anticipated Closing Date specified in the Closing Notice) return the entire Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow (if applicable) following the Company’s delivery to and the receipt by Subscriber of a new Closing Notice in accordance with this Section 2 and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York are required or authorized by law to be closed for business.

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(c) The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)	all conditions precedent to the closing of the Transaction shall have been satisfied (as determined by the parties to the Merger Agreement) or waived in writing by the party to the Merger Agreement with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement and the Other Subscription Agreements), and the Merger shall be consummated substantially concurrently with the Closing;

(ii)	no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation, and no court of competent jurisdiction shall have issued, enforced or entered any judgment or order, which, in each case, is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted a proceeding seeking to impose any such restriction or prohibition that is pending;

(iii)	there shall not have occurred suspension of the qualification of the Class A Shares for offering or sale or trading the New York Stock Exchange (the “NYSE”) or The Nasdaq Capital Market (“Nasdaq” and each a “Stock Exchange”) that is continuing (and to the Company’s knowledge, no proceedings are pending for any such purpose) and the Subscribed Shares shall be approved for listing on the Stock Exchange, subject only to official notice of issuance.

(d) Conditions to Closing of the Company. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by law, a waiver in writing by the Company of the additional conditions that, on or prior to the Closing Date:

(i)	except as otherwise provided under Section 2(d)(ii), all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date) and

(ii)	the representations and warranties of Subscriber contained in Section 4(t) of this Subscription Agreement shall be true and correct at all times on or prior to the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of such representations and warranties; and

(iii)	Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

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(e) Conditions to Closing of the Subscriber. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by law, a waiver in writing by Subscriber of the additional conditions that, on or prior to the Closing Date:

(i)	all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) when made and at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), ; and

(ii)	the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)	there shall not have occurred any suspension of the Subscribed Shares for sale or trading on the NYSE or Nasdaq that is continuing and, to the Company’s knowledge, no proceedings are pending for any such purpose; and

(iv)	the Merger shall have been or will be consummated substantially concurrently with the Closing;

(v)	the Merger Agreement (as filed with the Commission (as defined below) on or immediately following the date hereof) shall not have been amended, modified or supplemented in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement; and

(vi)	there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any Other Subscriber thereunder unless the Subscriber has been offered substantially the same benefits.

Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued (or the Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

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Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber, as of the date hereof and as of the Closing, that:

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, and, immediately upon Domestication, the state of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on and conduct its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the legal authority and ability of the Company to comply with the terms of this Subscription Agreement, including the issuance and sale of the Subscribed Shares, or the Transaction. For the avoidance of doubt, any restatement of the financial statements of the Company and any amendments to previously filed Commission reports or delays in filing Commission reports, in connection with the United States Securities and Exchange Commission’s (the “Commission”) issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”) or any subsequent related agreements or other guidance from the Commission with respect to the Statement, shall not be considered to result in a Company Material Adverse Effect.

(b) As of the Closing Date, the Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscribed Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable Securities Laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents or the laws of its jurisdiction or organization.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares hereunder, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state Securities Laws, (ii) the filing with the Commission of the Registration Statement (as defined below) pursuant to Section 5 below, (iii) filings required by the Commission, (iv) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (v) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (vi) those required to consummate the Transaction as provided under the Merger Agreement, (vii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, (viii) filings required in connection with the Domestication and (ix) those the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

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(f) Except for such matters as have not had or would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(i) Except for placement fees payable to Morgan Stanley & Co. LLC and Evercore Group L.L.C. (together, the “Placement Agents” and each a “Placement Agent”), the Company has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber. No broker, finder or other financial consultant has acted on behalf of Company in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any direct liability on Subscriber (other than, for avoidance doubt, as result of being a stockholder of the Company).

(j) As of their respective dates of filing, all reports required to be filed by the Company with the Commission prior to the date hereof (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder as in effect at the time of filing, and none of the SEC Documents, when filed (or if amended or suspended by a filing prior to the date of this Subscription Agreement or the Closing, then on the date of the last such amendment or filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Company may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its warrants as liabilities for accounting purposes and may be required to make other changes to its prior financial statements to reflect other changes in accounting presentation in each case, in connection with the Staff Statement Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies issued by the Staff on April 12, 2021 (the “Warrant Accounting Issue”). The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except for the Warrant Accounting Issue and as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to each Subscriber via the Commission’s EDGAR system. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Class A Common Stock with the Commission. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Documents Notwithstanding anything in this Subscription Agreement to the contrary, no representation or warranty is made as to the accounting treatment of the Company’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such warrants as equity rather than liabilities in the Company’s currently issued financial statements. Furthermore, Subscriber acknowledges that (i) the Staff of the SEC issued the Statement, (ii) the Company continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Documents and (iii) any restatement, revision or other modification of the SEC Documents in connection with such a review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement.

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(k) As of the date hereof, the authorized share capital of the Company consists of 550,000,000 ordinary shares (“Ordinary Shares”), including 500,000,000 Class A Ordinary Shares and 50,000,000 Class B ordinary shares, par value $0.0001 per share, of the Company (“Class B Ordinary Shares”), and 5,000,000 preference shares, par value $0.0001 per share, of the Company (“Preference Shares”). As of the date hereof: (i) 25,300,000 Class A Ordinary Shares, 6,325,000 Class B Ordinary Shares and no Preference Shares were issued and outstanding; (ii) 3,162,500 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, and 7,060,000 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (together, the “Warrants”), were issued and outstanding; and (iii) no Ordinary Shares were subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights and (B) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (1) this Subscription Agreement and the Other Subscription Agreements, (2) the Merger Agreement or (3) the Forward Purchase Agreements (as defined below), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the Merger Agreement, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by the Merger Agreement. Except as described in the SEC Documents, there are no securities or instruments issued by the Company or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the Domestication or the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement. “Forward Purchase Agreements” means (i) that certain Forward Purchase Agreement, dated as of January 26, 2021, by and among the Company, The Phoenix Insurance Company Ltd., The Phoenix Insurance Company Ltd. (Nostro) and The Phoenix Excellence Pension and Provident Fund Ltd. and (ii) that certain Forward Purchase Agreement, dated as of January 26, 2021, by and between the Company and ION Crossover Partners LP, in each case, as amended or amended and restated from time to time.

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(l) The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “IACB.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the applicable Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.

(m) Upon consummation of the Transaction, the issued and outstanding shares of Class A Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the applicable Stock Exchange.

(n) The Company is not, and immediately after receipt of payment for the Subscribed Shares and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) The Company has not entered into any subscription agreement, side letter or other agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company other than (i) the Other Subscription Agreements and (ii) the Forward Purchase Agreements. The Other Subscription Agreements reflect the same Per Share Price and other terms with respect to the purchase of the Subscribed Shares that are no more favorable to such Subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to compliance with any law, regulation or policy specifically applicable to such Other Subscriber or its affiliates or related funds or in connection with the taxable status of such Other Subscriber or its affiliates or related funds or other terms that are immaterial to the Subscriber.

(p) The Company is in compliance with all applicable laws and has not received any written communication from a governmental authority that alleges that the Company is not in compliance with, or is in default or violation of, any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing, that:

(a) Subscriber (i) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and or other similar laws relating to or affecting creditors’ rights generally and by principles of equity, whether considered at law or equity, including the availability of equitable remedies.

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(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, (ii) the organizational documents of Subscriber, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) if an Israeli resident or entity, is an investor in one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”) and set forth on Annex A hereto, and by signing below confirms that it is fully familiar, following advice of its own legal counsel, with the implications of being such an investor who is investing in the Subscribed Shares, (iii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares. Subscriber acknowledges that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(e) Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, the Israeli Securities Law and other applicable Securities Laws, that the Subscribed Shares have not been registered under the Securities Act, the Israeli Securities Law or any other applicable Securities Laws, and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that (A) the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable Securities Laws, (B) the Subscribed Shares may be subject to transfer restrictions under the Securities Laws, and (C) any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to such Securities Law transfer restrictions, and as a result, Subscriber may not be able to readily resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”), until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

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(f) Subscriber acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Subscribed Shares or as to the other matters referred to herein and Subscriber has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Subscribed Shares, Innovid or the Company. Subscriber further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

(g) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any statements, representations, warranties, covenants or agreements made to Subscriber by the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.

(h) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, Innovid (and its subsidiaries (collectively, the “Acquired Companies”)) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement that the Company intends to file with the Commission (which will include substantial additional information about the Company, the Acquired Companies and the Transaction and will update and supersede the information previously provided to Subscriber). Subscriber acknowledges and agrees that none of the Acquired Companies or the Placement Agents or any of their affiliates or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Acquired Companies, Placement Agents or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares. In addition, the Placement Agents and their respective affiliates or Representatives may have acquired, or during the term of this Subscription Agreement may acquire, non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. Subscriber further acknowledges that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Acquired Companies, the Transaction or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company or any other party to the Transaction. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber.

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(i) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, or their respective representatives and affiliates, or by means of contact from a Placement Agent, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, or their respective representatives or affiliates, or by means of contact from a Placement Agent. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state Securities Laws.

(j) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b) is able to sustain a complete loss on its investment in the Subscribed Shares, has no need for liquidity with respect to its investment in the Subscribed Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subscribed Shares.

(k) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(l) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(m) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

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(n) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(o) If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company or any of its respective affiliates (the “Transaction Parties”) for investment advice on as the Plan’s fiduciary, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(p) When required to deliver payment pursuant to Section 2 of this Subscription Agreement, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2 of this Subscription Agreement.

(q) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Placement Agents, Innovid or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations, agreements and warranties of the Company contained in this Subscription Agreement, in making its investment or decision to invest in the Company.

(r) No disclosure or offering document has been prepared by the Placement Agents or any of their affiliates in connection with the offer and sale of the Subscribed Shares.

(s) None of the Placement Agents nor any of their affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing has made any independent investigation with respect to Innovid, the Company or their respective subsidiaries or any of their respective businesses, or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company.

(t) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber. Subscriber acknowledges that Morgan Stanley & Co. LLC and Evercore Group L.L.C. are acting as the Placement Agents in connection with the Transaction. Subscriber further acknowledges that Evercore Group L.L.C. is acting as a financial advisor to Innovid and may receive fees for such services.

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(u) At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.

(v) Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers, in each case, to the extent it has the same economic effect as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act). Notwithstanding the foregoing, (x) in case the Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement, so long as the Subscriber has established customary “Chinese Wall” procedures restricting sharing of information among the portfolio managers and (y) nothing in this Section 4(v) shall restrict Subscriber’s ability to maintain bona fide hedging positions in respect of the Warrants of the Company held by the Subscriber as of the date hereof.

(w) Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(x) Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Company as a result of the purchase and sale of the Subscribed Shares.

(y) Subscriber acknowledges its obligations under applicable Securities Laws with respect to the treatment of non-public information relating to the Company.

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Section 5. Registration of Subscribed Shares.

(a) The Company agrees that, within thirty (30) calendar days following the Closing Date, the Company will submit to or file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. The Company shall provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and Subscriber shall provide any comments on the Registration Statement to the Company no later than the day immediately preceding the Filing Date. Unless otherwise agreed to in writing by the Subscriber prior to the filing of the Registration Statement, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company, in which case the Company’s obligation to register the Subscribed Shares will be deemed satisfied or (ii) be included as such in the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be “Registration Statement” hereunder) to register such additional Subscribed Shares and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further that the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5.

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(b) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earlier of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which all of the Subscribed Shares shall have been sold or (iii) on the first date on which the Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under (A) Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and/or (B) pursuant to another exemption from registration, and the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. For so long as the Registration Statement shall remain effective, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Subscribed Shares pursuant to the Registration Statement, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Common Stock are then listed and update or amend the Registration Statement as necessary to include Subscribed Shares. The Company will use its commercially reasonable efforts to, for so long as the Subscriber holds Subscribed Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable the Subscriber to resell the Subscribed Shares pursuant to Rule 144. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

(c) In addition, in connection with any sale, assignment, transfer or other disposition of the Subscribed Shares by the Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Subscribed Shares held by the Subscriber become freely tradable and upon compliance by the Subscriber with the requirements of this Section 5(c), if requested by the Subscriber, the Company shall use commercially reasonable efforts to cause the transfer agent for the Subscribed Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Subscribed Shares and make a new, unlegended entry for such book entry Subscribed Shares sold or disposed of without restrictive legends within three (3) trading days of any such request therefor from the Subscriber, provided that the Company and the Transfer Agent have timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Subscriber by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of the Company’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Subscriber may request that the Company remove any legend from the book entry position evidencing its Subscribed Shares following the earliest of such time as such Subscribed Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Subscribed Shares. If restrictive legends are no longer required for such Subscribed Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 5(c) and within three (3) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent, and, if required, the Company’s legal counsel irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Subscribed Shares. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

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(d) The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement; provided, that the Company shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated filing date of the Registration Statement. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if it determines in good faith that (i) upon advice of legal counsel, in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or (ii) such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company that would require additional disclosure by the Company of material information or (iii) would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company that the Company has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than forty-five (45) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter. In connection with the foregoing, Subscriber shall not be required to execute any separate lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares.

(e) Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company other than to the extent that providing notice to Subscriber of the events listed in clauses (i) through (iii) below constitutes material non-public information regarding the Company of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. Notwithstanding anything to the contrary herein, the Company shall use commercially reasonable efforts to cause its transfer agent to deliver unlegended Subscribed Shares to a transferee of the Subscriber in connection with any sale of the Subscribed Shares with respect to which the Subscriber has entered into a contract for sale prior to Subscriber’s receipt of the notice of a suspension of the Registration Statement and which has not yet settled. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

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(f) For purposes of this Section 5 of this Subscription Agreement, (i) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (i) “Subscriber” shall include any affiliate of the Subscriber to which the rights under this Section 5 shall have been duly assigned.

(g) The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, advisers and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented external attorneys’ fees of one law firm) and documented expenses (collectively, “Losses”) that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(h) Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed).

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(i) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(j) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(k) If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(j) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

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Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, and (c) the Termination Date (as defined in the Merger Agreement as in effect as of the date hereof and without giving effect to any subsequent amendment, modification or waiver to such Termination Date provisions of the Merger Agreement on or after the date hereof), if the Closing has not occurred by such date other than as a result of any breach of Company’s or Subscriber’s obligations hereunder as applicable, provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

Section 7. Trust Account Waiver. Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated February 10, 2021 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, in each case, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 7 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Class A Common Stock acquired by any means other than pursuant to this Subscription Agreement.

Section 8. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).

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(b) Subscriber acknowledges that the Company is entitled to and will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Subscriber acknowledges and agrees that the Placement Agents and others are entitled to and will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in Section 4 of this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Subscribed Shares acquired hereunder and the rights set forth in Section 5 hereof) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Domestication and/or the Merger and, with the prior written consent of Innovid, exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or to another investment fund or account managed or advised by the same investment manager who acts on behalf of Subscriber or, with the Company’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing, in each case, until the expiration of any statute of limitations under applicable law.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal Securities Laws, (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange and (C) the Company shall be allowed to convey such information to the Placement Agents and the Placement Agents shall keep the information confidential, expect as may be required by applicable law, rule regulation or in connection with any legal proceeding or regulatory request. Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.

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(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto; provided that such amendment, modification or waiver shall only be effective upon delivery to the parties hereto of the written consent of Innovid.

(i) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 5, Section 8(b), Section 8(c) and this Section 8(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided that, notwithstanding anything herein to the contrary, Innovid is an express third-party beneficiary of the proviso set forth in Section 8(h) of this Subscription Agreement.

(k) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect, so long as this Subscription Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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(m) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(o) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(p) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(q) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

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(r) Other than as set forth in Section 8(j), this Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto.

(s) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement (the “Disclosure Time”), file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the Other Subscription Agreements and the transactions contemplated hereby and thereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, the form of this Subscription Agreement and the Other Subscription Agreement (in each case, without redaction). Upon the issuance of the Disclosure Document, Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, including, without limitation, the Placement Agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their respective affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal Securities Laws and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

(t) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements or the Company under the Merger Agreement. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Innovid or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement or the Merger Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements or the Merger Agreement. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

23

(u) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

(v) The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Subscription Agreement.

(w) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or other transmission method)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(x) If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

(y) Without imposing any liability on the Company or its affiliates except as expressly set forth in this Subscription Agreement, the Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Subscribed Shares shall not be required to provide Company with any notice thereof; provided, however, that neither Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by Company in all respects.

Section 9. If any change in the Class A Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number and type of Subscribed Shares issued to the Subscriber and the Purchase Price shall be appropriately adjusted to reflect such change.

[Signature pages follow.]

24

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

ION Acquisition Corp 2 Ltd.

By:
Name:
Title:

Address for Notices:

ION Acquisition Corp 2 Ltd.
89 Medinat Hayehudim Street,
Herzilya 4676672
Email:	anthony@ion-am.com
Attention:	Anthony Reich

with a copy (not to constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Email:	colin.diamond@whitecase.com jason.rocha@whitecase.com
Attention:	Colin Diamond and Jason Rocha

with a copy (not to constitute notice) to:

Innovid, Inc.
30 Irving Place, 12th floor
New York, NY 10003
Attention:	Nabilah Irshad
Email:	nabilah@innovid.com

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention:	Joshua Kiernan; Eyal Orgad;
Michael Vardanian
Email:	joshua.kiernan@lw.com;
eyal.orgad@lw.com;
michael.vardanian@lw.com

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Subscribed Shares are to be registered (if different):	Date: , 2021

Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Email for notices:	Email for notices (if different):

Number of Shares of Class A Common Stock subscribed for:

Aggregate Purchase Price: $	Price Per Share: $10

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

1.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐	We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

2.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

3.	QUALIFIED ISRAELI INVESTOR STATUS (For Israeli investors only – please check the applicable box):

SUBSCRIBER:

☐	is:

☐	is not:

an investor in one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968, and listed below, such an investor being referred to in this Annex A and the Subscription Agreement of which it constitutes a part as a “Qualified Israeli Investor.”

Subscriber is a “Qualified Israeli Investor” if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):

☐	A joint investment fund or the manager of such a fund within the meaning of the Joint Investments in Trust Law, 5754-1994;

☐	A provident fund or the manager of such a fund within the meaning of the Control of Financial Services Law (Provident Funds), 5765-2005;

☐	An insurance company as defined in the Supervision of Insurance Business Law, 5741-1981;

☐	A banking corporation or a supporting corporation within the meaning of the Banking (Licensing) Law, 5741-1981, with the exception of a joint services company, purchasing for its own account or for the accounts of clients who are Qualified Israeli Investors;

☐	A licensed portfolio manager within the meaning of the Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 5755-1995, purchasing for its own account or for the accounts of clients who are Qualified Israeli Investors;

☐	A licensed investment advisor or a licensed investment marketer within the meaning of the Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 5755-1995, purchasing for its own account;

☐	A member of the Tel Aviv Stock Exchange, purchasing for its own account or for the accounts of clients who are Qualified Israeli Investors;

☐	An underwriter that satisfies the criteria prescribed in Section 56(c) of the Israeli Securities Law, 5728-1968, purchasing for its own account;

☐	A venture capital fund (defined for this purpose as an entity whose principal activity is investing in entities that are engaged primarily in research and development, or in the manufacture of innovative products and processes, with an unusually high investment risk);

☐	An entity that is wholly owned by Qualified Israeli Investors; or

☐	An entity, except for an entity that was incorporated for the purpose of investing in securities in a specific offering, whose shareholders equity exceeds NIS 50 million.

4.	AFFILIATE STATUS (Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐	Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐	Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐	Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests: ]

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:
Print Name:

By:
Name:
Title:

EXHIBIT F

INVESTOR RIGHTS AGREEMENT

See attached.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among:

(1)	[Innovid Corp.], a Delaware corporation (the “Company”), which was formerly named ION Acquisition Corp 2 Ltd. (“ION”);

(2)	certain equityholders of ION listed on Schedule A hereto ( the “SPAC Holders”); and

(3)	certain former equityholders of Innovid, Inc., a Delaware corporation ( “Innovid”), listed on Schedule B hereto (the “Innovid Equityholders” and, together with the SPAC Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 7.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, Innovid, ION, Inspire Merger Sub 1, Inc. (“Merger Sub 1”), and [Inspire Merger Sub 2 LLC] (“Merger Sub 2”) have entered into that certain Agreement and Plan of Merger, dated as of [●], 2021 (the “Merger Agreement”), pursuant to which, among other things, (i) ION migrated to and domesticated as a Delaware corporation, (ii) (x) Merger Sub 1 merged with and into Innovid (the “First Merger”), with Innovid continuing as the surviving corporation of the First Merger and becoming a wholly owned Subsidiary of the Company (Innovid, as the surviving corporation in the First Merger, is sometimes referred to herein as the “Surviving Corporation”), and (y) the Surviving Corporation merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 continuing as the surviving entity of the Second Merger and (iii) ION changed its name to “[Innovid Corp.]”;

WHEREAS, Innovid and certain of the Innovid Equityholders are parties to that certain Amended and Restated Investors Rights Agreement, dated January 7, 2019 (the “Prior Innovid Agreement”);

WHEREAS, ION and certain of the SPAC Holders are parties to that certain Registration Rights Agreement, dated February 10, 2021 (the “Prior ION Agreement”);

WHEREAS, Innovid and the Innovid Equityholders party to the Prior Innovid Agreement desire to terminate the Prior Innovid Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Innovid Agreement;

WHEREAS, ION and the SPAC Holders desire to terminate the Prior ION Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior ION Agreement; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Holders desire to enter into this Agreement, pursuant to which, among other things, the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company, Chief Financial Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading,

(ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“affiliate” of any particular person means any other person controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” means the board of directors of the Company.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the certificate of incorporation of the Company (as amended, modified or supplemented from time to time).

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Common Stock” means the shares of common stock, par value $0.0001, per share of the Company.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority Inc.

“First Merger” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such Person holds any Registrable Securities.

“Indemnification Sources” shall have the meaning given in Section 6.1.4.

“Indemnified Liabilities” shall have the meaning given in Section 6.1.1.

“Indemnitee-Related Entities” shall have the meaning given in Section 6.1.4.

“Independent Committee” means the audit committee of the Board.

“Innovid” shall have the meaning given in the Preamble hereto.

“Innovid Equityholders” shall have the meaning given in the Preamble hereto.

“ION” shall have the meaning given in the Preamble hereto.

“Jointly Indemnifiable Claims” shall have the meaning given in Section 6.1.4.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority and shall include applicable case law interpreting the foregoing.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub 1” shall have the meaning given in the Recitals hereto.

“Merger Sub 2” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus, (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Organizational Documents” shall have the meaning assigned to such term in the Merger Agreement.

“Permitted Transfer” means, with respect to any Holder, any Transfer (i) to any affiliate of such Holder, (ii) in the case of an individual, by gift a member of such individual’s immediate family or a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; or (vi) to the Company; provided, however, that in each case of clauses (i) through (v), these Permitted Transferees must, before any such Transfer is effected, enter into a written agreement with the Company agreeing to be bound by this Agreement.

“Permitted Transferee” means, with respect to any Holder, any Person to whom such Holder is permitted to Transfer Registrable Securities through a Permitted Transfer prior to the expiration of the Lock-Up Termination Date (as defined in such Holder’s Support Agreement).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prior Innovid Agreement” shall have the meaning given in the Recitals hereto.

“Prior ION Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means (a) any outstanding Company Common Stock or warrants to purchase Company Common Stock (including any Company Common Stock issued or issuable upon the exercise of any such warrant) held by a Holder immediately following the Closing (including Company Common Stock distributable pursuant to the Merger Agreement), (b) any Company Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Company Common Stock held by a Holder immediately following the Closing, (c) any Company Common Stock or warrants to purchase Company Common Stock (including any Company Common Stock issued or issuable upon the exercise of any such warrant) of the Company owned by a Holder or otherwise acquired following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and for so long as the Holder may be deemed to be an Underwriter pursuant to Rule 145(c), and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company, and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 or Rule 145 promulgated under the Securities Act (or any successor rule promulgated under the Securities Act) (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” means the expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and fees of any national securities exchange on which the Company Common Stock are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering (not to exceed $200,000 without the consent of the Company).

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement or Prospectus, and all exhibits to and all materials incorporated by reference in such registration statement.

“Restricted Securities” shall have the meaning given in Section 5.1.1.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Second Merger” shall have the meaning given in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC Holders” shall have the meaning given in the Preamble.

“Sponsor” means ION Holdings 2, LP, a Cayman Islands exempted limited partnership.

“Sponsor Indemnitees” shall have the meaning given in Section 6.1.1.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member, and, in each case of the foregoing clauses (i) and (ii), any predecessor or successor of such other Person.

“Support Agreement” means, (i) with respect to an Innovid Equityholder, if applicable, the Support Agreement, dated as of [●], 2021, by and among such Innovid Equityholder, ION and Innovid, and (ii) with respect to a SPAC Holder, if applicable, the Support Agreement, dated as of [●], 2021, by and among Sponsor, such SPAC Holder and certain other SPAC Holders, ION and Innovid.

“Surviving Corporation” shall have the meaning given in the Recitals hereto.

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b)

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

Article II.

REGISTRATIONS AND OFFERINGS

Section 2.1 Shelf Registration.

2.1.1 Filing. The Company shall file within thirty (30) days after the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S- 3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.

If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registerable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any such Holder or Holders that hold in the aggregate at least one percent (1.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Innovid Equityholders, and the SPAC Holders, respectively.

2.1.4  Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any Innovid Equityholder or SPAC Holder (any of the Innovid Equityholders or the SPAC Holders being, in such case, individually, jointly or collectively, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or Other Coordinated Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, individually, jointly or collectively, with a total offering price reasonably expected to exceed, in the aggregate, $100.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall select the Underwriters for such offering (which shall consist of one or more reputable internationally recognized investment banks), subject to the initial Demanding Holder’s or Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Innovid Equityholders or the SPAC Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period, provided, however, that this number of offerings may be increased by the decision of an Independent Committee. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holder(s) and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Requesting Holders (if any) desire to sell, taken together with all other Company Common Stock or other equity securities that the Company desires to sell and all Company Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Common Stock or other equity securities proposed to be sold by Company or by other holders of Company Common Stock or other equity securities, the Registrable Securities of the Demanding Holder(s) and the Requesting Holders (pro rata based on the respective number of Registrable Securities held by each Demanding Holder and Requesting Holder) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6  Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Innovid Equityholder or SPAC Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Innovid Equityholders or the SPAC Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Innovid Equityholder or a SPAC Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Innovid Equityholders or the SPAC Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, following the applicable Lock-Up Termination Date, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) Business Days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Company Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities held by each Holder that has requested to include Registrable Securities in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities held by each Holder that has requested to include Registrable Securities in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

Section 2.3 Market Stand-off.

2.3.1 In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any Company Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), subject to customary exceptions including without limitation transfers to affiliates, gifts, exercise of options, without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Company Common Stock or other equity securities, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

Section 2.4 Block Trades.

2.4.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) an underwritten block trade or similar transaction or other transaction with a two (2)-day or less marketing period (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $[50 million] or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable internationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period.

Article III.

COMPANY PROCEDURES

Section 3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or Holders that together with its or their respective affiliates hold at least one (1%) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any underwriter overallotment option has terminated by its terms or (ii) the underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be reasonably necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of any Holder, the Underwriters, if any, and any attorney or accountant retained by such Holder(s) or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[50 million] with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or Other Coordinated Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, cause serious and irreparable harm to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities, provided, however, that the Company shall not exercise its rights under this Section 3.4.2 on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period.

3.4.3 (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV.

REGISTRATION RIGHTS INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Registration Rights Indemnification.

4.1.1 The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation outside attorneys’ fees reasonably incurred) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and documented out-of-pocket expenses reasonably incurred (including without limitation documented outside attorneys’ fees reasonably incurred) arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is contained in any information so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

Article V.
RESERVED.

Article VI.
ADDITIONAL AGREEMENTS

Section 6.1 Indemnification; Exculpation.

6.1.1 As an inducement for the Sponsor to enter into this Agreement, subject in each case to restrictions under applicable Law, the Company will, indemnify, exonerate and hold (x) the Sponsor and (y) each of its managers, directors, officers, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Sponsor Indemnitees”) free and harmless from and against any and all liabilities, losses, damages and out-of-pocket costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses) (collectively, “Liabilities”) incurred by the Sponsor Indemnitees or any of them before the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any Action arising directly or indirectly out of, or in any way relating to, Sponsor’s control or management of the Company on or prior to the date of this Agreement, the business of the Company on or prior to the date of this Agreement, services provided by the Sponsor to the Company prior to the date of this Agreement, the Merger Agreement, the Transaction Agreements (as defined in the Merger Agreement) and the transactions and related filings contemplated by the Merger Agreement and the Transaction Agreements (other than, in each and every case, any Liabilities (x) to the extent arise out of any breach by any Sponsor Indemnitee of the Merger Agreement, any Transaction Agreement (as defined in the Merger Agreement) or any written agreement between such Sponsor Indemnitee, on the one hand, and the Company, on the other hand (in each case, to the extent any Sponsor Indemnitee is a party thereto) or, subject to applicable Law, the breach by any Sponsor Indemnitee of any fiduciary or other duty or obligation of any Sponsor Indemnitee to its direct or indirect equityholders, creditors or affiliates, (y) to the extent such Liabilities are directly caused by any Sponsor Indemnitee’s gross negligence, bad faith or willful misconduct, or (z) to the extent such Liabilities arise out of any Sponsor Indemnitee’s breach of applicable Law (collectively, “Excluded Liabilities”); provided, however, that if and to the extent that the foregoing indemnity undertaking in respect of Indemnified Liabilities may be unavailable or unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is payable pursuant to this Section 6.1.1 to the extent permissible under applicable Law. For the purposes of this Section 6.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Sponsor Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Sponsor Indemnitee to the Company. Notwithstanding anything herein or otherwise to the contrary (a) for the avoidance of doubt, in no event shall Indemnified Liabilities include any Excluded Liabilities, and (b) in no event shall the Company or any of its affiliates be responsible for, and no Indemnified Liabilities will include, any special, indirect, incidental, consequential or punitive damages; provided that nothing in this clause (b) shall limit the indemnity and contribution obligations of the Company otherwise existing to the extent such special, indirect, incidental, consequential or punitive damages are actually payable to any third party (unaffiliated with any Sponsor Indemnitee). The rights of any Sponsor Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Organizational Documents of the Company or its Subsidiaries, provided, however, that (x) each Sponsor Indemnitee shall use commercially reasonable efforts to mitigate the Indemnified Liabilities, including by using commercially reasonable efforts to pursue all applicable rights of recovery or contribution available to each Sponsor Indemnitee from third parties (excluding Indemnitee-Related Entities (as defined below)) and making applicable claims under all available insurance policies and using commercially reasonable efforts to pursue such claims; and (y) any amount actually received by any Sponsor Indemnitee from any such other source (including the insurance policy) with respect to the Indemnified Liabilities shall be subject to the provisions of Section 6.1.7. Each party hereto agree that each of the Sponsor Indemnitees shall be third-party beneficiaries with respect to this Section 6.1, entitled to enforce this Section 6.1 as though each such Sponsor Indemnitee was a party to this Agreement.

6.1.2 If any Action shall be brought or asserted against any Sponsor Indemnitee in respect of which indemnification may be sought pursuant to this Section 6.1, such Sponsor Indemnitee shall promptly notify the Company in writing; provided, that the failure to notify the Company shall not relieve the Company from any liability that the Company may have under this Section 6.1 except to the extent that it has been materially prejudiced (through the loss (in whole or in part) or impairment of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Company shall not relieve it from any liability that it may have to a Sponsor Indemnitee otherwise than under the preceding paragraphs of this Section 6.1. If any such Action shall be brought or asserted against a Sponsor Indemnitee, the Company shall be entitled to participate therein and, absent the existence of an actual conflict of interests (at the reasonable advice of outside counsel to the Sponsor Indemnitee) between the Company and such Sponsor Indemnitee, to the extent that it shall wish, to assume the defense thereof (by providing notice of such election within thirty (30) days of receipt of notice of such Action from such Sponsor Indemnitee), with counsel reasonably satisfactory to the Sponsor Indemnitee and shall pay the reasonable fees and expenses of such counsel related to such Action, as incurred. After notice from the Company to a Sponsor Indemnitee of its election to assume the defense thereof, except as set forth in Section 6.1.3, the Company shall not be liable to such Sponsor Indemnitee under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Sponsor Indemnitee, in connection with the defense thereof other than reasonable costs of investigation. Each Sponsor Indemnitee shall reasonably cooperate with the Company and its representatives and advisors and shall give the Company and its representatives and advisors commercially reasonable access to all information, documents and files within such Sponsor Indemnitee’s custody and control, and to relevant witnesses with respect to any claim that in respect of which indemnification may be sought pursuant to this Section 6.1, in each case, solely to the extent reasonable and necessary to defend any such Action; provided, that the parties hereto shall use commercially reasonable efforts to avoid the production of any information provided pursuant to this Section 6.1 (consistent with applicable Law), and to cause all communications among employees, counsel and others representing either party to any such Action to be made so as to preserve any applicable attorney-client or work-product privileges.

6.1.3 In any such Action, any Sponsor Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Sponsor Indemnitee unless (i) the Company and the Sponsor Indemnitee shall have mutually agreed to the contrary; (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Sponsor Indemnitee; or (iii) there are actual conflicts of interests (at the reasonable advice of outside counsel to the Sponsor Indemnitee) between the Sponsor Indemnitee and the Company or (y) there are one or more different defenses that conflict with respect to such Action that would otherwise not be available to the Company or the Sponsor Indemnitee. It is understood and agreed that the Company shall not, in connection with any Action or related Action in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel which shall be limited to one firm in each jurisdiction) for all Sponsor Indemnitees, and that all such reasonable fees and expenses shall be paid or reimbursed as they are incurred upon receipt from the Sponsor Indemnitee of a written request for payment thereof accompanied by a written statement with reasonable, non-privileged supporting detail of such fees and expenses. The Company or its Subsidiaries, in the defense of any Action for which a Sponsor Indemnitee would be entitled to indemnification under the terms of this Section 6.1, shall not, without the consent of such Sponsor Indemnitee, such consent not to be unreasonably conditioned, withheld or delayed, enter into any settlement unless it (a) includes as a term thereof the giving by the claimant or plaintiff or class therein to such Sponsor Indemnitee of an unconditional release from all liability with respect to such Action, (b) does not impose any non-monetary limitations (equitable or otherwise) on such Sponsor Indemnitee, and (c) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Sponsor Indemnitee, and provided, that the monetary consideration for such settlement will be paid in full by the Company or its Subsidiaries.

6.1.4 The Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to any Sponsor Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of, (i) the Laws of the jurisdiction of incorporation of the Company, (ii) any director indemnification agreement, (iii) this Agreement, any other agreement between the Company or any of its Subsidiaries and such Sponsor Indemnitee pursuant to which such Sponsor Indemnitee is indemnified, (iv) the Laws of the jurisdiction of incorporation or organization of any Subsidiary of the Company and/or (v) the Organizational Documents of the Company’s Subsidiaries ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Sponsor Indemnitee (or its affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any of its Subsidiaries or the insurer under and pursuant to any insurance policy of the Company or any of its Subsidiaries) from whom such Sponsor Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Company or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance, except in connection or as related to Excluded Claims, shall the Company or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Sponsor Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Sponsor Indemnitee or the obligations of the Company or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Sponsor Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim as a result of the Company’s failure to comply with its obligations under this Article VI, the Company shall reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity; provided that the Company shall be obligated to reimburse any Indemnitee-Related Entity pursuant to Section 6.1.4 only if, when and to the extent, (i) the Company is required pursuant to one or more Indemnification Sources to make a payment to any Sponsor Indemnitee with respect to a Jointly Indemnifiable Claim pursuant to this Article VI, (ii) the Company has not made such payment to such Sponsor Indemnitee, and (iii) the Indemnitee-Related Entity has made such payment to or on behalf of such Sponsor Indemnitee. For purposes of this Section 6.1.4, the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Sponsor Indemnitee shall be entitled to indemnification from both (1) the Company and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee- Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Sponsor Indemnitee (or its affiliates) pursuant to which such Sponsor Indemnitee is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Organizational Documents of any Indemnitee-Related Entity, on the other hand.

6.1.5 In no event shall any Sponsor Indemnitee be liable to the Company or any of its Subsidiaries for any act, alleged act, omission or alleged omission that does not constitute a breach of applicable Law, gross negligence, bad faith or willful misconduct of such Sponsor Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

6.1.6 Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 6.1, the term Sponsor Indemnitees shall not include any Sponsor or its any of its partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who, in each case, is an officer or director of the Company or any of its subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Agreement and/or the Organizational Documents and other agreements and instruments of the Company and its Subsidiaries.

6.1.7 The rights of any Sponsor Indemnitee to indemnification pursuant to this Section 6.1 will be in addition to any other rights any such Person may have under any other section of this Agreement or any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Organizational Documents of the Company and its Subsidiaries. Notwithstanding the foregoing provisions of this Article VI, all payments to be made by the Company and its Subsidiaries pursuant to the foregoing provisions of this Article VI shall be limited to the amount of any Indemnified Liabilities that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Sponsor Indemnitee from any third parties (other than the Company and its Subsidiaries) in respect of any such Action, net of any out-of-pocket costs and expenses of recovery and the amount of any deductibles or retentions. If any Sponsor Indemnitee receives any payment from the Company or its Subsidiaries in respect of any Indemnified Liability and the Sponsor Indemnitee recovers from a third party insurance proceeds or any other amount in respect of the underlying claim or demand asserted pursuant to this Article VI against the Company or such Subsidiary, such Sponsor Indemnitee shall, as soon as reasonably practicable, pay over to the Company or such Subsidiary such insurance proceeds or other amount so recovered (after deducting therefrom the amount of reasonable and documented out-of-pocket costs and expenses incurred by it in procuring such recovery, and the amount of any deductibles or retentions,), but not in excess of the sum of any amount previously paid by the Company and its Subsidiaries to or on behalf of the Sponsor Indemnitee in respect of such claim.

6.1.8 Notwithstanding anything herein to the contrary, to the extent that the Company is unable to fulfill its obligations, in whole or in part, under this Section 6.1 as a result of applicable Law, then the Company shall cause its applicable Subsidiaries who are not similarly constrained or restricted by applicable Law to fulfill such obligations of behalf of the Company under this Section 6.1.

Article VII.
MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to the Company to: [Innovid Corp.]

30 Irving Place, 12th floor

New York, NY 10003
Attention: Nabilah Irshad
Email: nabilah@innovid.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Eyal Orgad and Michael Vardanian

Email: Eyal.Orgad@lw.com; Michael.Vardanian@lw.com

(b)	If to Sponsor:

ION Holdings 2, LP

89 Medinat Hayehudim Street

Herzliya 4676672, Israel

Attention: Anthony Reich

Email: anthony@ion-am.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Colin Diamond, Robert Chung and Jason Rocha

E-mail: cdiamond@whitecase.com, robert.chung@whitecase.com,

jason.rocha@whitecase.com

(c) If to a SPAC Holder, to the address or contact information as set forth in the Company’s books and records.

(d) If to an Innovid Equityholder, to the address or contact information as set forth in the Company’s books and records.

Section 7.2 Assignment; No Third Party Beneficiaries.

7.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

7.2.2 A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such Person agrees to become bound by the terms and provisions of this Agreement.

7.2.3 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 7.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by the Addendum Agreement set forth in Exhibit A).

7.2.4 Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 7.2 shall be null and void, ab initio.

7.2.5 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 7.2 hereof.

Section 7.3 Captions; Counterparts. The headings, subheadings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

Section 7.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5 Jurisdiction; Waiver of Jury Trial.

7.5.1 Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court located within the State of Delaware), for the purposes of any Action, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action, claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 7.5 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.5 shall be effective service of process for any such Action, claim, demand, action or cause of action.

7.5.2 THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

Section 7.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification (including with respect to any defined term as used therein, whether or not such defined term is defined therein) would be adverse in any material respect to the material rights or obligations hereunder of a Holder of at least five (5.0%) percent of the Registrable Securities, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification (including with respect to any defined term as used therein, whether or not such defined term is defined therein) would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that and amendment or modification to, or waiver of, Article VI (including with respect to any defined term as used therein, whether or not such defined term is defined therein) that adversely affects any right granted to the Sponsor shall require the prior written consent of the Sponsor. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 7.7 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of ION or the Company granted under any other agreement, including, but not limited to, the Prior ION Agreement, the Prior Innovid Agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

Section 7.8 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.5, 7.1, 7.4, 7.5, 7.8, 7.10, 7.11, and Article V and Article VI shall survive any termination. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect.

Section 7.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 7.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

Section 7.11 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Innovid Agreement and the Prior ION Agreement.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

COMPANY:

[INNOVID CORP.]

By:
Name:	[●]
Title:	[●]

HOLDERS:

ION HOLDINGS 2, LP
By its General Partner,
ION ACQUISITION CORP 2 LTD.

By:
Name:	[●]
Title:	[●]

Name: Jonathan Kolber

Name: Gilad Shany

Name: Avrom Gilbert

Name: Anthony Reich

Name: Gabriel Seligsohn

Name: Rinat Gazit

Name: Lior Shemesh

Signature Page to Investor Rights Agreement

NEWSPRING GROWTH CAPITAL III-A, L.P.

By:
Name:	[●]
Title:	[●]

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:
Name:	[●]
Title:	[●]

AMOS AND DAUGHTERS INVESTMENTS AND PROPERTIES LTD.

By:
Name:	[●]
Title:	[●]

CERCA PARTNERS L.P.

By:
Name:	[●]
Title:	[●]

CISCO SYSTEMS INC.

By:
Name:	[●]
Title:	[●]

GENESIS PARTNERS III L.P.

By:
Name:	[●]
Title:	[●]

IBEX ISRAEL FUND LLLP

By:
Name:	[●]
Title:	[●]

Signature Page to Investor Rights Agreement

LAUDERDALE GMBH & CO.KG

By:
Name:	[●]
Title:	[●]

SEQUOIA CAPITAL ISRAEL IV HOLDINGS L.P.

By:
Name:	[●]
Title:	[●]

VINTAGE CO-INVESTMENT FUND I (CAYMAN) L.P.

By:
Name:	[●]
Title:	[●]

VINTAGE CO-INVESTMENT FUND I (ISRAEL) L.P.

By:
Name:	[●]
Title:	[●]

ZOHAR GILON LTD.

By:
Name:	[●]
Title:	[●]

MR. ZVIKA NETTER

Mr. TAL CHALOZIN

Signature Page to Investor Rights Agreement

Schedule A

SPAC Holders

Name
ION Holdings 2, LP
Jonathan Kolber
Gilad Shany
Avrom Gilbert
Anthony Reich
Gabriel Seligsohn
Rinat Gazit
Lior Shemesh

Schedule B

Innovid Equityholder

Name
NewSpring Growth Capital III-A, L.P.
Special Situations Investing Group II. LLC
Amos and Daughters Investments and Properties Ltd.
Cerca Partners L.P.
Cisco Systems Inc.
Genesis Partners III L.P.
Ibex Israel Fund LLLP
Lauderdale GMBH & CO.KG
Sequoia Capital Israel IV Holdings L.P.
Vintage Co-Investment Fund I (Cayman) L.P.
Vintage Co-Investment Fund I (Israel) L.P.
Zohar Gilon Ltd.
Mr. Zvika Netter
Mr. Tal Chalozin

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on [ ], 20[ ], by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights Agreement dated as of [ ], 2021 (the “Agreement”), by and among the Company and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Company Common Stock of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED
[Innovid Corp.]

Print Name:	Print Name:

By:	By:

Exhibit A to Registration Rights Agreement

EXHIBIT H

FORM OF FIRST CERTIFICATE OF MERGER

See attached.

FORM OF

CERTIFICATE OF MERGER

FOR THE MERGER OF

INSPIRE MERGER SUB 1, INC.

WITH AND INTO

INNOVID, INC.

Pursuant to Section 251(c) of

the General Corporation Law of the State of Delaware

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Innovid, Inc., a Delaware corporation (the “Corporation”), in connection with the merger of Inspire Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), with and into the Corporation (the “First Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Innovid, Inc.	Delaware
Inspire Merger Sub 1, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of June [●], 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among ION Acquisition Corp 2 Ltd., a Delaware corporation (formerly a Cayman Islands exempted company), Inspire Merger Sub 2, and each of the Constituent Corporations setting forth the terms and conditions of the First Merger has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251(c) of the DGCL.

THIRD: The Corporation shall continue its existence as the surviving corporation in the First Merger under the name “Innovid, Inc.” (the “Surviving Corporation”).

FOURTH: Upon the effectiveness of the First Merger, the certificate of incorporation of the Surviving Corporation shall be the same as the certificate of incorporation of the Corporation in effect immediately prior to the First Merger.

FIFTH: The First Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at an office of the Surviving Corporation at 30 Irving Place, 12th Floor, New York, New York, 10003.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed in its corporate name on this [●] day of [●] 2021.

INNOVID, INC.

By:
Name:
Title:

EXHIBIT I

FORM OF SECOND CERTIFICATE OF MERGER

See attached.

FORM OF

CERTIFICATE OF MERGER

FOR THE MERGER OF

INNOVID, INC.

WITH AND INTO

[INSPIRE MERGER SUB 2], LLC

Pursuant to Title 6, Section 18-209 of

the Delaware Limited Liability Company Act

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”), [Inspire Merger Sub 2], a Delaware limited liability company (the “Company”), in connection with the merger of Innovid, Inc., a Delaware corporation (“Merger Sub 1”), with and into the Company (the “Second Merger”), hereby certifies as follows:

FIRST: The name and state of formation of each of the constituent entities in the Second Merger (the “Constituent Entities”) are as follows:

Name of Company	Jurisdiction of Organization	Type of Entity
Innovid, Inc.	Delaware	Corporation
[Inspire Merger Sub 2]	Delaware	Limited Liability Company

SECOND: An Agreement and Plan of Merger, dated as of June [●], 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among ION Acquisition Corp 2 Ltd., a Delaware corporation (formerly a Cayman Islands exempted company), Inspire Merger Sub 1, Inc., and each of the Constituent Entities, setting forth the terms and conditions of the Second Merger has been approved, adopted, executed and acknowledged by each of the Constituent Entities in accordance with the requirements of the Delaware Act and the Delaware General Corporation Law.

THIRD: The Company shall continue its existence as the surviving entity in the Second Merger under the name “[Inspire Merger Sub 2]” (the “Surviving Entity”).

FOURTH: Upon the effectiveness of the Second Merger, the certificate of formation of the Surviving Entity shall be the same as the certificate of formation of the Company in effect immediately prior to the Second Merger.

FIFTH: The Second Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at an office of the Surviving Entity at 30 Irving Place, 12th Floor, New York, New York, 10003.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder of either of the Constituent Entities.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be executed in its corporate name on this [●] day of [●].

[INSPIRE MERGER SUB 2]

By:
Name:
Title:

EXHIBIT J

SURVIVING ENTITY CERTIFICATE OF FORMATION

See attached.

CERTIFICATE OF FORMATION
OF

INSPIRE MERGER SUB 2, LLC

This Certificate of Formation of Inspire Merger Sub 2, LLC (the “Company”) has been duly executed and is being filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.

1. Name. The name of the limited liability company formed hereby is:

Inspire Merger Sub 2, LLC

2. Registered Office. The address of the registered office of the Company in the State of Delaware is:

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

3. Registered Agent. The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is:

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 21st day of June, 2021.

By:
Name:	Anthony Reich
Title:	President

EXHIBIT K

SURVIVING ENTITY LIMITED LIABILITY COMPANY AGREEMENT

See attached.

FORM OF

LIMITED LIABILITY COMPANY AGREEMENT

OF

INSPIRE MERGER SUB 2, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of the 21st day of June, 2021, is entered into among Inspire Merger Sub 2, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”) and ION Acquisition Corp 2 Ltd., a corporation organized under the State of Delaware (the “Sole Member”).

W I T N E S S E T H :

WHEREAS, the Company was formed as a limited liability company on June 21, 2021, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), by filing with the Secretary of State of the State of Delaware the Certificate of Formation of the Company in the form attached hereto as Exhibit A; and

WHEREAS, the Sole Member desires to participate in such a limited liability company for the purpose of engaging in any act or activity for which limited liability companies may be organized under the Act, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, by execution of this Agreement, the parties hereto do hereby adopt this Agreement as the limited liability company agreement of the Company upon the following terms and conditions:

1. Name. The name of the limited liability company is “Inspire Merger Sub 2, LLC”. All business of the Company shall be conducted under such name.

2. Purpose. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act, in accordance with this Agreement.

3. Term. The term of the Company shall be perpetual, unless the Company is dissolved in accordance with the provisions of this Agreement.

4. Ownership. As of the date hereof, the Sole Member owns 100% of the limited liability company interests of the Company. The Sole Member may transfer all or any portion of its limited liability company interest of the Company at any time.

5. Management. The right and power to manage and control the business and affairs of the Company shall be vested exclusively in the Sole Member, and the Sole Member shall have the exclusive right and power, in the name of the Company, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Company.

6. Officers. Subject to the direction of the Sole Member, the day-to-day administration of the business of the Company shall be carried out by persons who may be designated as officers (each an “Officer”) as and to the extent authorized by the Sole Member. The Officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Sole Member and otherwise as shall customarily pertain to such offices or be determined from time to time by the Sole Member. Any number of offices may be held by the same person.

7. Decision by Sole Member. To the extent the Company is entitled to appoint or nominate any individual to the board of directors (or similar governing body) of any entity, such appointment or nomination shall be made by the Sole Member.

8. Principal Place of Business; Registered Office and Agent. The Company may establish any place of business as the Sole Member may from time to time deem advisable. The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808. The name and address of the Company’s registered agent for service of process in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808. Such registered office and registered agent may be changed by the Sole Member.

9. Fiscal Year. The fiscal year of the Company shall be the calendar year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986 (26 U.S.C.A. § 1, et seq.), as amended from time to time (the “Code”).

10. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the election by the Sole Member so to dissolve, liquidate and terminate the Company. Notwithstanding anything to the contrary contained herein, the bankruptcy, liquidation, dissolution or expulsion of the Sole Member, or the occurrence of any other event which terminates the continued membership of the Sole Member in the Company, shall not cause the dissolution of the Company.

11. Filings. (a) The Certificate of Formation was filed with the Secretary of State of the State of Delaware on June 21, 2021 by an “authorized person” within the meaning of the Act, and the Sole Member hereby ratifies, confirms and approves such filing as the act of the Sole Member. The Sole Member shall use its commercially reasonable efforts to cause amendments to the Certificate of Formation to be executed and filed whenever required by the Act.

(b) The Sole Member shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.

(c) The Sole Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Sole Member shall cause the Company to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

12. Capital Contributions. The capital contributions of the Sole Member shall be reflected on the books and records of the Company. The Sole Member shall not be required to make any additional capital contribution to the Company without its consent. The Sole Member may make additional capital contributions to the Company in its sole discretion. As a result of any increase in the aggregate capital contributions of the Sole Member, the Company shall adjust its books and records to reflect any additional capital contributions of the Sole Member to the Company from time to time as applicable.

13. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member in its sole discretion.

14. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Sole Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company. Any right to proceed against (i) any other assets of the Sole Member or (ii) any agent, officer, director, member, manager, partner, shareholder or employee of the Sole Member or the assets of any such person, as a result of such a claim against the Sole Member arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

15. Indemnification. (a) Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Sole Member nor any current or former Officer, shareholder, member, manager, director, or employee of the Company (each, a “Covered Person”) shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions, unless such loss or damage incurred by the Company resulted from actual fraud, wilful neglect, or willful default by the Covered Person. No such Covered Person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Nothing herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities laws or of any rights under other laws which may not be waived.

(b) To the fullest extent permitted by the Act or other applicable law, the Company shall severally indemnify and hold harmless each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise , by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, its business or affairs, including its status as a member therein. A Covered Person shall not be entitled to indemnification under this Section 15 with respect to any claim, issue or matter in which such Covered Person has engaged in actual fraud, willful neglect, willful default, or a violation of applicable securities laws, except that nothing herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities laws or of rights under other laws which may not be waived. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Covered Person acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached this Agreement. To the fullest extent permitted by the Act or other applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 15 or otherwise upon such terms and conditions as may be determined by the Sole Member.

(c) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Covered Person acting under this Agreement shall not be liable to the Company for its good faith reliance on the provisions of this Agreement or the advice of accountants and counsel. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Sole Member to modify to that extent such other duties and liabilities of such Covered Person.

(d) Except as otherwise provided by the Act, or otherwise agreed in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

(e) If a claim for indemnification or advancement of expenses under this Article XVI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. In any action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(f) The Sole Member, on behalf of the Company, may purchase and maintain insurance for the benefit of any director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

16. Governing Law. THE LIMITED LIABILITY COMPANY LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES AND QUESTIONS CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ALL ITS SOLE MEMBER. ALL OTHER ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT (AND THE EXHIBITS AND SCHEDULES HERETO), AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

17. Amendments. This Agreement may only be amended by a writing duly signed by the Company and the Sole Member.

18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Sole Member and its heirs, legatees, legal representatives, successors, transferees and permitted assigns.

19. Third Party Beneficiaries. The right or obligation of the Sole Member to call for any capital contribution or to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of the Sole Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company; it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Sole Member and its successors and assigns except as may be otherwise agreed to by the Company in writing with the prior written approval of the Sole Member.

20. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

*          *          *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SOLE MEMBER:

ION ACQUISITION CORP 2 LTD.

By:
Name:	Gilad Shany
Title:	Chief Executive Officer

COMPANY:

INSPIRE MERGER SUB 2, LLC

By
Name:	Anthony Reich
Title:	President

Signature Page – Inspire Merger Sub 2, LLC Limited Liability Company Agreement

SCHEDULE A

LIST OF MEMBERS, CAPITAL CONTRIBUTIONS

AND MEMBERSHIP INTERESTS

Member Name	Capital Contribution	Sole Memberships Interest

ION Acquisition Corp 2 Ltd.		100%

EXHIBIT A

CERTIFICATE OF FORMATION

See attached.

EXHIBIT L

FORM OF LETTER OF TRANSMITTAL

See attached.

LETTER OF TRANSMITTAL

for securities of

INNOVID, INC.

to be exchanged pursuant to the

Merger Agreement, dated as of June [___], 2021

The Exchange Agent for the First Merger is: [--]

DELIVERY INSTRUCTIONS
[--]

For information please email: [___]
or call: [____]

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF SECURITIES ARE REGISTERED IN MORE THAN ONE NAME, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH SEPARATE REGISTERED HOLDER OF SUCH SECURITIES.

BY SIGNING THIS LETTER OF TRANSMITTAL, YOU AGREE TO THE PROVISIONS CONTAINED HEREIN AND MAKE THE ACKNOWLEDGEMENTS AND REPRESENTATIONS PROVIDED HEREIN.

You are receiving this letter of transmittal (this “Letter of Transmittal”) pursuant to that certain Agreement and Plan of Merger, dated as of June [--], 2021 (the “Merger Agreement”), by and among ION Acquisition Corp 2 Ltd. (“ION”), Inspire Merger Sub 1, Inc. (“Merger Sub 1”), Inspire Merger Sub 2, LLC (“Merger Sub 2”), and Innovid, Inc. (the “Company”).

Capitalized terms used but not defined in this Letter of Transmittal shall have the meanings ascribed to such terms in the Merger Agreement. To the extent any provision of this Letter of Transmittal is inconsistent with any provision of the Merger Agreement, the applicable provisions of the Merger Agreement shall control.

You currently hold shares of one or more of the following classes and/or series of Company Capital Stock (or securities convertible into or exercisable or exchangeable for one or more of the following classes and/or series of Company Capital Stock): (a) Company Common Stock, (b) Series A Preferred Stock, par value $0.001 per share, (c) Series A- 1 Preferred Stock, par value $0.001 per share, (d) Series B Preferred Stock, par value $0.001 per share, (e) Series B- 1 Preferred Stock, par value $0.001 per share, (f) Series B-2 Preferred Stock, par value $0.001 per share, (g) Series C Preferred Stock, par value $0.001 per share, (h) Series D Preferred Stock, par value $0.001 per share, (i) Series E Preferred Stock, par value $0.001 per share, and (j) Series F Preferred Stock, par value $0.001 per share, of the Company (the securities referred to in clauses “(a)” through “(j),” collectively, the “Securities”).

How to Receive Your Consideration

To receive your consideration, you will need to complete the following steps:

1.	Provide Registered Holder information (Form 1).
2.	List the Securities being exchanged for consideration (Form 2).
3.	Sign this Letter of Transmittal (Form 3).
4.	Complete the enclosed Internal Revenue Services (“IRS”) Form W-9 or, if you are not a U.S. person for U.S. federal income tax purposes, the appropriate Form W-8, as applicable (Form 4).
5.	Complete the enclosed Residency Declaration (Form 5), if applicable.
6.	Submit a Valid Withholding Certificate, if available.

When steps 1-4, and, as applicable, steps 5 and 6 are complete, please send Form 1, Form 2, Form 3 and Form 4, and, if applicable, Form 5 and/or the Valid Withholding Certificate, and the original Company certificates representing the Securities to be surrendered in connection with the transactions contemplated by the Merger Agreement or, if applicable, an Affidavit of Lost Certificate and Indemnity Agreement to the following address:

[--]

The method of delivery is at the election and risk of the undersigned. We recommend you send it by overnight courier or registered mail, return receipt requested, and insured. For information, please email [--] or call [--].

By delivering this signed and completed Letter of Transmittal, the undersigned hereby agrees, and represents, warrants and covenants to each of ION, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation and the Surviving Entity, as follows:

a)	Merger Agreement; Consideration. The undersigned hereby acknowledges and agrees that all descriptions of the delivery of the consideration and other matters related to the First Merger and the other transactions contemplated by the Merger Agreement are set forth in summary form in this Letter of Transmittal for the undersigned’s convenience only and are qualified in their entirety by the terms of the Merger Agreement. For the avoidance of doubt, the undersigned hereby acknowledges and agrees that his, her or its agreements, acknowledgements and covenants herein are supplemental to and are not intended to call into doubt the existing validity or effectiveness of any of the matters set forth herein by virtue of the adoption of the Merger Agreement and approval of the First Merger and the other transactions contemplated by the Merger Agreement by the requisite Company Stockholders and other actions and operation of applicable Law.

Without limitation of the matters set forth in this Letter of Transmittal or the Merger Agreement, by signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees that (i) the undersigned has read and reviewed and understands the terms of the Merger Agreement and this Letter of Transmittal and the matters set forth therein and herein, including the provisions thereof and hereof related to the exchange of the Securities and the applicable portion of the Aggregate Stock Consideration payable in respect of such Securities, (ii) the undersigned has been urged to and has been given the opportunity to consult with the undersigned’s legal and tax advisors regarding the legal and tax consequences of the transactions contemplated by the Merger Agreement, (iii) any discussion of tax issues in this Letter of Transmittal or the Merger Agreement is not intended or written to be relied upon, and cannot be relied upon, by you for any purpose, including for the purpose of avoiding penalties that may be imposed under applicable tax laws and is included herein or therein solely in connection with the transactions contemplated by the Merger Agreement and (iv) each of Latham & Watkins LLP and Furth, Wilensky, Mizrachi, Knaani - Law Offices represents the Company, and each of White & Case LLP and Goldfarb Seligman & Co. represent ION.

By signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees that, pursuant to the Merger Agreement, at the First Effective Time (by virtue of the First Merger and without any further action by any Person, including the undersigned), the Securities held by the undersigned immediately prior to the First Effective Time shall be automatically cancelled and converted into the right to receive the applicable portion of the Aggregate Stock Consideration payable in respect thereof in accordance with the terms of the Merger Agreement, without interest and subject to any applicable withholding pursuant to the Merger Agreement. The undersigned acknowledges that the applicable portion of the Aggregate Stock Consideration issued in exchange for the Securities surrendered herewith constitutes the entire and total consideration to which the undersigned is entitled in respect of the undersigned’s Securities pursuant to the terms of the Merger Agreement and any other agreement to which the undersigned is a party or otherwise. Furthermore, the undersigned acknowledges and agrees that any payments made pursuant to the Merger Agreement shall be final and in no event shall ION, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates or any of their respective Representatives have any liability to the undersigned for payment or disbursement by any Person (including the Exchange Agent) in accordance with the Merger Agreement. In the event the undersigned directs the Exchange Agent to deliver the applicable portion of the Aggregate Stock Consideration to a payee other than the registered holder of the applicable Securities (the “Registered Holder”), the undersigned shall bear liability, if any, for any transfer taxes applicable to the delivery of such applicable portion of the Aggregate Stock Consideration to such other payee.

b)	Acknowledgment; Waiver of Notice. The undersigned acknowledges receipt of a copy of the Merger Agreement. The undersigned has reviewed and understands the Merger Agreement and the terms and conditions of the transactions contemplated therein. To the extent permitted by applicable law, the undersigned consents to any and all amendments to the Merger Agreement made after June [--], 2021 and waives any notice with respect to the existence or terms of any and all such amendments.

c)	Ownership of Securities/Authority. By signing this Letter of Transmittal, the undersigned hereby represents and warrants that the undersigned (together with the undersigned’s spouse if the undersigned is an individual, married and the Securities surrendered herewith previously constituted community property under applicable Law) is the sole legal, record and beneficial owner of the Securities surrendered herewith as of immediately prior to the First Effective Time, with good and valid title to, and full power and authority to sell, assign and transfer, such Securities free and clear of all liens, restrictions, charges, claims and encumbrances, other than under the Organizational Documents of the Company, the Transaction Agreements, and the restrictions on transfer imposed by applicable securities laws. The undersigned further hereby represents and warrants that the undersigned has sole power to transfer, sole voting power, sole power of conversion, exchange or exercise, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Letter of Transmittal and the Merger Agreement, in each case with respect to all of the undersigned’s Securities to be surrendered herewith, with no limitations, qualifications or restrictions on such rights, subject to the Organizational Documents of the Company, the Transaction Agreements, and the applicable securities laws that restrict the transfer of such Securities.

The undersigned will, upon request, execute and deliver any additional documents reasonably requested by the Exchange Agent to process delivery of the applicable portion of the Aggregate Stock Consideration payable in respect of the Securities in connection with the surrender thereof.

Except for the Securities to be surrendered for exchange pursuant to this Letter of Transmittal (as set forth in Form 2 of this Letter of Transmittal), any Secondary Sale Shares, any Company Options and/or any Company Warrants, as applicable, the undersigned does not own any Equity Securities of the Company.

d)	Representations and Warranties and Other Matters. The undersigned hereby represents and warrants that (a) if the undersigned is not a natural person, the undersigned is a legal entity duly organized, validly existing and in good standing under the law of its jurisdiction of organization, (b) the undersigned has all legal right, power, authority and capacity to execute and deliver this Letter of Transmittal, to perform each of his, her or its obligations hereunder, and to consummate the transactions contemplated hereby and to participate in the implementation and consummation of the transactions contemplated by the Merger Agreement and (c) if the undersigned is not a natural person, the execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation, approval by its board of directors and, if necessary, shareholders, as the case may be, if the undersigned is a partnership, approval by its general partner or limited partners, as the case may be, and if the undersigned is a limited liability company, approval by its managers, and if necessary, members, as the case may be) on the part of the undersigned and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

In connection with the Securities to be surrendered for exchange pursuant to this Letter of Transmittal, the undersigned hereby waives all appraisal, quasi-appraisal or dissenters’ rights or similar rights or remedies to which he, she or it may be entitled or otherwise available to the undersigned under any applicable Law in connection with the transactions contemplated by the Merger Agreement (including the First Merger). The undersigned further understands that if he, she or it has filed a demand for appraisal, quasi-appraisal, dissenters’ or similar rights or remedies with respect to the Securities submitted and surrendered herewith (or, as applicable, cancelled), by submission of this Letter of Transmittal, the undersigned hereby withdraws such demand and agrees that the fair value of such Securities is not more than the consideration payable in respect thereof pursuant to the Merger Agreement. The undersigned understands that submission of this Letter of Transmittal to the Exchange Agent constitutes an irrevocable waiver of his, her or its rights to demand appraisal for the fair value of his, her or its Securities pursuant to the provisions of Delaware law. The undersigned agrees not to bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which challenges the validity of or seeks to enjoin the operation of any provision of the Merger Agreement or any ancillary agreement contemplated by the Merger Agreement.

All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

No permit, consent, waiver approval or authorization of, or declaration to or filing or registration with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Letter of Transmittal by the undersigned or the consummation by the undersigned of the transactions contemplated hereby.

If the undersigned is an individual resident of any state that is subject to community property laws, unless the signature of the undersigned’s spouse appears on the signature page to this Letter of Transmittal, the undersigned represents and warrants that he or she is not married or that he or she has the power to bind his or her spouse acting alone.

There is no action pending, or, to the knowledge of the undersigned, threatened against the undersigned, before any Governmental Entity which seeks to prevent, enjoin, alter or delay the undersigned from consummating the transactions contemplated by in this Letter of Transmittal and the Merger Agreement.

By signing this Letter of Transmittal, the undersigned acknowledges and agrees that (i) the surrender of the Securities pursuant to this Letter of Transmittal is irrevocable and (ii) the undersigned has been provided access to all information requested by the undersigned in order to evaluate the merits and risks of entering into this Letter of Transmittal.

e)	Delivery of Consideration. The delivery by the Exchange Agent of the applicable portion of the Aggregate Stock Consideration to which the undersigned is entitled in respect of the Securities pursuant to the terms of the Merger Agreement is conditioned on, among other things, (i) the Closing and (ii) receipt by the Exchange Agent of this Letter of Transmittal, duly completed and validly executed in accordance with the instructions set forth herein, together with all required attachments and other documents as may be reasonably requested by the Exchange Agent. No interest will accrue on any portion of the Aggregate Stock Consideration.

The undersigned understands that the delivery and surrender of Securities will not be effective, and the risk of loss of such Securities shall not pass, unless and until the Exchange Agent receives this Letter of Transmittal, properly completed and duly executed, together with all accompanying evidences of authority in form satisfactory to the Exchange Agent as may be required by this Letter of Transmittal and any other customary documents reasonably requested by the Exchange Agent, including, to the extent applicable, the certificate or certificates which immediately prior to the First Effective Time represented the outstanding Securities held by the undersigned (“Certificates”), if any.

The undersigned hereby represents and warrants that the mailing address or information provided for delivery set forth in this Letter of Transmittal is true, correct and complete. The undersigned agrees to notify the Exchange Agent of any change to the address or delivery information set forth herein.

The undersigned hereby (a) directs the Exchange Agent to deliver the evidence of book-entry of Domesticated Acquiror Common Stock as set forth below, for the applicable portion of the Aggregate Stock Consideration payable in respect of the Securities to be surrendered herewith and as may be due pursuant to the terms of the Merger Agreement in the name(s) of the registered holder(s) appearing at the address set forth in Form 1, and (b) acknowledges that, upon delivery of the items identified above by the undersigned to the Exchange Agent, the Exchange Agent shall issue to the undersigned the applicable portion of the Aggregate Stock Consideration in respect of the undersigned’s Securities to be surrendered herewith.

f)	Waiver of Rights. In consideration for, and in light of, the delivery of the applicable portion of the Aggregate Stock Consideration payable in respect of the Securities, the undersigned hereby irrevocably and unconditionally waives any and all preemptive rights, restrictions on transfer, rights of first refusal or offer, tag along rights, rights to notice, valuation rights, consent or voting rights, information rights, rights to any liquidation preference and similar rights and benefits to which the undersigned may be entitled pursuant to the Company’ Governing Documents, any agreements to which the undersigned is a party or which grant the undersigned any rights, in each case, that are triggered or implicated by the transactions contemplated by the Merger Agreement (or the consummation, or contemplated consummation, thereof).

g)	Israeli Tax Forms. If you are not a resident of Israel, please complete the enclosed Residency Declaration (Form 5).

h)	Israeli Withholding – Israeli Resident Holders of Securities

If your Securities were not issued under Section 102 of the Israel Income Tax Ordinance [New Version], 1961 (“ITO”), or you do not provide a duly completed Residency Declaration (such Person, an “Israeli Securityholder”), the following provisions will apply:

You will be subject to withholding at source of Israeli Tax at the applicable rate prescribed by Law from the payments under the Merger Agreement, unless you provide a (i) Valid Withholding Certificate (as defined below), or (ii) cash amount equal to the amount which is required to be withheld under Israeli Tax law (“Tax Amount”). If you are providing a Valid Withholding Certificate or paying the Tax Amount, you must provide the Valid Withholding Certificate or pay the Tax Amount no later than five (5) Business Days prior to the lapse of 180 days from Closing Date.

A “Valid Withholding Certificate” means a valid certificate or ruling issued by the Israel Tax Authority (“ITA”) in form and substance reasonably acceptable: (a) exempting from the duty to withhold Israeli Taxes with respect to the applicable payment; (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment; or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment. A ruling, or interim ruling, issued by ITA under Section 104H or Section 102 of the ITO, providing (among other things) an exemption from Israeli Tax withholding, shall be considered a Valid Withholding Certificate.

If you plan to obtain a Valid Withholding Certificate, please make sure that such Valid Withholding Certificate will expire only after the release date of any consideration payable to you. If the Valid Withholding Certificate expires before such date, you will need to provide a new Valid Withholding Certificate in order to avoid or reduce the withholding tax rate under Israeli law.

Every Israeli Securityholder is required to select one of the following Options in respect of Israeli withholding tax:

Option 1

☐	I hereby acknowledge that the maximum withholding tax as required under applicable Israeli Tax law) may be deducted from any proceeds due to me and I do not hold and will not be obtaining a Valid Withholding Certificate in respect of such proceeds.

Option 2

☐	Enclosed with this Letter of Transmittal is a Valid Withholding Certificate and you are hereby instructed to act as set forth in such Valid Withholding Certificate.

Option 3

☐	I hereby request that the proceeds due to me shall be retained on my behalf for a period of up to 180 days from Closing (or an earlier date as requested in writing by me or the ITA), during which time I may obtain a Valid Withholding Certificate, ensuring that Israeli withholding tax need not be withheld on such proceeds (or approving a reduced rate of Israeli withholding tax), and following receipt of such Valid Withholding Certificate such amounts will be released to me without deduction of any withholdings or with reduced withholdings according to the terms of such Valid Withholding Certificate with respect to the proceeds covered by such Valid Withholding Certificate.

If I do not provide a Valid Withholding Certificate at least five (5) Business Days before the lapse of 180 calendar days following the Closing (or an earlier date as requested in writing by me or the ITA), I acknowledge that Option 1 shall apply without any further action required on my part. Any funds retained for such 180 calendar days or longer or earlier, shall not accrue interest.

Please note that the foregoing election will be valid in respect of the portion of the proceeds payable to you according to such information provided.

To the extent you do not select any of Options 1-3 above or not submit a duly executed documents as required, prior to the end of five (5) Business Days prior to the lapse of the 180-day period (or an earlier date as requested in writing by the ITA), your proceeds will be treated in accordance with Option 1 above and appropriate withholding tax will be deducted at the applicable rate required under applicable Israeli law.

In the event that there are insufficient cash funds available in order to discharge Israeli withholding tax obligations, any required action may be taken in order to fulfill any obligation to withhold Israeli Tax as provided herein, including selling sufficient Aggregate Stock Consideration payable in respect of your Securities for the purposes of using the proceeds of such sale to pay any Israeli withholding tax obligation.

The aforementioned provisions will not apply to holders of Securities subject to Section 102 of the ITO.

Notwithstanding the above, if your Securities are held by a trustee and are subject to tax under Section 102(b)(2) of the ITO, you will be subject to withholding at source for Israeli Tax at the rate prescribed by the Options Tax Ruling (if obtained). You will be requested to consent to the terms of the Options Tax Ruling as required under applicable law. Payment may be delayed to comply with the holding period pursuant to Section 102(b)(2) of the ITO.

i)	Release. Effective immediately upon the Closing, the undersigned, on behalf of itself and its affiliates and their respective Representatives, and each of their respective successors and assigns (each, a “Releasor”), hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by Law, each of the ION, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation, the Surviving Entity and each of their respective present and future Affiliates and their respective Representatives (each, a “Releasee”) of, from and against any and all claims, proceedings or liabilities of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Releasor or any Person claiming through or under a Releasor ever had, now has or may have, on or by reason of any matter, cause or thing whatsoever on, or prior to, the Closing Date (collectively, the “Releasor Claims”), provided, that the release given under this section will not apply to (i) any claims arising under the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) any and all claims arising under or relating to this Letter of Transmittal, (iii) any claims relating to compensation, benefits and reimbursement of expenses in connection with the undersigned’s employment with the Company or its Affiliates, (iv) rights to indemnification under the Company’s or its Subsidiaries’ respective Organizational Documents or under any insurance policy of the Company or (v) any claim that may not be released under applicable Laws. This release is intended to be a complete and general release with respect to the Releasor Claims, and specifically includes claims or liabilities that are known, unknown, fixed, contingent or conditional, including any breach of fiduciary duty, or claims arising under applicable securities laws.

j)	Miscellaneous. The undersigned hereby acknowledges and agrees that ION, the Company, the Surviving Corporation, the Surviving Entity, and the Exchange Agent are third-party beneficiaries of this Letter of Transmittal, and any representations, warranties, acknowledgements, agreements, waivers, releases and covenants are made to and for the benefit of each of ION, the Company ,the Surviving Corporation, the Surviving Entity, and the Exchange Agent severally and shall be enforceable by each of ION, the Company, Surviving Corporation, the Surviving Entity, and the Exchange Agent severally.

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned (if an individual) and all obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal representatives, successors and permitted assigns of the undersigned.

This Letter of Transmittal may not be changed except in a writing signed by ION, the Company and the undersigned.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

If any provision of this Letter of Transmittal is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Letter of Transmittal shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, ION and the Company may, upon written notice to the undersigned, modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal and the Merger Agreement be consummated as originally contemplated to the greatest extent possible.

k)	Reliance/Survival. The undersigned understands that the information contained in this Letter of Transmittal may be shared with the Exchange Agent, ION, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation and the Surviving Entity, and each such Person may rely upon the representations, warranties, covenants and agreements contained herein as if each such Person was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such Person was a party hereto. Unless agreed in writing by ION and the Company, all representations, warranties, acknowledgements, agreements, waivers and covenants of the undersigned set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Subject to the last sentence of Paragraph (h), any modification to any term of this Letter of Transmittal requires the prior written consent of the undersigned, the Company and ION.

l)	Governing Law; Venue. This Letter of Transmittal, the Merger Agreement and all Actions or causes of action based upon, arising out of, or related to this Letter of Transmittal, the Merger Agreement or the transactions contemplated hereby and thereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Letter of Transmittal or the Merger Agreement shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and the undersigned irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it, he or she may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Letter of Transmittal or the Merger Agreement in any other court. Nothing contained in this Letter of Transmittal or the Merger Agreement shall be deemed to affect the right of the undersigned to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Letter of Transmittal or the Merger Agreement.

m)	Interpretation. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR EXCHANGE OF ANY SECURITIES WILL BE DETERMINED BY THE COMPANY AND ION IN THEIR SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING TO THE FULLEST EXTENT PERMITTED BY LAW.

The undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Merger Agreement, and the transactions contemplated thereby, including the First Merger, and the undersigned’s execution of this Letter of Transmittal and the transactions contemplated hereby, and acknowledges that the undersigned: (a) availed himself, herself or itself of such right and opportunity (to the extent that the undersigned so desired or as otherwise provided herein); (b) has carefully reviewed and understands the terms of the foregoing documents and the transactions contemplated thereby and deems them to be in the undersigned’s best interest; and (c) is competent to execute this Letter of Transmittal free from coercion, duress or undue influence.

Form 1. Registered Holder Information.

Name(s) of Registered Holder(s) exactly as name(s) appear(s) on Security

If Securities submitted for exchange are registered in different names, a SEPARATE letter of transmittal must be submitted for each Registered Holder.

Address
City
State/Province
Postal/Zip Code
Country
Email Address of Registered Holder*

* By providing your email address, you hereby agree and understand that you are providing your consent to the electronic delivery of any and all disclosures, information or documents in connection with this Letter of Transmittal (“Account”), including any disclosure required by federal, state or local law, and any other information, documents, data records and other legal notices that may relate to your Account. Your consent will continue to apply and you will continue to receive electronically the applicable or requested information pertaining to your Account above until you are no longer an accountholder, or until you withdraw your consent. You may withdraw your consent to receiving Account documents and communications electronically at any time, by contacting us in writing at:

[--]

Any withdrawal of your consent to electronic communications will be effective only after we have a reasonable period of time to process your withdrawal request.

Form 2. Securities Surrendered for Exchange.

Please complete the schedule below by listing the Securities being surrendered for exchange.

Type of Securities	Certificate Number	Quantity of Securities Represented by the Certificate	Check Box if Lost
Company Common Stock			☐
Company Series A Preferred Stock			☐
Company Series A-1 Preferred Stock			☐
Company Series B Preferred Stock			☐
Company Series B-1 Preferred Stock			☐
Company Series C Preferred Stock			☐
Company Series D Preferred Stock			☐
Company Series E Preferred Stock			☐
Company Series F Preferred Stock			☐

Lost Certificate(s). If the certificate(s) has (have) been lost, stolen, mutilated or destroyed, an Affidavit of Lost Certificate and Indemnity Agreement, attached hereto as Exhibit A, must be completed and delivered to the Exchange Agent along with this completed Letter of Transmittal.

Form 3. Signature Page to Letter of Transmittal

By signing below, you acknowledge and represent that you have fully read and understood this Letter of Transmittal and consent to be legally bound by its terms and conditions.

You also represent that you are authorized to sign this Letter of Transmittal (either in your capacity as the Registered Holder set forth in Form 1 or in your capacity as having the authority to affix the signature of the Registered Holder set forth in Form 1) with the intention of providing a signature that is binding on the Registered Holder and such signature is provided on behalf of all owners for joint accounts.

Your signature below certifies that no alterations have been made in any way to this Letter of Transmittal or any of the other instruments or documents accompanying this Letter of Transmittal or otherwise submitted by you. To the extent you have made any alterations to this Letter of Transmittal or any such other instruments or documents, any such alterations are deemed unenforceable and receipt of any payment does not constitute agreement to any such alterations.

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)

Date:

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)

Date:

Form 4. Tax Matters (IRS Form W-9 or Form W-8)

Each Registered Holder set forth in Form 1 must provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on the enclosed IRS Form W-9, or an appropriate IRS Form W-8, as applicable, as described below.

If any consideration to be issued in respect of the Securities being surrendered is to be issued to any Person other than the Registered Holder set forth in Form 1 (a “Transferee”), such Transferee must provide the Exchange Agent with a correct TIN and certain other information on the enclosed IRS Form W-9, or an appropriate IRS Form W-8.

To avoid backup withholding, U.S. federal income tax law generally requires that if your Securities are accepted for payment, you or your assignee (in either case, the “Payee”) must properly complete and timely provide the Exchange Agent (the “Payor”) with the enclosed IRS Form W-9 (in the case of a Payee that is U.S. person (as defined in the instructions to the enclosed IRS Form W-9)) or an appropriate IRS Form W-8 (in the case of a Payee that is not a U.S. person), in each case, in accordance with the instructions thereto, or otherwise establish an exemption from backup withholding. If the Payor is not timely provided with a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or an adequate basis for an exemption, the Payee may be subject to penalties imposed by the IRS and backup withholding on any reportable payments made pursuant to the First Merger (if any). Backup withholding is not an additional tax. Rather, a Payee subject to backup withholding will be allowed a credit of the amount withheld against such Payee’s U.S. federal income tax liability. If withholding results in an overpayment of taxes, you generally must obtain a refund by timely furnishing the required information to the IRS.

Payees are urged to consult their tax advisors regarding compliance with the backup withholding rules. To prevent backup withholding, each Payee that is a U.S. person must timely provide such Payee’s correct TIN by completing the enclosed IRS Form W-9, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. person (including a U.S. resident alien). In the case of a Payee who is an individual, a Payee’s correct TIN is generally the Payee’s social security number. If the Payee does not have a TIN, such Payee should consult the Instructions for IRS Form W-9 that are included at the end of the attached IRS Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the IRS Form W-9. If the Payee does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding will apply. If the Securities are held in more than one name or not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report. To prevent backup withholding, a Payee that is not a U.S. person must complete an appropriate IRS Form W-8.

Certain Payees are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, such exempt Payees who are U.S. persons should indicate their exempt status on the enclosed IRS Form W-9 by providing the appropriate exempt payee code. See the enclosed W-9 Specific Instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify for exempt status, such Payee must submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W- 8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status and including any necessary supporting documentation. Such forms may be obtained from the Exchange Agent or the IRS website: www.irs.gov.

Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 may result in backup withholding under U.S. tax laws on any payments and may result in penalties imposed by the IRS.

YOU ARE URGED TO CONTACT YOUR TAX ADVISOR FOR ADDITIONAL INFORMATION.

The tax information set forth herein is for informational purposes only. You are not entitled to (and should not) rely on such information and you should consult an independent tax advisor and/or consultant regarding the tax consequences to you with respect to this Letter of Transmittal, the Merger Agreement and the transactions described therein. None of ION, the Company or any of their respective Affiliates, Subsidiaries, directors, officers, equity holders, members, managers, partners, employees and representatives shall have any liability to any person with respect to any of the tax information contained herein.

Form **W-9**
(Rev. October 2018)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

◆ Go to *www.irs.gov/FormW9* for instructions and the latest information.

Give Form to the requester. Do not send to the IRS.

Print or type. See **Specific Instructions** on page 3.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only **one** of the following seven boxes.

☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ▶

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is **not** disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ▶

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):
Exempt payee code (if any)
Exemption from FATCA reporting code (if any)
(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.) See instructions.

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN*, later.

Note: If the account is in more than one name, see the instructions for line 1. Also see *What Name and Number To Give the Requester* for guidelines on whose number to enter.

Social security number

☐☐☐ – ☐☐ – ☐☐☐☐

or

Employer identification number

☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here **Signature of U.S. person ▶** **Date ▶**

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to *www.irs.gov/FormW9.*

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

- Form 1099-INT (interest earned or paid)
- Form 1099-DIV (dividends, including those from stocks or mutual funds)
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
- Form 1099-S (proceeds from real estate transactions)
- Form 1099-K (merchant card and third party network transactions)
- Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
- Form 1099-C (canceled debt)
- Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, *later*

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),
2. Certify that you are not subject to backup withholding, or
3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and
4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See *What is FATCA reporting*, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien;

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

• An estate (other than a foreign estate); or

• A domestic trust (as defined in Regulations section 301. 7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

• In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

• In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and

• In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.
2. The treaty article addressing the income.
3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.
4. The type and amount of income that qualifies for the exemption from tax.
5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,
2. You do not certify your TIN when required (see the instructions for Part II for details),
3. The IRS tells the requester that you furnished an incorrect TIN,
4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or
5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See *Exempt payee code*, later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see *Special rules for partnerships,* earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code*, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment**.**

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; **do not** leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

a. **Individual.** Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. **Sole proprietor or single-member LLC.** Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or "doing business as" (DBA) name on line 2.

c. **Partnership, LLC that is not a single-member LLC, C corporation, or S corporation.** Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

d. **Other entities.** Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

Page 3

Form W-9 (Rev. 10-2018)

e. **Disregarded entity.** For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, "Business name/disregarded entity name." If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .
• Corporation	Corporation
• Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC
• LLC treated as a partnership for U.S. federal tax purposes, • LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or • LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.	Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
• Partnership	Partnership
• Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

- Generally, individuals (including sole proprietors) are not exempt from backup withholding.
- Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.
- Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.
- Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1 – An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2 – The United States or any of its agencies or instrumentalities

3 – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4 – A foreign government or any of its political subdivisions, agencies, or instrumentalities

5 – A corporation

6 – A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7 – A futures commission merchant registered with the Commodity Futures Trading Commission

8 – A real estate investment trust

9 – An entity registered at all times during the tax year under the Investment Company Act of 1940

10 – A common trust fund operated by a bank under section 584(a)

11 – A financial institution

12 – A middleman known in the investment community as a nominee or custodian

13 – A trust exempt from tax under section 664 or described in section 4947

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	**THEN the payment is exempt for . . .**
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with "Not Applicable" (or any similar indication) written or printed on the line for a FATCA exemption code.

A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B – The United States or any of its agencies or instrumentalities

C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E – A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G – A real estate investment trust

H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I – A common trust fund as defined in section 584(a)

J – A bank as defined in section 581

K – A broker

L – A trust exempt from tax under section 664 or described in section 4947(a)(1)

M – A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Form W-9 (Rev. 10-2018) Page 4

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note: See *What Name and Number To Give the Requester*, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at *www.SSA.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/Businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. Go to *www.irs.gov/Forms* to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to *www.irs.gov/OrderForms* to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see *Exempt payee code*, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account
4. Custodial account of a minor (Uniform Gift to Minors Act)	The minor[2]
5. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
6. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
7. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:	Give name and EIN of:
8. Disregarded entity not owned by an individual	The owner
9. A valid trust, estate, or pension trust	Legal entity[4]
10. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
11. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
12. Partnership or multi-member LLC	The partnership
13. A broker or registered nominee	The broker or nominee
14. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
15. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or DBA name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships,* earlier.

***Note:** The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:
- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

Form W-9 (Rev. 10-2018) Page 5

For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at *spam@uce.gov* or report them at *www.ftc.gov/complaint*. You can contact the FTC at *www.ftc.gov/idtheft* or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see *www.IdentityTheft.gov* and Pub. 5027.

Visit *www.irs.gov/IdentityTheft* to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Form 5. Residency Declaration

To be attached.

Exhibit A: Affidavit of Lost Certificate and Indemnity Agreement

The undersigned registered holder ("Holder") hereby represents, warrants and covenants as follows:

1. Holder's current address is

2. Holder is the true, lawful, present and sole legal and beneficial owner of, and is entitled to the possession of the following securities issued by Innovid, Inc., a Delaware corporation (the "Company"), which have been lost, stolen or destroyed at some time during the period between the date of issuance thereof and the date hereof, and cannot now be produced (the "Lost Certificate(s)", and the securities represented thereby, the "Securities"):

Name(s) of Registered Holder(s) (exactly as name(s) appear(s) on Share Certificate(s) or holding(s))	
Holding-Id(s)	**Number of Holdings Represented by Holding-Id(s)**

3. Holder has conducted or caused to be conducted a thorough and diligent search and has failed to find or recover the Lost Certificate(s). Holder has no knowledge or information as to the present whereabouts of the Lost Certificate(s). The Lost Certificate(s) and any rights or interests therein were not endorsed by Holder. If Holder should find or recover the Lost Certificate(s), Holder will immediately surrender or cause to be surrendered the same to the Company (or its successor), without receiving any consideration thereof for cancellation.

4. The Lost Certificate(s), the Securities represented thereby, and any rights or interests therein were not endorsed, sold, assigned, pledged, transferred, delivered, lent, charged, deposited under any agreement, hypothecated or disposed of in any manner by Holder or on Holder's behalf. Neither Holder nor anyone on Holder's behalf has signed any power of attorney, assignment or other authorization respecting the Lost Certificate(s) that is now outstanding and in force. No person, firm, company, agency, government or other entity other than Holder has or has asserted any right, title, claim, equity or interest in, to, or respecting the Lost Certificate(s) or the Securities, or any rights or interests therein or proceeds thereof.

5. Holder agrees to (and on behalf of Holder's successors or assigns), indemnify and hold harmless the Exchange Agent, ION, the Company, the Surviving Corporation, the Surviving Entity and any acquirer of the Company or Surviving Corporation or the Surviving Entity, together with their respective shareholders, officers, directors, employees, agents, affiliates, successors, and assigns from and against any and all damages, liabilities, losses, actions, suits, claims, expenses (including reasonable attorneys' fees) arising out of or in connection with the Lost Certificate(s), the Securities and/or the delivery of this Affidavit of Lost Certificate.

IN WITNESS WHEREOF, the Holder has executed this Affidavit of Lost Certificate as of the date set forth below.

IF A LEGAL ENTITY

Registered Holder Name:
By: ______________________________
(signature)
Name:
Title:
Date:

IF AN INDIVIDUAL

Registered Holder Name:
(signature)
Date:

EXHIBIT M

FORM OF SECONDARY PSA

See attached.

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of [●], is entered into by and between the party identified as the Seller on Annex A hereto (“Seller”), and ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (“Buyer”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Innovid, Inc., a Delaware corporation (the “Company”), has entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Company, the Merger Sub 1, Merger Sub 2 and Buyer, pursuant to which, on the terms and subject to the conditions set forth therein, (i) immediately prior to the First Effective Time, Buyer will migrate to and domesticate as a Delaware corporation in accordance with the applicable Law, (ii) following the Domestication, at the First Effective Time, Merger Sub 1 will merge with and into the Company, with the Company continuing as the surviving corporation of the First Merger and becoming a wholly owned Subsidiary of Buyer, and (iii) immediately following the consummation of the First Merger, at the Second Merger Effective Time, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity of the Second Merger;

WHEREAS, in connection with the Mergers, and pursuant to the terms of the Merger Agreement, following the Domestication and immediately prior to the First Effective Time, Buyer has agreed to purchase the Secondary Sale Shares from one or more Company Stockholders, as determined in accordance with the Merger Agreement;

WHEREAS, Company has determined that the Secondary Sale Amount, as defined in the Merger Agreement, is greater than zero ($0).

WHEREAS, Seller is a Secondary Selling Stockholder pursuant to the Merger Agreement; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the number of Secondary Sale Shares set forth opposite Seller’s name on Annex A hereto (the “Purchased Shares”) in exchange for the payment to Seller of the portion of the Secondary Sale Amount as set forth opposite Seller’s name on Annex A hereto (the “Seller Consideration”), all in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

INTERPRETIVE MATTERS

Section 1.01 Construction. Sections 1.02(a), (b), (c), (d), (e), (g) and (h) of the Merger Agreement are hereby deemed incorporated by reference mutatis mutandis as if fully set forth herein.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) Upon the terms and subject to the conditions set forth in this Agreement, by operation of this Agreement and without further action by any Person, Seller hereby sells transfers, assigns and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, the Purchased Shares, free and clear of any and all Liens (other than Liens under applicable securities Laws or the Organizational Documents of the Company), in exchange for the Seller Consideration.

Section 2.02 Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the transactions contemplated by this Agreement shall be consummated following the Domestication and immediately prior to the First Effective Time (the “Closing”).

(b) At the Closing, Seller shall deliver to Buyer (i) the Purchased Shares (or an affidavit of loss or destruction in lieu thereof, in the form provided by the Company), (ii) an Internal Revenue Service Form W-9 or W-8 (as applicable), in the form provided by the Company, duly completed and executed by Seller, (iii) a Residency Declaration, in the form provided by the Company, duly completed and executed by Seller; or (iv) if any, a Valid Withholding Certificate.

(c) At the Closing, Buyer shall pay and deliver to an account designated by Seller to Buyer, by wire transfer of U.S. dollars in immediately available funds, the Seller Consideration.

Section 2.03 Withholding Taxes.

(a) Buyer, the Surviving Corporation, the Surviving Entity, and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under applicable Tax Law; provided, prior to making any such deduction or withholding, Buyer shall use commercially reasonable efforts to provide Seller a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings, and shall reasonably cooperate with Seller to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Notwithstanding the foregoing, Buyer acknowledges and agrees that Buyer shall not make any Tax deduction or withholding pursuant to Section 1445 of the Code provided the Company has delivered to Buyer the certificate described in Section 6.05 of the Merger Agreement.

(b) Notwithstanding the provisions of Section 2.03(a), if Seller (i) did not execute Residency Declaration, and (ii) did not provide a Valid Withholding Certificate, prior to the Closing, the consideration payable hereunder to Seller will be deposited with, and retained by, the Paying Agent for the benefit of Seller for a period of up to 180 days from the Closing, or an earlier date requested in writing by Seller (the “Withholding Drop Date”), and during which time unless otherwise requested by the ITA no payments shall be made to Seller and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time Seller may provide a Residency Declaration or may obtain a Valid Withholding Certificate. In the event that no later than five (5) Business Days prior to the Withholding Drop Date Seller submits a Residency Declaration or Valid Withholding Certificate then the Paying Agent shall release the payment to Seller in full, in the case a Residency Declaration is delivered by Seller, or, in the case a Valid Withholding Certificate is delivered by Seller, act in accordance with such Valid Withholding Certificate. If Seller (A) does not provide the Paying Agent with a Residency Declaration or a Valid Withholding Certificate by no later than five (5) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Paying Agent to release his, her or its portion of the applicable payment prior to the Withholding Drop Date and fails to submit a Residency Declaration or a Valid Withholding Certificate at or before such time, then the amount of Israeli Tax to be withheld from Seller’s applicable payment shall be calculated according to the applicable withholding rate and such amount will be calculated in NIS based on the most-recent US$:NIS exchange rate known on the date the payment is actually made to Seller, which amount shall be timely delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall pay to Seller the balance of the payment due to Seller that is not so withheld. Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient. The Paying Agent will provide the Buyer and Seller prior to the Closing Date with an undertaking as required under Section 6.2.4.3 of the Israeli Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates).

(c) With respect to any Israeli withholding, a Tax withholding exemption certificate with respect to “services and assets” which was not issued specifically for the transaction contemplated by this Agreement shall be deemed a Valid Withholding Certificate, except for Seller who (i) is a present or former employee, or (ii) received his, her or its Purchased Shares as the result of the conversion of any convertible instrument.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of Seller. In connection with the transactions contemplated by this Agreement, Seller hereby represents and warrants to Buyer as follows:

(a) If Seller is not an individual, Seller has been duly organized and is validly existing in good standing (if the concept of good standing is applicable) under the laws of its jurisdiction of organization, with power and authority to enter into, deliver and perform its obligations under this Agreement. If Seller is an individual, Seller has the capacity to enter into, deliver and perform his or her obligations under this Agreement. Seller is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(b) If Seller is not an individual, this Agreement has been duly authorized, validly executed and delivered by Seller. If Seller is an individual, the signature on this Agreement is genuine, and Seller has legal competence and capacity to execute the same. Assuming that this Agreement constitutes the valid and binding obligation of Buyer, this Agreement is a valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions. If (x) Seller is an individual, (y) Seller is married and (z) Seller’s Purchased Shares constitute community property, this Agreement has been consented to by, and constitutes the legal, valid and binding agreement of Seller’s spouse or such other Person, enforceable against such spouse or other Person in accordance with its terms, subject to the Enforceability Exceptions.

(c) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of, or result in the breach of Seller’s Organizational Documents (if Seller is not an individual), or (ii) conflict with or result in any violation, in each case, of any provision of any Law or Governmental Order applicable to Seller, except in the case of this clause (ii) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the legal authority or would prevent, delay or otherwise impede Seller’s timely performance of all its obligations hereunder in full (“Seller Impairment Effect”). Other than the consents, approvals, authorizations, the requirements set forth in Section 4.05 of the Merger Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Entity or other Person is required on the part of Seller with respect to the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

(d) There has been no Action or threatened (in writing) Actions by or against Seller that, if adversely decided or resolved, has a Seller Impairment Effect. There is no Governmental Order imposed upon Seller that has, individually or in the aggregate, a Seller Impairment Effect on Seller. Seller is not a party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that have a Seller Impairment Effect.

(e) Seller is the sole beneficial and record owner of the Purchased Shares and has good and valid title to, and the right to transfer to Buyer, the Purchased Shares, free and clear of all Liens (other than Liens under applicable securities Laws or the Organizational Documents of the Company). At the Closing, upon delivery of the Purchased Shares in book entry form to Buyer and payment of the Seller Consideration for such Purchased Shares, in each case in accordance with the terms of this Agreement, good and valid title to such Purchased Shares, free and clear of all Liens (other than Liens under applicable securities Laws or the Organizational Documents of the Company), will pass to Buyer. Other than pursuant to this Agreement, the Merger Agreement, the Certificate of Incorporation of the Company, and the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules, no Person has any written or oral Contract, agreement, arrangement or understanding or option for, or any right or privilege (whether by Law or Contract) in respect of the purchase or acquisition from Seller of any of the Purchased Shares.

(f) Seller (i) is capable of evaluating the value of the Purchased Shares and has made the decision to sell the Purchased Shares voluntarily and without inducement by the Company or Buyer, (ii) has made its, his or her own analysis and evaluation of the transactions contemplated hereby, and (iii) has had an opportunity to consult with legal counsel and financial experts regarding the transactions contemplated hereby. Seller acknowledges that neither Buyer nor the Company, nor any of their personnel or agents, is making or has made, and Seller has not relied on, any representations, warranties or agreements of Buyer or the Company, express or implied, in the decision to sell the Purchased Shares or enter into the transactions contemplated hereby. Seller further acknowledges that neither the Company nor Buyer is acting as a fiduciary or financial or investment advisor to Seller. Seller acknowledges that it knows that Buyer may have material, non-public information regarding Buyer, the Company or either company’s respective condition (financial and otherwise), results of operations, businesses, properties, plans and prospects (collectively, “Information”). Seller acknowledges that neither Buyer nor the Company, nor anyone on their behalf has any obligation or duty to provide information (including Information) to Seller relating to the value of the Purchased Shares, to the condition (financial or otherwise) results of operations, businesses, properties, plans or prospects of the Company or its subsidiaries, or otherwise, and that such information might be material to Seller’s decision to sell the Purchased Shares or otherwise materially adverse to Seller’s interests. Buyer conducted its own due diligence and analysis with respect to the Company, for its own account and purposes, all of which may provide it with a different knowledge and view of the prospects and potential, relative to the other parties hereto and Seller agreed to sell the Purchased Shares to Buyer for the consideration provided for herein notwithstanding any such possible knowledge differential or any potential or prospects Buyer or the Company may view for the Company, and waives any right, claim or demand that may arise as a result thereof.

(g) Seller understands, acknowledges and agrees that following the Closing Seller shall have no rights as a stockholder of the Company or otherwise, with respect to the Purchased Shares.

(h) Seller acknowledges that the sale of the Purchased Shares could have immediate or future tax consequences for Seller and confirms that any tax liability triggered as a result of the sale of the Purchased Shares and the transactions contemplated hereby shall be borne solely by Seller.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) if to Seller, to such address or addresses set forth on its signature page hereto; or

(b) if to Buyer or the Company, to the respective addresses set forth in the Merger Agreement.

Section 4.02 Amendment; Waiver, Etc. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the parties thereto in the same manner as this Agreement and which makes reference to this Agreement. Additionally, neither this Agreement nor any provision hereof may be amended, modified, waived or terminated, without the prior written consent of the Company. The Company is an express third-party beneficiary of this Agreement.

Section 4.03 Assignment. Neither the Sellers nor Buyer shall assign this Agreement or any part hereof without the prior written consent of Buyer (in the case of assignment by any Seller) or the Sellers (in the case of assignment by Buyer). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 4.03 shall be null and void, ab initio.

Section 4.04 Entire Agreement. This Agreement (together with the Annexes hereto) and the Merger Agreement contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties with respect thereto.

Section 4.05 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 4.06 Parties in Interest; Third Party Beneficiaries. Subject to Section 4.02, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer and Seller, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 4.07 Expenses. Without limiting anything contained in the Merger Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisors and accountants.

Section 4.08 Governing Law; VENUE AND SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4.08. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.09 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.10 Further Assurances. Subject to the terms and conditions provided herein, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem necessary in order to consummate the transactions contemplated by this Agreement.

Section 4.11 Remedies. The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer and Seller has executed or caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.

BUYER:

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:

[Signature to Purchase and Sale Agreement]

SELLER:

[●]

By:

Address for Notices:

[●]
[●] Attention: Email:

[Signature to Purchase and Sale Agreement]

ANNEX A

SELLER SHARES AND CONSIDERATION

Seller	Purchased Shares		Seller Consideration
[●]	[●]	$	[●]

EXHIBIT O

RESIDENCY DECLARATION

See attached.

DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

Applicable only to Stockholders or Optionholders who are NOT Israeli residents

You are receiving this form "Declaration of Status For Israeli Income Tax Purposes" as a holder of shares ("Shares") or options to purchase shares ("Options") of Innovid, Inc. (the "Company"), in connection with that certain Agreement and Plan of Merger (this "Agreement") made and entered into as of June 23, 2021, by and among ION Acquisition Corp 2 Ltd., Inspire Merger Sub 1, Inc., Inspire Merger Sub 2, LLC, and the Company.

FAILURE TO COMPLETE THE FOLLOWING CONFIRMATION (INCLUDING CHECKING THE RELEVANT BOXES BELOW) MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

ANY UNAUTHORIZED MODIFICATION OF THE PROVISIONS OF THIS DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES MAY CAUSE THE INVALIDATION OF THIS DOCUMENT AND MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

PART I	**Identification and details of Shareholder or Optionholder** (see instructions)	
1. Name:	**2. Type of Shareholder or Optionholder** (more than one box may be applicable):	
(please print full name)	☐ Corporation (or Limited Liability Company) ☐ Individual ☐ Trust ☐ Partnership ☐ Other: _________________	☐ Bank ☐ Financial Institution
3. For individuals only:	**4. For all other Shareholders or Optionholders:**	
Date of birth: ______/_____/______ month / day / year	Country of incorporation or organization:	
Country of residence:	Registration number of corporation (if applicable):	
Countries of citizenship (name all citizenships):		
Taxpayer Identification or Social Security No. (if applicable):	Country of residence:	
5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):		
6. Mailing Address (if different from above):	**7. Contact Details:** **Name:**______________ **Capacity:**_______________ **Telephone Number** (country code, area code and number): ____

-2-

PART II **Declaration by Non-Israeli Residents** (see instructions)

A. To be completed only by Individuals. I hereby declare that: (if the statement is correct, mark X in the following box)

A.1 ☐ At all times commencing from four years prior to the date of the purchase of my Shares or grant of my Options, and until the day of this declaration ("Relevant Period"), I have not been a "resident of Israel" as defined in Section 1 of the Israeli Income Tax Ordinance (as defined below), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):

- ☐ The State of Israel was not my permanent place of residence.
- ☐ The State of Israel was not my place of residence or my family's place of residence.
- ☐ My ordinary or permanent place of activity was not in the State of Israel and I do not have a permanent establishment in the State of Israel.
- ☐ I did not engage in an occupation in the State of Israel.
- ☐ I did not own a business or part of a business in the State of Israel.
- ☐ I did not stay in the State of Israel for 183 days or more in any given tax year.
- ☐ I did not stay in Israel for 30 days or more in any given tax year and my total stay in Israel in such a year and in the two preceding years reached 425 days.
- ☐ I was not insured with the National Insurance Institute in the State of Israel.

A.2 ☐ During the Relevant Period I filed tax returns (if required under applicable law) and paid taxes in the country of my residency (as provided in Item 3 of Part I).

B. To be completed by Corporations (except Partnerships and Trusts). I hereby declare that: (if correct, mark X in the following box)

B.1 ☐ At all times commencing from four years prior to the date of the purchase of its Shares or grant of its Options until the day of this declaration ("Relevant Period"), the corporation has not been a "resident of Israel" as defined in Section 1 of the Israeli Income Tax Ordinance (as defined below), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):

- ☐ The corporation was NOT registered with the Registrar of Companies in Israel,
- ☐ The corporation was NOT registered with the Registrar of "Amutot" (non-profit organizations) in Israel,
- ☐ The control of the corporation was NOT located in Israel,
- ☐ The management of the corporation was NOT located in Israel,
- ☐ The corporation did NOT have a permanent establishment in Israel, and
- ☐ No Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25% or more of any "means of control" in the corporation as specified below:
  - The right to participate in profits;
  - The right to appoint a director;
  - The right to vote;
  - The right to share in the assets of the corporation at the time of its liquidation; and
  - The right to direct the manner of exercising one of the rights specified above.

B.2 ☐ During the Relevant Period the corporation filed tax returns (if required under applicable law) and paid taxes in the country of its residency (as provided in Item 4 of Part I).

C. To be completed by Partnerships. I hereby declare that: (if correct, mark X in the following box)

C.1 ☐ At all times commencing from four years prior to the date of the purchase of its Shares or grant of its Options until the day of this declaration ("Relevant Period"), the partnership has not been a "resident of Israel" as defined in Section 1 of the Israeli Income Tax Ordinance (as defined below), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):

- ☐ The partnership is NOT registered with the Registrar of Partnerships in Israel,
- ☐ The control of the partnership is NOT located in Israel,
- ☐ The management of the partnership is NOT located in Israel,
- ☐ The partnership does NOT have a permanent establishment in Israel,
- ☐ NO Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership, and

SCHEDULE A

Definitions for Declaration of Status For Israeli Income Tax Purposes

“Resident of Israel for Israeli Tax Purposes”

Section 1 of the Israeli Income Tax Ordinance [New Version], 1961 (“Israeli Income Tax Ordinance”) defines a “resident of Israel” or a “resident” as follows:

(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provision will apply:

(1)	in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including:

(a)	place of permanent home;

(b)	place of residential dwelling of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and substantial economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2)	the center of vital interests of an individual will be presumed to be in Israel if:

(a)	the individual was present in Israel for 183 days or more in the tax year; or

(b)	the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more;

(c)	for the purposes of this provision, “day” includes a part of a day.

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.

(B)	with respect to a body of persons – a body of persons which meets one of the following:

(1)	it was incorporated in Israel;

(2)	the control and management of its business are exercised in Israel...”